Exhibit 10.1

Execution Version

BORROWING BASE REDETERMINATION AGREEMENT
AND SEVENTH AMENDMENT TO CREDIT AGREEMENT

This BORROWING BASE REDETERMINATION AGREEMENT AND SEVENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of December 9, 2022, is by and among Amplify Energy Operating LLC, a Delaware limited liability company (the “Borrower”), Amplify Acquisitionco LLC, a Delaware limited liability company (the “Parent”), each of the other undersigned guarantors (together with the Borrower, and the Parent, collectively, the “Loan Parties”), each of the Lenders that is a signatory hereto and KEYBANK NATIONAL ASSOCIATION (“KeyBank”), as administrative agent for the Lenders (in such capacity, together with its successors, the “Administrative Agent”).

Recitals

A.            The Borrower, the Parent (as successor by conversion to Amplify Acquisitionco Inc.), Bank of Montreal, as the initial administrative agent and predecessor to KeyBank, as Administrative Agent, thereunder, and certain Lenders from time to time parties thereto, entered into that certain Credit Agreement dated as of November 2, 2018 (as amended by that certain First Amendment to Credit Agreement dated as of May 5, 2019, that certain Second Amendment to Credit Agreement dated as of July 16, 2019, that certain Borrowing Base Redetermination Agreement and Third Amendment to Credit Agreement dated as of June 12, 2020, that certain Borrowing Base Redetermination Agreement and Fourth Amendment to Credit Agreement dated as of November 17, 2020, that certain Borrowing Base Redetermination Agreement and Fifth Amendment to Credit Agreement dated as of November 10, 2021, and that certain Borrowing Base Redetermination Agreement and Sixth Amendment to Credit Agreement dated as of June 20, 2022, and as further amended, restated, amended and restated, modified or otherwise supplemented from time to time prior to the date hereof, the “Credit Agreement”), pursuant to which the Lenders have, subject to the terms and conditions set forth therein, made certain credit available to and on behalf of the Borrower.

B.            The Borrower has provided the necessary Engineering Report in order for the Administrative Agent and the Lenders to complete the fall 2022 Scheduled Determination of the Borrowing Base and, after reviewing such Engineering Report, the Administrative Agent and the Lenders have recommended (i) reducing the Borrowing Base to $215,000,000, (ii) reducing the Aggregate Commitments to $215,000,000, and (iii) implementing an automatic monthly reduction in the Borrowing Base and the Aggregate Commitments commencing December 31, 2022.

C.            The Borrower, the Parent, the Administrative Agent and the Lenders party hereto desire to enter into this Amendment, to among other things, make certain amendments to the Credit Agreement.

D.            NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.           Defined Terms. Each capitalized term that is defined in the Credit Agreement, but that is not defined in this Amendment, shall have the meaning ascribed such term in the Credit Agreement, as modified hereby. Unless otherwise indicated, all section and exhibit references in this Amendment refer to the respective sections and exhibits in the Credit Agreement.

Section 2.           Redetermination of the Borrowing Base; Reduction of Aggregate Commitments; Automatic Monthly Borrowing Base Reduction.

(a)            In accordance with Section 2.05(b)(i) of the Credit Agreement, on and as of the Effective Date (defined below) the Borrowing Base shall be reduced to $215,000,000, provided that on and as of December 31, 2022, and on the last day of each calendar month thereafter (each date, a “Borrowing Base Reduction Date”), the Borrowing Base then in effect shall automatically reduce by $5,000,000 per month. The Borrowing Base, as reduced on the Effective Date and as thereafter further reduced on each Borrowing Base Reduction Date pursuant to the foregoing sentence, shall remain in effect until otherwise redetermined or adjusted in accordance with the provisions of the Credit Agreement.

(b)            Both the Borrower, on the one hand, and the Administrative Agent and the Lenders party hereto, on the other hand, agree that the foregoing redetermination of the Borrowing Base pursuant to Section 2(a) above shall constitute the regularly scheduled fall 2022 Scheduled Determination of the Borrowing Base and shall not constitute a Special Determination.

(c)            In accordance with Section 2.07(b) of the Credit Agreement, on the Effective Date and upon each automatic monthly reduction of the Borrowing Base pursuant to Section 2(a) above, the Aggregate Commitments shall be automatically and permanently reduced (subject to any increases of the Aggregate Commitments in accordance with Section 2.04 of the Credit Agreement) ratably among the Lenders in accordance with each Lender’s Commitment contemporaneously with each such reduction in the Borrowing Base such that the Aggregate Commitments equal the Borrowing Base as reduced.

(d)            Notwithstanding anything to the contrary in Section 2.06(b) of the Credit Agreement, the Borrower hereby covenants and agrees to eliminate any Borrowing Base Deficiency that results from a decrease in the Borrowing Base pursuant to Section 2(a) of this Amendment on the applicable Borrowing Base Reduction Date on which such Borrowing Base Deficiency occurred, by prepaying on such Borrowing Base Reduction Date the Loans in an aggregate principal amount equal to such Borrowing Base Deficiency, together with interest on the principal amount paid accrued to the date of such prepayment and any funding indemnification amounts required by Section 3.05 of the Credit Agreement (as amended hereby). For the avoidance of doubt, Section 2.06(b)(ii) of the Credit Agreement shall not apply or be available to cure a Borrowing Base Deficiency that results from a decrease in the Borrowing Base pursuant to Section 2(a) above.

Section 3.           Amendments to Credit Agreement.

3.1           On the Effective Date, the body of the Credit Agreement is hereby amended by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and by inserting the double-underlined text (indicated textually in the same manner as the following example: inserted text) as set forth in the Credit Agreement attached as Exhibit A hereto.

3.2           Notwithstanding the implementation of the amendments to the Credit Agreement pursuant hereto, the parties hereto acknowledge and agree that: (a) any Committed Borrowings of Eurodollar Rate Loans (as defined in the Credit Agreement prior to the effectiveness of this Amendment) outstanding immediately prior to the Effective Date shall remain outstanding as Committed Borrowings of Eurodollar Rate Loans bearing interest at the same Eurodollar Rate (as defined in the Credit Agreement prior to the effectiveness of this Amendment) applicable thereto immediately prior to the Effective Date until the expiration of the interest period applicable thereto, and the related provisions of the Credit Agreement prior to the effectiveness of this Amendment shall continue in effect solely with respect to such Committed Borrowings of Eurodollar Rate Loans until such time for the limited purposes set forth in this Section 3.2, (b) if any such Committed Borrowings of Eurodollar Rate Loans remain outstanding upon the expiration of the interest period applicable thereto, then such Committed Borrowings of Eurodollar Rate Loans shall be converted, at the election of the Borrower, into Committed Borrowings consisting of Base Rate Loans, Term SOFR Loans or Daily Simple SOFR Loans (provided, that if no election as to the Type of Borrowing is specified, the Borrower shall be deemed to have requested a Base Rate Loan), and (c) no such Eurodollar Rate Loans may be continued as (and no other Loans may be converted into) Eurodollar Rate Loans pursuant to Section 2.02 of the Credit Agreement after the Effective Date, and no new Eurodollar Rate Loans may be requested by the Borrower (and no Lender shall advance any new Eurodollar Rate Loans), after the Effective Date.

Section 4.            Effectiveness. This Amendment shall become effective on the date (the “Effective Date”) on which each of the following conditions is satisfied:

4.1           The Administrative Agent shall have received counterparts of this Amendment from the Parent, the other Loan Parties and each Lender.

4.2           The Administrative Agent shall have received a certificate executed by a Responsible Officer of each Loan Party dated as of the Effective Date, on which the Administrative Agent and the Lenders may conclusively rely until the Administrative Agent receives notice in writing from the Parent, the Borrower or each other Loan Party to the contrary, certifying that attached to each such certificate is a true and complete copy of resolutions duly adopted by the board of directors (or other governing body) of such Person, as applicable, authorizing the execution, delivery and performance of this Amendment.

4.3           The Administrative Agent shall have received, on behalf of itself and the Lenders, customary written opinions of Kirkland & Ellis, LLP, counsel for the Loan Parties (or such other counsel selected by the Borrower and reasonably acceptable to the Administrative Agent), in form and substance satisfactory to the Administrative Agent, covering such matters relating to the Loan Parties and this Amendment as the Administrative Agent shall reasonably request.

4.4           The Administrative Agent shall have received the monthly certificate of a Responsible Officer specified in Section 6.19(ii) of the Credit Agreement concerning the Borrower’s required minimum hedging for the calendar month ending November 30, 2022, demonstrating or otherwise confirming the Borrower’s compliance with Section 6.19(ii) of the Credit Agreement as of the end of such calendar month.

4.5           Each of the Parent, the Borrower and each other Loan Party shall have confirmed and acknowledged to the Administrative Agent and the Lenders, and by its execution and delivery of this Amendment, each of the Parent, the Borrower and each other Loan Party does hereby confirm and acknowledge to the Administrative Agent and the Lenders, that (a) the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate or limited liability company action, as applicable, on the part of the Parent, the Borrower and each other Loan Party, (b) the Credit Agreement and each other Loan Document to which it is a party constitute valid and legally binding agreements enforceable against each of the Parent, the Borrower and each other Loan Party in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity, and (c) the representations and warranties by each of the Parent, the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document to which such entity is a party are true and correct on and as of the Effective Date in all material respects (or if such representation or warranty is qualified by or subject to a “materiality”, “material adverse effect”, “material adverse change” or any similar term or qualification, such representation or warranty shall be true and correct in all respects) as though made on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case was true and correct, in all material respects (or if such representation or warranty is qualified by or subject to a “materiality”, “material adverse effect”, “material adverse change” or any similar term or qualification, such representation or warranty shall continue to be true and correct in all respects) as of such earlier date, and (d) no Default or Event of Default exists under the Credit Agreement or any of the other Loan Documents.

Section 5.            Post-Closing. The Borrower shall have delivered to the Administrative Agent not later than sixty (60) days after the Effective Date (or such later date as the Administrative Agent shall agree in its reasonable discretion): (a) duly authorized and executed amendments to certain of the existing mortgages, in form and substance reasonably acceptable to the Administrative Agent (in a sufficient number of counterparts to permit the recording or filing thereof in each applicable jurisdiction), extending the maturity date set forth in such existing mortgages to May 31, 2024, and (b) duly authorized and executed Mortgages, in form and substance reasonably acceptable to the Administrative Agent sufficient to grant, evidence and perfect first-priority Liens covering at and at least 90% of the PV9 Value of the Proved Reserves and at least 90% of the PV9 Value of the Proved Developed Producing Reserves attributable to the Engineered Oil and Gas Properties included in the Borrower’s most recent Engineering Report provided to the Administrative Agent and the Lenders pursuant to the terms and conditions of Section 6.12(b) of the Credit Agreement, and any opinions or related financing statements and such other matters as the Administrative Agent shall reasonably request.

Section 6.            Fees. Concurrently with the effectiveness of this Amendment, the Borrower shall pay (i) to the Administrative Agent for the account of each Lender an extension fee equal to thirty-five (35) basis points on each such Lender’s Applicable Percentage of the Borrowing Base as redetermined by this Amendment and (ii) any and all other fees then due and payable pursuant to any fee letter in connection with this Amendment.

Section 7.            Waiver. The Administrative Agent and each Lender hereby waives any breach (if any) of the Credit Agreement or any other Loan Document arising directly or indirectly from the Borrower’s failure to deliver any required minimum hedging certificate pursuant to Section 6.19(ii) of the Credit Agreement for any calendar month ending prior to November 30, 2022.

Section 8.            Miscellaneous.

8.1           Confirmation and Effect and No Waiver. The provisions of the Credit Agreement (as modified by this Amendment) shall remain in full force and effect in accordance with its terms following the effectiveness of this Amendment. Each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Credit Agreement as modified hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as modified hereby. This Amendment is a Loan Document for all purposes under the Loan Documents. Except as expressly set forth in Section 7, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any default of the Public Parent, the Parent, the Borrower or any other Loan Party or any right, power or remedy of the Administrative Agent or the Lenders under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. This Amendment shall serve as a modification to the Credit Agreement, but shall not extinguish or novate the Loans or any other Obligation under the Credit Agreement.

8.2           Ratification and Affirmation of Loan Parties. Each of the Loan Parties hereby expressly (a) acknowledges the terms of this Amendment, (b) ratifies and affirms all of their respective Obligations and each of their other obligations under the Credit Agreement and the other Loan Documents to which it is a party, as modified hereby, (c) acknowledges, renews and extends its continued liability under the Credit Agreement and the other Loan Documents to which it is a party, as modified hereby, (d) ratifies and affirms all Liens granted by it pursuant to the Loan Documents to secure the Secured Obligations (except to the extent that such Liens have been released in accordance with the Loan Documents) and affirms that after giving effect to this Amendment, the terms of the Security Instruments secure, and will continue to secure, all Secured Obligations thereunder, and (e) agrees that its guarantee under the Guaranty, if applicable, and the other Loan Documents to which it is a party, as modified hereby, remains in full force and effect with respect to the Obligations.

8.3           Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic (e.g., pdf) transmission shall be effective as delivery of a manually executed original counterpart hereof.

8.4           No Oral Agreement. This written Agreement, the Credit Agreement and the other Loan Documents executed in connection herewith and therewith represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

8.5           Governing Law. This Amendment (including, but not limited to, the validity and enforceability hereof) shall be governed by, and construed in accordance with, the laws of the State of New York.

8.6           Payment of Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for fees and expenses in connection with this Amendment pursuant to the terms and conditions of Section 10.04 of the Credit Agreement.

8.7           Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.8           Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns as permitted under Section 10.06 of the Credit Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of the date first written above.

BORROWER:	AMPLIFY ENERGY OPERATING LLC,
a Delaware limited liability company, as the Borrower

	By:	/s/ Jason McGlynn
	Name:	Jason McGlynn
	Title:	Senior Vice President and Chief Financial Officer

PARENT:	AMPLIFY ACQUISITIONCO LLC,
a Delaware limited liability company, as the Parent

	By:	/s/ Jason McGlynn
	Name:	Jason McGlynn
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Seventh Amendment to Credit Agreement

Amplify Energy Operating LLC]

GUARANTORS:	AMPLIFY ENERGY SERVICES LLC,
a Delaware limited liability company

	By:	/s/ Jason McGlynn
	Name:	Jason McGlynn
	Title:	Senior Vice President and Chief Financial Officer

BETA OPERATING COMPANY, LLC,
a Delaware limited liability company

	By:	/s/ Jason McGlynn
	Name:	Jason McGlynn
	Title:	Senior Vice President and Chief Financial Officer

SAN PEDRO BAY PIPELINE COMPANY,
a California corporation

	By:	/s/ Jason McGlynn
	Name:	Jason McGlynn
	Title:	Senior Vice President and Chief Financial Officer

AMPLIFY OKLAHOMA OPERATING LLC,
a Delaware limited liability company

	By:	/s/ Jason McGlynn
	Name:	Jason McGlynn
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Seventh Amendment to Credit Agreement

Amplify Energy Operating LLC]

ADMINISTRATIVE AGENT AND LENDER:	KEYBANK NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

	By:	/s/ David M. Bornstein
	Name:	David M. Bornstein
	Title:	Senior Vice President

[Signature Page to Seventh Amendment to Credit Agreement

Amplify Energy Operating LLC]

LENDER:	BANK OF MONTREAL, as a Lender

	By:	/s/ Radhika Kapur
	Name:	Radhika Kapur
	Title:	Vice President

[Signature Page to Seventh Amendment to Credit Agreement

Amplify Energy Operating LLC]

LENDER:	BANK OF AMERICA, N.A., as a Lender

	By:	/s/ Christopher Baethge
	Name:	Christopher Baethge
	Title:	Vice President

[Signature Page to Seventh Amendment to Credit Agreement

Amplify Energy Operating LLC]

LENDER:	CITIBANK, N.A., as a Lender

	By:	/s/ Cliff Vaz
	Name:	Cliff Vaz
	Title:	Vice President

[Signature Page to Seventh Amendment to Credit Agreement

Amplify Energy Operating LLC]

LENDER:	DNB CAPITAL LLC, as a Lender

	By:	/s/ Kevin Utsey
	Name:	Kevin Utsey
	Title:	Senior Vice President

By:	/s/ Scott Joyce
Name:	Scott Joyce
Title:	Senior Vice President

[Signature Page to Seventh Amendment to Credit Agreement

Amplify Energy Operating LLC]

LENDER:	REGIONS BANK, as a Lender

	By:	/s/ J. Patrick Carrigan
	Name:	J. Patrick Carrigan
	Title:	Senior Vice President

[Signature Page to Seventh Amendment to Credit Agreement

Amplify Energy Operating LLC]

LENDER:	U.S. BANK NATIONAL ASSOCIATION, as a Lender

	By:	/s/ John C. Lozano
	Name:	John C. Lozano
	Title:	Senior Vice President

[Signature Page to Seventh Amendment to Credit Agreement

Amplify Energy Operating LLC]

LENDER:	TRUIST BANK, as a Lender

	By:	/s/ William S Krueger
	Name:	William S Krueger
	Title:	Senior Vice President

[Signature Page to Seventh Amendment to Credit Agreement

Amplify Energy Operating LLC]

LENDER:	CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Lender

	By:	/s/ Kevin A. James
	Name:	Kevin A. James
	Title:	Authorized Signatory

	By:	/s/ Donovan C. Broussard
	Name:	Donovan C. Broussard
	Title:	Authorized Signatory

LENDER:	OCM ENGY Holdings, LLC, as a Lender

	By:	Oaktree Fund GP, LLC
	Its:	Manager

	By:	Oaktree Fund GP I, L.P.
	Its:	Managing Member

	By:	/s/ Allen Li
	Name:	Allen Li
	Title:	Authorized Signatory

	By:	/s/ Jared Parker
	Name:	Jared Parker
	Title:	Authorized Signatory

LENDER:	UBS AG, STAMFORD BRANCH, as a Lender

	By:	/s/ Danielle Calo
	Name:	Danielle Calo
	Title:	Associate Director

	By:	/s/ Houssem Daly
	Name:	Houssem Daly
	Title:	Director

LENDER:	GOLDMAN SACHS BANK USA, as a Lender

	By:	/s/ Andrew Vernon
	Name:	Andrew Vernon
	Title:	Authorized Signatory

EXHIBIT A

(see attached)

Exhibit A
to Borrowing Base Redetermination Agreement
and Seventh Amendment to Credit Agreement

CREDIT AGREEMENT

Dated as of November 2, 2018

among

AMPLIFY ENERGY OPERATING LLC
as the Borrower,

AMPLIFY ACQUISITIONCO INC.,
as Parent

BANK OF MONTREAL,
as Administrative Agent

and

an L/C Issuer,

BANK OF AMERICA, N.A. and CITIBANK, N.A.,
as Co-Syndication Agents

REGIONS BANK and U.S. BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

and

The Other Lenders Party Hereto

BMO CAPITAL MARKETS CORP.,
MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED,
CITIBANK N.A.
REGIONS CAPITAL MARKETS, a division of Regions Bank
U.S. BANK, NATIONAL ASSOCIATION,
as Joint Lead Arrangers

and

BMO CAPITAL MARKETS CORP.,
as Sole Bookrunner

i

(cont’d)

(cont’d)

(cont’d)

(cont’d)

v

(cont’d)

Schedules and Exhibits

Schedule 2.01	Commitments and Applicable Percentages
Schedule 5.03	Governmental Authorizations
Schedule 5.06	Litigation
Schedule 5.09	Environmental Matters
Schedule 5.13	Subsidiaries, Other Equity Investments and Loan Party Information
Schedule 5.22	Sale of Production
Schedule 7.01	Existing Liens
Schedule 7.02	Existing Investments
Schedule 7.03	Existing Indebtedness
Schedule 10.02	Administrative Agent’s Office; Certain Addresses for Notices

Exhibit A	Form of Committed Loan Notice
Exhibit B	Form of Prepayment Notice
Exhibit C	Form of Note
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of Solvency Certificate
Exhibit G	Form of Guaranty
Exhibit H	Form of Mortgage
Exhibit I	Form of Security Agreement
Exhibit J	Form of Junior Lien Intercreditor Agreement
Exhibit K	Form of Public Parent Pledge Agreement
Exhibit L	Form of Commitment Increase Agreement
Exhibit M	Form of Additional Lender Agreement
Exhibit N	Form of Intermediate Parent Pledge Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of November 2, 2018 among AMPLIFY ENERGY OPERATING LLC, a Delaware limited liability company (the “Borrower”), AMPLIFY ACQUISITIONCO INC., as Delaware corporation (the “Parent”), each LENDER from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and BANK OF MONTREAL, as Administrative Agent and an L/C Issuer.

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower, as borrower, and Parent have heretofore entered into that certain Amended and Restated Credit Agreement dated as of May 4, 2017, with Wells Fargo Bank, N.A., as administrative agent, and the other banks and financial institutions party thereto, pursuant to which the Borrower incurred certain Indebtedness as loans or reimbursement obligations in respect of letters of credit issued for its benefit or the benefit of one or more of its Subsidiaries;

WHEREAS, the Borrower has requested that (i) on the Closing Date, the Lenders provide Committed Loans to the Borrower (but subject to compliance with Section 4.01(k) regarding the minimum remaining Available Commitment) and (ii) at any time and from time to time after the Closing Date, the Lenders provide Committed Loans to the Borrower subject to the Available Commitment, and the Borrower has requested that each L/C Issuer issue Letters of Credit (subject to the Available Commitment) at any time and from time to time prior to the Letter of Credit Expiration Date (including on the Closing Date to back stop and/or replace any existing letter of credit, in an aggregate stated amount at any time outstanding not in excess of $50,000,000;

WHEREAS, on the Closing Date, the proceeds of the Committed Loans will be used by the Borrower to refinance the Indebtedness under the Existing Credit Agreement and following the Closing Date, the proceeds of the Committed Loans will be used by the Borrower for the acquisition, development and exploration of Oil and Gas Properties and for working capital and other general corporate purposes of the Borrower and the other Loan Parties and Restricted Subsidiaries and to make Investments and Restricted Payments (in each case, to the extent permitted under this Agreement), and the Letters of Credit will be used by the Borrower and the other Loan Parties and Restricted Subsidiaries for general corporate purposes, including to secure any surety and bonding requirements and to support deposits required under purchase agreements pursuant to which the Borrower and the other Loan Parties and Restricted Subsidiaries may acquire Oil and Gas Properties and other assets;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01     Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted Daily Simple SOFR” means with respect to a Daily Simple SOFR Loan, the greater of (1) the sum of (a) Daily Simple SOFR and (b) the applicable SOFR Index Adjustment and (2) the Floor.

“Adjusted Term SOFR” means for any Available Tenor and Interest Period with respect to a SOFR Rate Loan, the greater of (1) sum of (a) Term SOFR for such Interest Period and (b) the applicable SOFR Index Adjustment and (2) the Floor.

“Administrative Agent” means Bank of Montreal in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Fee Letter” means that certain Administrative Agent Fee Letter, dated as of October 12, 2018, among the Administrative Agent and the Borrower.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders. As of the ~~Closing~~Seventh Amendment Effective Date, the amount of the Aggregate Commitments is $~~425,000,000~~215,000,000.

“Aggregate Exposure” means, with respect to any Lender, at any time, the sum of (a) the aggregate Outstanding Amount of the Committed Loans of such Lender plus (b) such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations.

“Agreement” means this Credit Agreement, as the same may be further amended from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent, the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Committed Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means,

Prior to the Beta Properties Recommencement Date, the applicable percentage per annum set forth below, based upon the Borrowing Base Utilization Ratio at such date:

	Applicable Rate*
Borrowing Base Utilization Ratio	Base Rate	SOFR Rate + Letters of Credit	Commitment Fee
> 90%	3.750%	4.750%	.500%
> 75% and ≤ 90%	3.500%	4.500%	.500%
> 50% and ≤ 75%	3.250%	4.250%	.500%
> 25% and ≤ 50%	3.000%	4.000%	.500%
≤ 25%	2.750%	3.7500%	.500%

~~“Applicable Rate” means, at any date~~After the Beta Properties Recommencement Date, the applicable percentage per annum set forth below, based upon the Borrowing Base Utilization Ratio at such date:

	Applicable Rate*
Borrowing Base Utilization Ratio	Base Rate	~~Eurodollar~~SOFR Rate + Letters of Credit	Commitment Fee
> 90%	~~2.500~~3.000%	~~3.500~~4.000%	0.500%
> 75% and ≤ 90%	~~2.250~~2.725%	~~3.250~~3.725%	0.500%
> 50% and ≤ 75%	~~2.000~~2.500%	~~3.000~~3.500%	0.500%
> 25% and ≤ 50%	~~1.725~~2.250%	~~2.725~~3.250%	0.500%
≤ 25%	~~1.500~~2.000%	~~2.500~~3.000%	0.500%

Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, however, that if at any time the Parent or the Borrower fails to deliver an Engineering Report pursuant to Section 6.01(e) or (f) and such failure continues for more than 30 days from the date when such Engineering Report is due, then the “Applicable Rate” and the “Commitment Fee” means the rate per annum set forth on the applicable grid when the applicable Borrowing Base Utilization Ratio is at its highest level; provided further that the Applicable Rate and Commitment Fee shall revert to the previous Applicable Rate and Commitment Fee upon the delivery by the Parent or the Borrower of such Engineering Report.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender, (b) any other Person that has a long term senior unsecured debt rating of BBB+/Baa1 by S&P or Moody’s (or their equivalent) or higher at the time the relevant Hedge Transaction is entered into (including, for the sake of clarity, any other Person the obligations of which under Hedge Transactions with Loan Parties are guaranteed by a credit support provider that has a long term senior unsecured debt rating of BBB+/Baa1 by S&P or Moody’s (or their equivalent) or higher at the time such Hedge Transaction is entered into) or (c) any other Person that is a Lender Counterparty under the second prong of the definition thereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) DeGolyer and MacNaughton, (b) Netherland, Sewell & Associates, Inc., (c) Ryder Scott Company, L.P., and (d) at the Borrower’s option, any other independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Arranger” means each of BMO Capital Markets Corp., Merrill Lynch, Pierce, Fenner & Smith, Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the Closing Date), Citibank N.A., Regions Capital Markets, a division of Regions Bank, and U.S. Bank, National Association, in the capacity of joint lead arranger in respect of this Agreement.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(c)(iii).

“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(c)(iv).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.07 and (c) the date of termination of the commitment of each Lender to make Committed Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Available Commitment” means, at any time of determination, the remainder of (a) the Facility Limit at such time minus (b) the Total Outstandings.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, ~~as applicable,~~ (x) if ~~the then-current~~such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an ~~Interest Period~~interest period pursuant to this Agreement, or (y) otherwise, any payment period for interest calculated with reference to such Benchmark~~, as applicable, pursuant to this Agreement as of such date.~~ (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation, rule or requirement applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, or any similar federal or state law for the relief of debtors.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate in effect on such day plus ~~1/2 of 1.00~~0.50%, (ii) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” ~~and (iii) the Eurodollar Rate~~, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit, and (iii) Adjusted Term SOFR for a one month ~~Interest Period~~tenor in effect on such day (~~after giving effect to clause (ii) of the final paragraph of the definition thereof) plus 1.00% per annum; provided that if at any time the Base Rate shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.~~or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Base Rate due to a change in the prime rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the prime rate, the Federal Funds Rate or Adjusted Term SOFR, respectively.

“Base Rate Loan” means a Committed Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, ~~LIBOR~~with respect to (a) any Daily Simple SOFR Loan, Daily Simple SOFR, and (b) any Term SOFR Loan, Term SOFR; provided that if a ~~replacement for the~~ Benchmark Transition Event has occurred ~~pursuant to Section 3.03~~with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate~~. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof~~ pursuant to Section 3.03(b).

~~“Benchmark Replacement” means, for any Available Tenor:~~

~~(1)            for purposes of clause (b) of Section 3.03, the first alternative set forth below that can be determined by the Administrative Agent:~~

~~(a)            the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration; provided, that, if the Borrower has provided a notification to the Administrative Agent in writing on or prior to the date on which the Benchmark Replacement will become effective that the Borrower has a Hedge Transaction in place with respect to any of the Loans as of the date of such notice (which such notification the Administrative Agent shall be entitled to rely upon and shall have no duty or obligation to ascertain the correctness or completeness of), then the Administrative Agent, in its sole discretion, may decide not to determine the Benchmark Replacement pursuant to this clause (1)(a) for such Benchmark Transition Event or Early Opt-in Election, as applicable; or~~

~~(b)            the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment for an Available Tenor of one-month’s duration (0.11448% (11.448 basis points));~~

~~provided, however, that if an Early Opt-in Election has been made, the Benchmark Replacement will be the benchmark selected in connection with such Early Opt-in Election; and~~

~~(2)            for purposes of clause (c) Section 3.03~~“Benchmark Replacement” means, with respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (~~a~~i) the alternate benchmark rate ~~and (b) an adjustment (which may be a positive or negative value, or zero), in each case,~~ that has been selected ~~pursuant to this clause (2)~~ by the Administrative Agent and the Borrower as the replacement for such ~~Available Tenor of such~~ Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention~~, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities~~ for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in U.S. Dollars at such time and (ii) the related Benchmark Replacement Adjustment, if any;

provided that, if ~~the~~such Benchmark Replacement as so determined ~~pursuant to clause (1) or (2) above~~ would be less than the Floor, ~~the~~such Benchmark Replacement will be deemed to be the Floor for ~~all~~the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement ~~Conforming Changes~~Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement~~,~~ for any ~~technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day ,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).~~applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), if any, that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

~~“Benchmark Transition Event” means, with respect to any then-current Benchmark (other than LIBOR), the occurrence of~~ (b) a public statement or publication of information by ~~or on behalf of the administrator of the then-current Benchmark,~~ the regulatory supervisor for the administrator of such Benchmark~~, the~~ (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark~~, announcing or stating that (a) such~~ (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease ~~on a specified date~~ to provide all Available Tenors of such Benchmark~~,~~ (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark ~~or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.~~(or such component thereof); or

(c)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(a) and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Beta Decommissioning Trust” means that certain Supplemental Bond for Decommissioning Liabilities Trust Agreement (as the same has been amended or supplemented from time to time), dated as of March 1, 2007 among U.S. Bank National Association, as trustee, Rise Energy Beta, LLC, SP Beta Properties, LLC, and Beta Operating Company, LLC, as successor in interest to Pacific Energy Resources LTD., as settlor and Minerals Management Service of the United States Department of Interior, as beneficiary.

“Beta Properties” means the Oil and Gas Properties comprising the three Pacific Outer Continental Shelf lease blocks (P-0300, P-0301 and P-0306), referred to as the Beta Unit, in the Beta Field located in federal waters approximately 11 miles offshore the Port of Long Beach, California.

“Beta Properties Recommencement Date” means, the date on which both Beta Operating Company, LLC and San Pedro Bay Pipeline Company, have received all necessary permits and approvals from each applicable Governmental Authority, and have completed all required testing, in order to recommence, and have in fact recommenced and reasonably expect to continue on an ongoing basis, commercial production of Hydrocarbons from the Beta Properties, which date shall be certified by the Borrower in a written notice delivered to the Administrative Agent.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing Base” means, on any date, either the amount provided for in Section 2.05(a) or the amount determined in accordance with the provisions of Section 2.05(b), as the same may be reduced from time to time pursuant to Sections 2.05(c) and (d).

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which the Total Outstandings on such date exceeds the Borrowing Base in effect on such date.

“Borrowing Base Reduction Date” shall have the meaning assigned to such term in the Seventh Amendment.

“Borrowing Base Utilization Ratio” means at any time the ratio (expressed as a percentage) determined by taking the Total Outstandings and dividing by the Borrowing Base.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Houston, Texas and Chicago, Illinois, and, if such day relates to any ~~Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market~~SOFR Rate Loan, a SOFR Business Day.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as a lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided that leases that are recharacterized as Capital Leases due to a change in GAAP after the Closing Date shall not be treated as Capital Leases for any purposes under this Agreement but shall instead be treated as they would have been in accordance with GAAP as in effect on the Closing Date.

“Cash Collateral” has the meaning specified in Section 2.03(h).

“Cash Collateralize” has the meaning specified in Section 2.03(h).

“Cash Equivalents” means, at any date of determination, any of the following types of Investments:

(a)            readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any state, territory or commonwealth of the United States or any political subsidizations of any such state, territory of commonwealth of the United States, including any agency or instrumentality thereof, in each case, having maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof; provided, further, that, for the avoidance of doubt, treasury securities issued by the United States shall be deemed to be Cash Equivalents for purposes of this clause (a);

(b)            time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (A) is a Lender or (B)(i) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000;

(c)            commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 12 months from the date of acquisition thereof;

(d)            Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, that are administered by financial institutions that have the highest rating assigned at that time from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e)            readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of 24 months or less from the date of acquisition;

(f)            repurchase obligations for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (b) above; and

(g)            investment funds investing at least 90.0% of their assets in funds or securities of the types described in clauses (a) through (f) above.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Engineered Oil and Gas Property of the Borrower or any other Loan Party or Restricted Subsidiary.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty; (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority or quasi-Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, orders, regulations and directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, orders, regulations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) (1) any Person (other than any Permitted Holder), or Persons (other than one or more of the Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that such Person or group shall be deemed to have “beneficial ownership” of all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 35% of the Equity Interests of the Public Parent entitled to vote for members of the board of directors or equivalent governing body of the Public Parent, on a fully-diluted basis (and taking into account all such securities that such “Person” or “group” has the right to acquire pursuant to any option right); provided that the transactions contemplated by the Merger Agreement shall not constitute a Change of Control pursuant to this clause (a); or

(b)            during any period of 12 consecutive months, a majority of the seats (other than vacant seats) on (i) the Board of Directors of the Parent are occupied by individuals who were neither (A) nominated, appointed or approved by the Board of Directors of the Parent nor (B) appointed by directors so nominated, appointed or approved or (ii) the Board of Directors of the Public Parent are occupied by individuals who were neither (A) nominated, appointed or approved by the Board of Directors of the Public Parent nor (B) appointed by directors so nominated, appointed or approved; or

(c)            the Public Parent shall at any time cease to own, directly or indirectly, 100% of the Equity Interests of the Parent; or

(d)            the Parent shall at any time cease to own 100% of the Equity Interests of the Borrower; or

(e)            the Borrower or another Loan Party ceases to own 100% of the Equity Interests of each Guarantor (other than the Parent); or

(f)            a “change in control” (as such term or other similar term is defined in any indenture or other agreement evidencing any Junior Lien Debt or unsecured Indebtedness incurred by the Parent or the Borrower in accordance with Section 7.03(l)) shall have occurred.

“Closing Date” means November 2, 2018.

“CME” means CME Group Benchmark Administration Ltd.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Security Instruments and all of the other property that is or is intended under the terms of the Security Instruments to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” means has the meaning specified in Section 2.10(a).

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of ~~Eurodollar Rate~~Term SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.02.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of ~~Eurodollar Rate Loans,~~a Term SOFR Loan pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Account” has the meaning assigned to such term in the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Conforming Changes” means, with respect to either the use or administration of Daily Simple SOFR or Term SOFR, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “SOFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc., of such Person and its properly consolidated subsidiaries.

“Consolidated EBITDAX” means, with respect to the Parent and the Consolidated Restricted Subsidiaries, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) interest expense (including realized and unrealized losses on interest rate derivative contracts); (b) income tax expense; (c) depreciation, depletion and amortization expense; (d) impairment of goodwill and long-lived assets (including Oil and Gas Properties); (e) accretion of asset retirement obligations; (f) unrealized losses on commodity derivative contracts; (g) realized losses upon the early termination or other monetization of commodity derivative contracts; (h) losses on sale of assets; (i) noncash stock-based compensation expenses; (j) exploration costs; (k) fees and expenses expensed and paid in cash in connection with any registered offering of Equity Interests in the Parent; and (l) one time transaction costs, fees and expenses paid or accrued in connection with debt financings, capital-raising transactions, acquisitions, investments, divestitures and other non-recurring corporate transactions, whether or not consummated, in an aggregate amount for this clause (l) not to exceed $20,000,000 during any period of four consecutive fiscal quarters; provided that clauses (a) through (j) shall exclude noncash items to the extent they represent an accrual of or reserve for cash expenditures in any future period; minus, without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of interest income (including realized and unrealized gains on interest rate derivative contracts); income tax benefit; unrealized gains on commodity derivative contracts; realized gains upon the early termination or other monetization of commodity derivative contracts; and gains on sales of assets. For the purposes of calculating Consolidated EBITDAX for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the financial covenants contained in Section 7.11, (x) if during such Reference Period, the Parent or any Consolidated Restricted Subsidiary shall have made a Material Disposition or Material Acquisition, the Consolidated EBITDAX for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or (if elected by the Parent or the Borrower) such Material Acquisition, as applicable, occurred on the first day of such Reference Period and (y) notwithstanding the occurrence of a Hedge Liquidation in respect of any Hedge Transaction, the Consolidated EBITDAX for such Reference Period shall be calculated giving pro forma effect to any gain (or loss) that would be attributable during such Reference Period to the applicable Hedge Transaction in the event such Hedge Liquidation had not been consummated prior to the scheduled maturity of such Hedge Transaction. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that involves (x) the payment of consideration by the Parent and the Consolidated Restricted Subsidiaries or (y) the acquisition by the Parent and the Consolidated Restricted Subsidiaries of such property with a fair market value, in each case, in excess of (1) $20,000,000 in the aggregate during a fiscal quarter or (2) $20,000,000 for any single acquisition or series of related acquisitions of Property; and “Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to the Parent or any of the Consolidated Restricted Subsidiaries in excess of (1) $20,000,000 in the aggregate during a fiscal quarter or (2) $20,000,000 for any single disposition or series of related dispositions of property.

“Consolidated Net Debt” means, as of any date of determination, all Indebtedness of the Parent and the Consolidated Restricted Subsidiaries on a Consolidated basis other than (a) contingent obligations in respect of Indebtedness described in clause (b) of the definition of “Indebtedness” (excluding letters of credit), (b) Indebtedness described in clauses (d), (i), (j) and (k) of the definition of “Indebtedness”, and (c) Indebtedness described in clause (e) of the definition of “Indebtedness” in respect of Indebtedness of others described in clauses (a) or (b) of this definition, minus (b) up to $25,000,000 of the aggregate amount of cash and Cash Equivalents of the Parent, the Borrower and the other Loan Parties on such date.

“Consolidated Net Income” means, with respect to the Parent and the Consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Parent and the Consolidated Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Parent or any Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Parent and the Consolidated Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Parent or to a Consolidated Restricted Subsidiary, as the case may be; (b) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction so long as the assets of such Person are not included in the calculation of the Borrowing Base; (c) any extraordinary gains or losses during such period; and (d) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns.

“Continue,” “Continuation” and “Continued” each refers to a continuation of a SOFR Rate Loan for an additional Interest Period as provided in Section 2.02.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Administrative Agent, providing for the Administrative Agent’s exclusive control of a Deposit Account, Securities Account or Commodity Account, as applicable, executed and delivered by the Parent, the Borrower or any Restricted Subsidiary, as applicable, and the applicable securities intermediary (with respect to a Securities Account), bank (with respect to a Deposit Account) or commodity intermediary (with respect to a Commodity Account), in each case, at which such relevant account is maintained.

“COPAS” means the Council of Petroleum Accountants Societies.

“Covered Entity” shall mean any of the following:

(a)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning provided in Section 10.20.

“Credit Extension” means each of the following: (a) a Committed Borrowing and (b) an L/C Credit Extension.

“Daily Simple SOFR” means, for any day~~,~~ (a “SOFR~~, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.~~ Rate Day”), a rate per annum (rounded in accordance with the Administrative Agent’s customary practice) equal to the SOFR for the day (such day, the “SOFR Determination Day”) that is five (5) SOFR Business Days prior to (i) if such SOFR Rate Day is a SOFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a SOFR Business Day, the SOFR Business Day immediately preceding such SOFR Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the Daily Simple SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (New York City time) on the second (2nd) SOFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding SOFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Borrowing” means a Committed Borrowing comprised of Daily Simple SOFR Loans.

“Daily Simple SOFR Loan” means each Loan bearing interest at a rate based upon Daily Simple SOFR.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2.00% per annum; provided, however, that with respect to a ~~Eurodollar~~SOFR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Committed Loan plus 2.00% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2.00% per annum.

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of (i) the Committed Loans within two Business Days of the date such Committed Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) the participations in L/C Obligations required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, (c) has notified the Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Committed Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (d) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(e)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer and each Lender.

“Deposit Account” has the meaning assigned to such term in the UCC.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.

“Determination Date” has the meaning specified in Section 2.05(b).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction but excluding all events described in the definition of “Casualty Event” regardless of the value thereof) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The issuance of Equity Interests by any Restricted Subsidiary to any Person other than the Borrower or a wholly-owned Restricted Subsidiary shall be deemed a Disposition by the Borrower of its direct or indirect Equity Interest in such Restricted Subsidiary to the extent of the resulting dilution.

“Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof (other than customary offers to purchase upon a change in control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than contingent indemnification obligations as to which no claim has been asserted)), in whole or in part, on or prior to the date that is 91 days after the Maturity Date, except to the extent that such capital stock is redeemable with, or solely exchangeable for, any capital stock of such Person that is not Disqualified Stock, (b) provide for the scheduled payment of dividends in cash or (c) is or becomes convertible into or exchangeable for Indebtedness or any Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the Maturity Date; provided that, if such capital stock is issued to any plan for the benefit of employees of the Public Parent, any Intermediate Parent, the Parent, the Borrower or its Subsidiaries or by any such plan to such employees, such capital stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Public Parent, any Intermediate Parent, the Parent, the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any capital stock held by any future, present or former employee, director, manager or consultant of the Public Parent, any Intermediate Parent, the Parent, the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Public Parent, any Intermediate Parent, the Parent, the Borrower or a Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors or managers of the Parent or the Borrower, in each case pursuant to any equity holders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or the Borrower or its Subsidiaries.

“Dollar” and “$” mean lawful money of the United States.

~~“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.~~

~~“Early Opt-in Election” means the occurrence of:~~

~~(1)            a notification by the Administrative Agent to each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time incorporate or adopt (as a result of amendment or as originally executed) either a SOFR-based rate (including SOFR or Term SOFR or any other rate based upon SOFR) as a benchmark rate or an alternate benchmark interest rate to replace LIBOR (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~

~~(2)            the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.~~

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Election Notice” has the meaning specified in Section 2.06(b)(ii).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Engineered Oil and Gas Property” means any Oil and Gas Property listed in the most recent Engineering Report other than any Oil and Gas Property that has been Disposed of as part of or in connection with any Disposition to a Person other than a Loan Party that is permitted hereunder or under any other Loan Document.

“Engineering Report” means the Initial Engineering Report and each engineering report delivered pursuant to Section 2.05 or Section 6.01 setting forth, as of each December 31 (or January 1) and June 30 (or July 1), as applicable, the Proved Reserves attributable to the Oil and Gas Properties of the Borrower, the other Loan Parties, together with a projection of the rate of production of future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the economic assumptions consistent with the Administrative Agent’s lending requirements at the time, and reflecting any Oil and Gas Hedge Transactions that are in place with respect to such production. To the extent that two or more engineering firms prepare reports as of the same date for portions of the properties required to be reported on, such reports will collectively constitute a single “Engineering Report” for the purposes hereof.

“Environmental Laws” means any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. For the avoidance of doubt, debt instruments that are convertible into Equity Interests shall not be deemed to be Equity Interests until they are so converted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned to it in Section 9.16(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.16(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.16(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.16(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.16(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

~~“Eurodollar Rate” means:~~

~~(a)            for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the greater of (i) 0% and (b) the ICE Benchmark Administration Limited LIBOR rate (“LIBOR”) or a comparable or successor rate that rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or, if such Reuters screen page is not available, any successor or substitute page for such service providing such quotations comparable to those currently provided on such page of such service, as may be designated by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London Interbank eurodollar market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar Deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, provided that if such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Eurodollar Rate Loan shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Loan and for a term equivalent to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m. on such day (or if such day is not a Business Day, then the immediately preceding Business Day); and~~

~~(b)            for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined on such day (or if such day is not a Business Day, then the immediately preceding Business Day) prior to such date for Dollar deposits with a term of one month commencing that day.~~

~~Notwithstanding the foregoing, (i) if the Eurodollar Rate shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement and (ii) if the circumstances described in Section 3.03(b) have occurred, each reference to the Eurodollar Rate shall be deemed to refer to the applicable alternative rate that is implemented in accordance with Section 3.03(b).~~

~~“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurodollar Rate.~~

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash” means, at any time, the aggregate cash and Cash Equivalents of the Parent, the Borrower and their respective Restricted Subsidiaries (other than Excluded Cash) in excess of $25,000,000.

“Excluded Accounts” means (a) each account in which all of the deposits consist solely of amounts utilized to fund payroll, employee benefits (including medical, dental and employee benefits claims) or tax obligations of the Parent, the Borrower or the Restricted Subsidiaries, (b) any segregated account to the extent such account consists solely of amounts in respect of oil and gas royalty interests held in a fiduciary, trust or similar capacity for one or more third parties and (c) other accounts with funds on deposit not to exceed $2,500,000 in the aggregate for all such accounts at any time; provided that in no event shall any of the principal operating accounts of the Parent, the Borrower or its Restricted Subsidiaries constitute an Excluded Account.

“Excluded Cash” means (a) any cash or Cash Equivalents of the Parent, the Borrower or any of their respective Restricted Subsidiaries in an Excluded Account, (b) any cash or Cash Equivalents held by the Administrative Agent as cash collateral pursuant to this Agreement or any other Loan Documents and (c) checks issued, wires initiated, or automated clearing house transfers initiated, in each case (i) solely to the extent issued or initiated to satisfy bona fide expenditures of the Parent, the Borrower or any of their respective Restricted Subsidiary and (ii) on account of transactions not prohibited under this Agreement and in the ordinary course of business.

“Excluded Subsidiary” shall mean (a) each Unrestricted Subsidiary, (b) each Immaterial Subsidiary, (c) any Restricted Subsidiary that is a captive insurance company, (d) each Subsidiary that is prohibited by any applicable Contractual Obligation (not entered into in contemplation of the exclusionary consequence afforded hereby) or requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (unless such consent, approval, license or authorization has been received), and (e) any other Subsidiary with respect to which, (x) in the reasonable judgment of the Administrative Agent and the Parent or the Borrower (and confirmed in writing), the cost or other consequences of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) providing such a Guarantee would result in material adverse Tax consequences as reasonably determined by the Borrower; provided that notwithstanding anything herein to the contrary, no Subsidiary owning Oil and Gas Properties included in the Borrowing Base shall be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Hedge Obligation in respect of a Hedge Transaction if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant”, as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Hedge Obligation or (b) any other Hedge Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Hedge Obligations, and agreed by the Administrative Agent. If a Hedge Obligation arises under a master agreement governing more than one Hedge Transaction, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to Hedge Transactions for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the recipient is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a), and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of May 4, 2017, among the Borrower, the Parent, each lender party thereto from time to time and Wells Fargo Bank, N.A., as administrative agent and L/C Issuer.

“Facility Limit” means, at any time, the lesser of (a) the Aggregate Commitments at such time and (b) the Borrowing Base at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing, and any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of any of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Flood Insurance Regulations” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Floor” means ~~the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR.~~a rate of interest equal to 0% per annum.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(g).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Parent, each Restricted Subsidiary on the Closing Date that is not an Excluded Subsidiary on such date, and each other Person that becomes a Guarantor after the Closing Date pursuant to Section 6.12.

“Guaranty” means the Guaranty executed by the Parent, the Borrower and the Guarantors in favor of the Administrative Agent and the other Secured Parties in substantially the form attached hereto as Exhibit G, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Liquidation” means the sale, assignment, novation (excluding novations between Lenders and/or affiliates of Lenders), liquidation, unwind or termination (other than at its scheduled expiry) of all or any part of any Hedge Transaction.

“Hedge Obligation” means, with respect to any Person, any obligation to pay or perform under any Hedge Transaction.

“Hedge Termination Value” means, in respect of any one or more Hedge Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Transactions, (a) for any date on or after the date such Hedge Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Transactions (which may include a Lender or any Affiliate of a Lender).

“Hedge Transaction” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, pursuant to which a Person hedges risks related to commodity prices, interest rates, currency exchange rates, securities prices or financial market conditions and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Hedge Transactions expressly include Oil and Gas Hedge Transactions.

“Honor Date” has the meaning specified in Section 2.03(d)(i).

“Hydrocarbons” means oil, gas, casinghead gas, drip gasolines, natural gasoline, condensate, distillate and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith, and all products, by-products and all other substances derived therefrom or the processing thereof, and all other minerals and substances, including, but not limited to, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium and any and all other minerals, ores or substances of value, and the products and proceeds therefrom, including, without limitation, all gas resulting from the in situ combustion of coal or lignite.

“Immaterial Subsidiary” means any Restricted Subsidiary of the Borrower with less than $5,000,000 in total assets on a Consolidated basis.

“Immaterial Title Deficiencies” means, with respect to specified Engineered Oil and Gas Properties, defects or clouds on title, discrepancies in reported net revenue and working interest ownership percentages, inaccuracies of representations and warranties in Sections 5.21 and 5.22 that are qualified by reference to this definition, and other Liens, defects, discrepancies and similar matters that do not, in the aggregate, reduce the PV9 Value of all Engineered Oil and Gas Properties of the Borrower and the other Loan Parties by more than 2.5% of PV9 Value of all such Engineered Oil and Gas Properties.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b)            all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)            net obligations of such Person under any Hedge Transaction;

(d)            all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days after the date on which such trade account payable was created);

(e)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            Capital Leases and Synthetic Lease Obligations;

(g)            the mandatory redemption price of all Disqualified Stock of such Person;

(h)            all Guarantees of such Person in respect of any of the foregoing;

(i)            obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business;

(j)            obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; and

(k)            the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Transaction on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of any non-recourse Indebtedness described in clause (e) of this definition shall, for the purposes of this Agreement, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property or asset encumbered, as determined by such Person in good faith.

“Indemnified Taxes” means Taxes imposed on or with respect to any payment by or on account of any obligations of any Loan Party hereunder or under any other Loan Document other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Engineering Report” means the engineering report concerning Oil and Gas Properties of Loan Parties dated as of July 1, 2018, prepared internally by the Borrower.

“Initial Financial Statements” means (a) audited consolidated balance sheet and related Consolidated income statements and statements of cash flows of the Public Parent, the Parent and its Subsidiaries as of, and for the fiscal year ended, December 31, 2017 and (b) the unaudited consolidated balance sheet and related consolidated income statements and statements of cash flows of the Public Parent, the Parent and its Subsidiaries as of, and for the fiscal quarter ended June 30, 2018.

“Intermediate Parent” means, Amplify Energy Corp., a Delaware corporation, and its successors, together with any other Person (if any) that both (i) is owned directly or indirectly by Public Parent and (ii) directly or indirectly owns any Equity Interests of the Parent.

“Intermediate Parent Pledge Agreement” means a Non-Recourse Pledge Agreement between any Intermediate Parent and the Administrative Agent in substantially the form of Exhibit N (or otherwise in form and substance reasonably acceptable to the Administrative Agent) granting Liens on and a security interest in such Intermediate Parent’s personal property constituting Collateral (as defined therein) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations, as the same may be amended, modified, supplemented or restated from time to time.

“Interest Payment Date” means~~,~~  (a) ~~as~~with respect to any ~~Committed Loan other than a~~ Base Rate Loan or any Daily Simple SOFR Loan, the last day of each ~~Interest Period applicable to such Committed Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each~~ March, June, September and December ~~and the Maturity Date.~~, and (b) with respect to any Term SOFR Loan, the last day of the Interest Period applicable to the Committed Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, ~~as~~with respect to each ~~Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date~~Term SOFR Borrowing, a period of one, three or six months ~~thereafter,~~ as selected by the Borrower ~~in its Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower and commercially available to all the Lenders; provided that:~~

; provided, however, that (i) the initial Interest Period for any Committed Borrowing of a SOFR Rate Loan shall commence on the date of such Committed Borrowing (the date of a Committed Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Committed Borrowing shall commence on the first day after the last day of the next preceding Interest Period; ~~(i)      any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;~~

(ii) if any Interest Period ~~that~~ begins ~~on the last Business Day of a calendar month (or~~ on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period~~)~~, such Interest Period shall end on the last Business Day of ~~the~~such calendar month ~~at the end of~~; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period~~; and~~ shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any SOFR Rate Loan may be selected that would end after the Maturity Date and (v) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Committed Borrowing of SOFR Rate Loans as provided above, the Borrower shall be deemed to have elected to Convert such Committed Borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period.

~~(iii)            no Interest Period shall extend beyond the Maturity Date.~~

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any other Loan Party) or in favor the applicable L/C Issuer and relating to such Letter of Credit.

“Junior Lien Debt” means Indebtedness (i) of the Public Parent, any Intermediate Parent, the Borrower and the other Loan Parties secured by the Collateral on a junior lien basis on the terms and conditions set forth in (and with a Junior Lien Representative at all times party to) a Junior Lien Intercreditor Agreement and not secured by any property or assets of the Borrower or any of its Subsidiaries other than the Collateral (on such junior basis) and (ii) as to which a representative of the holders of such Indebtedness, acting on behalf of such holders, shall have become party to the Junior Lien Intercreditor Agreement as a Junior Lien Representative (or, to the extent no Junior Lien Intercreditor Agreement exists at the time of the incurrence of such Junior Lien Debt, shall have entered into a Junior Lien Intercreditor Agreement with the Administrative Agent).

“Junior Lien Financing Documentation” means any documentation governing any Junior Lien Debt including, without limitation, any Junior Lien Intercreditor Agreement.

“Junior Lien Intercreditor Agreement” means an Intercreditor Agreement executed by representative for the holders of the Junior Lien Debt (the “Junior Lien Representative”), the Administrative Agent and the Parent, the Borrower and the Guarantors, in substantially the form attached hereto as Exhibit J, as the same may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Junior Lien Representative” has the meaning set forth in the definition of “Junior Lien Intercreditor Agreement”.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) Bank of Montreal and (b) any other Lender satisfactory to the Borrower and the Administrative Agent that may agree to issue Letters of Credit hereunder pursuant to an instrument in form reasonably satisfactory to such L/C Issuer and the Borrower, in the case of clauses (a) and (b), in their respective capacities as issuers of Letters of Credit hereunder, or any successor issuers of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” or “Lenders” has the meaning specified in the introductory paragraph hereto.

“Lender Counterparty” means (i) any counterparty under a Hedge Transaction that was a Lender (or an Affiliate of a Lender) at the time such Hedge Transaction was entered into or became a Lender (or an Affiliate of a Lender) after the time such Hedge Transaction was entered into, (ii) with respect to any Hedge Transaction in existence on the Closing Date, ING Capital Markets LLC, JPMorgan Chase Bank, N.A. and Natixis, and/or (iii) any counterparty under a Treasury Management Services Agreement that was a Lender (or an Affiliate of a Lender) at the time such Treasury Management Services Agreement was entered into or became a Lender (or an Affiliate of a Lender) after the time such Treasury Management Services Agreement was entered into.

“Lender-Related Person” shall mean any of the Administrative Agent, the Arranger, any Syndication Agent, any Documentation Agent, any L/C Issuer, and any Lender, and any Related Party of any of the foregoing Persons.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent. A Lender may have a different Lending Office for Base Rate Loans and SOFR Rate Loans.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer. In the event of any inconsistency between the provisions of any Letter of Credit Application and the provisions of this Agreement, the provisions of this Agreement shall prevail.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(j).

“Letter of Credit Sublimit” means an amount equal to $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

~~“LIBOR” has the meaning set forth in the definition of “Eurodollar Rate”.~~

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, including the lien or security arising from any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Guaranty, the Security Instruments and any Junior Lien Intercreditor Agreement; provided that for the avoidance of doubt, neither any agreement evidencing a Hedge Transaction (including any Master Agreement) between a Loan Party and a Lender Counterparty, nor any Treasury Management Services Agreement with a Lender Counterparty shall constitute a Loan Document.

“Loan Parties” means, collectively, the Parent, the Borrower and each Guarantor.

“Majority Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Master Agreement” has the meaning set forth in the definition of “Hedge Transaction”.

“Material Acquisition” has the meaning set forth in the definition of “Consolidated EBITDAX”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities or condition (financial or otherwise) of the Borrower, the other Loan Parties or the Restricted Subsidiaries taken as a whole; (b) a material impairment of (i) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents or (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents.

“Material Disposition” has the meaning set forth in the definition of “Consolidated EBITDAX”.

“Maturity Date” means ~~November 2~~May 31, ~~2023~~2024; provided that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning set forth in Section 10.09.

“Merger Agreement” means that certain Agreement and Plan of Merger dated on or about May 5, 2019 by and among Amplify Energy Corp., a Delaware corporation, Midstates Holdings, Inc., a Delaware corporation and wholly owned Subsidiary of the Public Parent, and the Public Parent, substantially in the form provided to the Administrative Agent on May 2, 2019, together with any amendments or other modifications thereto not materially adverse to the interests of the Administrative Agent or the Lenders, taken as a whole.

“Minimum Required Conditions” means, with respect to any applicable transaction to which the Minimum Required Conditions apply in accordance with this Agreement, that (a) no Default or Event of Default shall have occurred and be continuing immediately prior to such applicable transaction or shall result from the applicable transaction; (b) the Parent’s (or, if the financial statements delivered pursuant to Section 6.01(a) or Section 6.01(b) for such fiscal quarter is in respect of the Public Parent, the Public Parent’s) ratio of Consolidated Net Debt after giving effect to such transaction to Consolidated EBITDAX for the four fiscal quarter period ended most recently ended on or prior to such date for which financial statements have been, or were required to be, delivered pursuant to Section 6.01(a) or (b), as applicable, as adjusted to give pro forma effect (if any) to such transaction, does not exceed 2.50 to 1.00; and (c) after giving effect to such transaction, the Available Commitment shall not be less than 25.0% of the Facility Limit.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage or a deed of trust, deed to secure debt, trust deed, assignment of as-extracted collateral, fixture filing or other security documented entered into by the owner of Mortgaged Property and the Administrative Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit H hereto (with such changes as may be necessary to account for local law matters) or otherwise in such form as agreed between the Borrower and the Administrative Agent, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Mortgaged Property” means real property (including Oil and Gas Properties that constitute real property under applicable Law) and improvements thereto with respect to which a Mortgage is required to be granted pursuant to Section 4.01(b)(iv), Section 6.12 or Section 6.14 hereof.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years has made or been obligated to make contributions.

“Non-Defaulting Lender” means each Lender that is not, at such time, a Defaulting Lender.

“Non-Extension Notice Date” has the meaning set forth in Section 2.03(c)(iii).

“Non-Reinstatement Deadline” has the meaning set forth in Section 2.03(c)(iv).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Committed Loans made by such Lender, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Committed Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Public Parent, any Intermediate Parent, the Borrower, any other Loan Party or any Restricted Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the term “Obligations” shall not, with respect to any Guarantor, include any Excluded Swap Obligation with respect to such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Oil and Gas Business” means the business of acquiring, exploring, or developing and operating Oil and Gas Properties and the production, marketing, processing and transporting of Hydrocarbons therefrom, and providing services to the oil and gas upstream and midstream segments.

“Oil and Gas Hedge Transaction” means a Hedge Transaction pursuant to which any Person hedges the price (including the price basis or any other basis element related to price) to be received by it for future sales of production of Hydrocarbons.

“Oil and Gas Properties” means all oil, gas and/or mineral leases, oil, gas or mineral properties, mineral servitudes and/or mineral rights of any kind (including, without limitation, mineral fee interests, lease interests, farm-out interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), and all oil and gas gathering, treating, storage, processing, monitoring and handling assets and all other assets directly related thereto.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document; provided that such term shall not include Taxes resulting from an assignment, grant of a participation pursuant to Section 10.06(d) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Loan Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a present or former connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from such assignee/Participant having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), unless any action described in this proviso is requested or required by the Borrower.

“Outstanding Amount” means (i) with respect to Committed Loans, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount by which such L/C Obligations exceed the Cash Collateral held by the Administrative Agent on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Passive Holding Company” means a holding company that does not (a) incur, create, assume or suffer to exist any Indebtedness or other liabilities (other than liabilities arising from (i) those incidental to its ownership in, and status as a parent company of, its Subsidiaries (and, in the case of the Public Parent, its ownership of any Intermediate Parent, the Parent and their respective Subsidiaries only), (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance) and status as a public company, (iii) any public offering of its common stock or any other issuance of its Equity Interests; provided that, the net cash proceeds from such offerings or issuances are contributed to the Parent, (iv) the contributions to the capital of its Subsidiaries, (v) participating in tax, accounting and other administrative matters as a member of the consolidated group of the Public Parent, any Intermediate Parent, the Parent and the Borrower and (vi) providing compensation and indemnification to officers and directors); (b) create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except, in the case of the Public Parent or any Intermediate Parent, Liens created pursuant to the Public Parent Pledge Agreement or the Intermediate Parent Pledge Agreement, as applicable, and Liens permitted thereunder; (c) have any income other than income incidental to its ownership in its Subsidiaries; (d) own, lease, manage or otherwise operate any properties or assets other than its ownership in its Subsidiaries; and (e) conduct, transact or otherwise engage in, or commit, transact or otherwise engage in, any business, operations or activities other than those permitted by clauses (a) through (d) above.

“PATRIOT Act” has the meaning specified in Section 5.25.

“Payment Recipient” has the meaning assigned to it in Section 9.16(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Debt Restrictions” means, an instrument or instruments governing indebtedness that imposes limitations on or requirements with respect to Indebtedness, Restricted Payments or Liens of the type described in Section 7.09 that are substantially the same as or less restrictive than the corresponding limitations or requirements, if any, with respect to such matters contained in any of the Principal Debt Obligations.

“Permitted Holders” means any of Brigade Capital Management LP, Citadel Advisors LLC, Fir Tree Inc., Trust Asset Management LLC, York Capital Management Global Advisors, LLC, their respective Affiliates or any funds or partnerships managed or advised by any of the foregoing (including those funds or partnerships managed or advised by the Affiliates of any of the foregoing).

“Permitted Refinancing” means, in respect of any Indebtedness otherwise permitted hereunder (the “Refinanced Indebtedness”), any refinancing, refunding, renewal or extension (any of the foregoing, a “Refinancing “, and any such new Indebtedness, “Refinancing Indebtedness”) of such Refinanced Indebtedness; provided that (i) the amount of such Refinanced Indebtedness is not increased at the time of such Refinancing except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such Refinancing, (ii) the terms relating to principal amount, amortization, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such Refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable taken as a whole in any material respect to the Loan Parties, as reasonably determined by the Borrower in good faith, than the terms of any agreement or instrument governing the Refinanced Indebtedness, (iii) no Event of Default would result from such Refinancing after giving effect thereto and (iv) such Refinancing Indebtedness does not mature and requires no scheduled amortization prior to 91 days following the Maturity Date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petroleum Industry Standards” means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor thereto) as in effect at the time in question.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, and including any Pension Plan.

“Platform” has the meaning specified in Section 6.02.

“Pledged Equity” has the meaning specified in the Security Agreement, each Intermediate Parent Pledge Agreement or the Public Parent Pledge Agreement, as applicable.

“Principal Debt Obligations” means all long-term debt issued by the Parent or the Borrower including, without limitation, any Junior Lien Debt or unsecured Indebtedness incurred by the Parent or the Borrower in accordance with Section 7.03(l).

“Proceeding” has the meaning specified in Section 10.04(b).

“Proved Developed Producing Reserves” means, oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “proved reserves” and “developed producing reserves”.

“Proved Reserves” means, collectively, oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as “proved developed nonproducing reserves”, “proved developed producing reserves” and/or “proved undeveloped reserves”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Parent” means Midstates Petroleum Company, Inc., a Delaware corporation.

“Public Parent Pledge Agreement” means Non-Recourse Pledge Agreement between the Public Parent and the Administrative Agent in substantially the form of Exhibit K (or otherwise in form and substance reasonably acceptable to the Administrative Agent) granting Liens on and a security interest in the Public Parent’s personal property constituting Collateral (as defined therein) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations, as the same may be amended, modified, supplemented or restated from time to time.

“PV9 Value” means, with respect to any Engineered Oil and Gas Properties or other Oil and Gas Properties becoming Engineered Oil and Gas Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and the other Loan Parties’ collective interests in such reserves expected to be produced from such Oil and Gas Properties during the remaining expected economic lives of such reserves made in accordance with the then existing standards of the Society of Petroleum Engineers (with appropriate adjustments made for hedging operations) as follows:

(a)            for anticipated sales of oil and gas that are fixed in a firm fixed price sales contract with an investment grade counterparty or a counterparty guaranteed, or for whom a letter of credit has been issued, by an investment grade party (or another counterparty approved by the Administrative Agent), the fixed price or prices provided for in such sales contract during the term thereof; and

(b)            for anticipated sales of oil and gas, if such sales are not under a sales contract that is described in clause (a) above, for the date of calculation (or, if such date is not a Business Day, for the first Business Day thereafter), the prices provided in the most recent price deck provided to the Borrower by the Administrative Agent, adjusted in each case for historical location and quality differentials during the twelve months preceding such date of determination.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning assigned to it in Section 10.20.

“Qualified ECP Guarantor” means, in respect of any Hedge Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Hedge Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Stock” means Equity Interests that are not Disqualified Stock.

“Reference Period” has the meaning specified in the definition of “Consolidated EBITDAX”.

“Refinanced Indebtedness” has the meaning set forth in the definition of “Permitted Refinancing”.

“Refinancing” has the meaning set forth in the definition of “Permitted Refinancing”.

“Refinancing Indebtedness” has the meaning set forth in the definition of “Permitted Refinancing”.

“Register” has the meaning specified in Section 10.06(c).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Committed Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having at least 66-2/3% of the Aggregate Commitment or, if the commitment of each Lender to make Committed Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate at least 66-2/3% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer of employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Debt” has the meaning set forth in Section 7.15(a).

“Restricted Debt Documentation” means any documentation governing any Restricted Debt (including, in the case of Junior Lien Debt, Junior Lien Financing Documentation).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof). For the avoidance of doubt, any payment of interest (including payment-in-kind interest) made in respect of any Indebtedness convertible into Equity Interests of the Borrower permitted hereunder shall not constitute a Restricted Payment.

“Restricted Subsidiary” means any Subsidiary of the Parent or the Borrower that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctions” means any economic or financial sanction or trade embargoes imposed, administered or enforced from time to time by the United States Government (including without limitation, OFAC or the United States Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Scheduled Determination” has the meaning specified in Section 2.05(b)(i).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means all Obligations and all advances to, and debts, liabilities, obligations, covenants, Erroneous Subrogation Payment Rights pursuant to Section 9.16, and duties of, any Loan Party or any Restricted Subsidiary arising under any Hedge Transaction or Treasury Management Services Agreement with a Lender Counterparty, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Public Parent, any Intermediate Parent, the Borrower, any other Loan Party or any Restricted Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the term “Secured Obligations” shall not, with respect to any Guarantor, include any Excluded Swap Obligation with respect to such Guarantor.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Lender Counterparties, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Secured Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Instruments.

“Securities Account” has the meaning assigned to such term in the UCC.

“Security Agreement” means the Pledge and Security Agreement entered into by the Parent, the Borrower, the other Loan Parties party thereto as grantors and the Administrative Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit I hereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Security Instruments” means, collectively, the Guaranty, the Security Agreement, the Public Parent Pledge Agreement, any Intermediate Parent Pledge Agreement, the Mortgages, each Control Agreement, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to the Security Agreement or Sections 4.01, 6.12 or 6.14 hereof, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, as such agreements may be amended, modified, supplemented or restated from time to time.

“Seventh Amendment” means, that certain Borrowing Base Redetermination Agreement and Seventh Amendment to Credit Agreement dated as of December 9, 2022, by and among the Borrower, the Parent, certain other Loan Parties thereto, the Lenders party thereto, and the Administrative Agent.

“Seventh Amendment Effective Date” means, December 9, 2022.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR~~” means, for any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by~~ Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) ~~on~~ .

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at ~~http://www.newyorkfed.org. (~~ http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the ~~administrator of the secured overnight financing rate~~SOFR Administrator from time to time~~), on the immediately succeeding Business Day~~.

“SOFR Borrowing” means a Term SOFR Borrowing and/or a Daily Simple SOFR Borrowing, as the context may require.

“SOFR Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Index Adjustment” means for any calculation with respect to a Daily Simple SOFR Loan or a Term SOFR Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:

Daily Simple SOFR Loans	0.10%
Term SOFR Interest Period	Percentage
One month	0.10%
Three months	0.15%
Six months	0.25%

“SOFR Rate Loan” means each Loan bearing interest at a rate based upon (a) Adjusted Term SOFR (other than pursuant to clause (iii) of the definition of “Base Rate”) or (b) Adjusted Daily Simple SOFR.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.06(g).

“Special Determination” has the meaning specified in Section 2.05(b)(ii).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Redesignation” has the meaning set forth in the definition of “Unrestricted Subsidiary”.

“Supported QFC” shall have the meaning assigned to it in Section 10.20.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so called synthetic, off—balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but that, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Lookback Day”) that is two SOFR Business Days prior to the first day of such Interest Period (and rounded in accordance with the Administrative Agent’s customary practice), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Lookback Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding SOFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three SOFR Business Days prior to such Lookback Day, and for any calculation with respect to a Base Rate Loan, the Term SOFR Reference Rate for a tenor of one month on the day that is two SOFR Business Days prior to the date the Base Rate is determined, subject to the proviso provided above.

“Term SOFR Administrator” means CME (or a successor administrator of the Term SOFR Reference Rate, as selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” means a Committed Borrowing comprised of Term SOFR Loans.

“Term SOFR Loan” means each Loan bearing interest at a rate based upon Adjusted Term SOFR (other than pursuant to clause (iii) of the definition of Base Rate).

“Term SOFR~~” means, for the applicable corresponding tenor,~~ Reference Rate” means the forward-looking term rate based on SOFR ~~that has been selected or recommended by the Relevant Governmental Body~~.

“Type” means any type of Loan determined with respect to the interest option applicable thereto, which in each case shall be a Base Rate Loan, a Daily Simple SOFR Loan or a Term SOFR Loan.

“Threshold Amount” means $20,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Committed Loans and all L/C Obligations.

“Transactions” means, collectively, (a) the entering into and effectiveness of the senior credit facility under this Agreement (including in respect of any amendment, restatement, amendment and restatement, supplement or modification of this Agreement), (b) the other transactions related to each of the foregoing and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Treasury Management Services Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, debit or purchasing card, electronic funds transfer and other cash management arrangements to the Parent, the Borrower or any Restricted Subsidiary.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a ~~Eurodollar~~SOFR Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(d)(i).

“Unrestricted Subsidiary” means (1) any Subsidiary of the Parent or the Borrower designated by the Parent or the Borrower, respectively, as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Parent and the Borrower shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary so long as (a) no Event of Default has occurred or is continuing after giving effect to such designation, (b) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Parent, the Borrower or any of its Restricted Subsidiaries) through Investments as permitted by, and in compliance with, Section 7.02(h), (c) for purposes of clause (b) such designation shall be deemed an Investment in an amount equal to the fair market value of the total investment of the Parent, the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary, (d) if the Subsidiary that is designated as an Unrestricted Subsidiary owns any Oil and Gas Properties with Proved Reserves that are included in the Borrowing Base, such designation shall constitute a Disposition of such Oil and Gas Properties for purposes of Section 2.05(d) and (e) the Parent or the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Parent or the Borrower, certifying compliance with the requirements of preceding clauses (a) through (d), and containing the calculations and information required by the preceding clause (b) and (2) any Subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such Subsidiary Redesignation, the Parent and the Borrower shall be in compliance on a pro forma basis with each financial covenant set forth in Section 7.11 and (iii) the Parent and the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Parent and the Borrower, certifying compliance with the requirements of preceding clauses (i) and (ii), and containing the information required by the preceding clause (ii).

“U.S. Special Resolution Regimes” shall have the meaning assigned to it in Section 10.20.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02     Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03     Accounting Terms.

(a)            Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements described in clause (a) of the definition of “Initial Financial Statements”, except as otherwise specifically prescribed herein.

(b)            Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Parent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.04      Petroleum Terms. As used herein, the terms “proved reserves”, “proved developed reserves”, “proved developed producing reserves”, “proved developed nonproducing reserves” and “proved undeveloped reserves” shall be determined in accordance with Petroleum Industry Standards.

Section 1.05      Rounding. Any financial ratios required to be maintained by the Parent or the Borrower, as applicable, pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.06      Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07      Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.08      Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.09      ~~Benchmark Notification~~Rates. The interest rate on Loans denominated in Dollars may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. The Administrative Agent does not warrant or accept ~~any~~ responsibility for, and shall not have any liability with respect to~~,~~ (a) the continuation of, administration of, submission of, calculation of or any other matter related to ~~LIBOR or with respect to~~the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative ~~or~~, successor ~~benchmark thereto,~~ or replacement rate ~~therefor or thereof~~thereto (including any Benchmark Replacement), including~~, without limitation,~~  whether the composition or characteristics of any such alternative, successor or replacement ~~reference~~ rate~~, as it may or may not be adjusted pursuant to Section 3.03,~~ (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, ~~LIBOR or any other benchmark~~ or have the same volume or liquidity as ~~did LIBOR or any other benchmark rate~~, the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR or any other Benchmark prior to its discontinuance or unavailability~~.~~, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. The Administrative Agent will, in keeping with industry practice, continue using its current rounding practices in connection with the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR. In connection with the use or administration of Daily Simple SOFR and Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Simple SOFR and Term SOFR.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01      Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally, but not jointly, agrees to make loans denominated in Dollars (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing and the application by the Administrative Agent of the proceeds thereof, (i) the Total Outstandings shall not exceed the Facility Limit and (ii) the Aggregate Exposure of any Lender shall not exceed the lesser of such Lender’s (A) Commitment and (B) Applicable Percentage of the Facility Limit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, repay under Section 2.06, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or ~~Eurodollar~~SOFR Rate Loans, as further provided herein.

Section 2.02      Committed Borrowings, Conversions and Continuations of Committed Loans.

(a)            Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of ~~Eurodollar Rate~~Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent in the form of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Committed Borrowing of, conversion to or continuation of ~~Eurodollar~~SOFR Rate Loans or of any conversion of ~~Eurodollar~~SOFR Rate Loans to Base Rate Loans and (ii) on the Business Day prior to any Committed Borrowing of Base Rate Loans. Each Committed Borrowing of, conversion to or continuation of ~~Eurodollar~~SOFR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(d), each Committed Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of ~~Eurodollar Rate Loans~~a Term SOFR Loan, (ii) the requested date of the Committed Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed (including whether a Base Rate Loan, Daily Simple SOFR Loan or a Term SOFR Loan) or to which existing Committed Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. If no election is specified as to whether a SOFR Borrowing is to be a Term SOFR Loan or Daily Simple SOFR Loan, then the requested Committed Borrowing shall be a Daily Simple SOFR Loan. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable ~~Eurodollar~~SOFR Rate Loans. If the Borrower requests a Committed Borrowing of, conversion to, or continuation of ~~Eurodollar Rate Loans~~Term SOFR Loan in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)            Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding clause (a). In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)            Except as otherwise provided herein, a ~~Eurodollar Rate~~Term SOFR Loan may be continued or a SOFR Rate Loan converted only on the last day of an Interest Period for such ~~Eurodollar~~SOFR Rate Loan. During the existence of an Event of Default, no Committed Loans may be requested as, converted to or continued as ~~Eurodollar~~SOFR Rate Loans without the consent of the Majority Lenders.

(d)            The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for ~~Eurodollar~~SOFR Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)            After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ~~ten~~five (~~10~~5) ~~Interest Periods in effect with respect to~~ Committed Borrowings of SOFR Rate Loans outstanding hereunder.

Section 2.03      Letters of Credit.

(a)            The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with clause (c) below and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Facility Limit, (y) the Aggregate Exposure of any Lender, shall not exceed the lesser of such Lender’s (I) Commitment and (II) the Applicable Percentage of the Facility Limit and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)            The L/C Issuers shall not issue any Letter of Credit, if:

(A)            subject to Section 2.03(c)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Majority Lenders have approved such expiry date; or

(B)            the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)            An L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable L/C Issuer from issuing such Letter of Credit, or any Law applicable to the applicable L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the applicable L/C Issuer shall prohibit, or request that the applicable L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the applicable L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the applicable L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the applicable L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the applicable L/C Issuer in good faith deems material to it;

(B)            the issuance of such Letter of Credit would violate one or more policies of the applicable L/C Issuer applicable to letters of credit generally;

(C)            except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, such Letter of Credit is in an initial stated amount less than $50,000;

(D)            such Letter of Credit is to be denominated in a currency other than Dollars; or

(E)            a default of any Lender’s obligations to fund under Section 2.01 exists or any Lender is at such time a Defaulting Lender hereunder, unless the applicable L/C Issuer has entered into arrangements, including delivery of Cash Collateral, satisfactory to the applicable L/C Issuer (in its sole discretion) either with the Borrower or such Lender to eliminate the applicable L/C Issuer’s risk with respect to such Lender’s Applicable Percentage of the Letter of Credit then requested to be issued.

(iv)            Each L/C Issuer shall not amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)            The L/C Issuers shall be under no obligation to amend any Letter of Credit if (A) the applicable L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)            Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuers shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the applicable L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the applicable L/C Issuer with respect to such acts or omissions and (B) as additionally provided herein with respect to the applicable L/C Issuer.

(b)            [Reserved].

(c)            Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension and Auto-Reinstatement Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least three Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may require.

(ii)            Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.02 shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)            If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) the applicable L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise) or (B) it has received notice (in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Majority Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

(iv)            If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to the applicable L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the applicable L/C Issuer shall not permit such reinstatement if it has received a notice (in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Majority Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause (iv)) and, in each case, directing the applicable L/C Issuer not to permit such reinstatement.

(v)            Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On a monthly basis, each L/C Issuer shall deliver to the Administrative Agent (with a copy to the Borrower) a complete list of all outstanding Letters of Credit issued by such L/C Issuer.

(d)            Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the Business Day immediately following the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to (A) the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans and (B) the conditions set forth in Section 4.02, but subject to the amount of the unutilized portion (calculated after giving effect to the application by the Administrative Agent of the proceeds of such Committed Borrowing) of the Aggregate Commitments. Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(d)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)            Each Lender shall upon any notice pursuant to Section 2.03(d)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(d)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)            With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(d)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)            Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(d) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v)            Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuers for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(d), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the applicable L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(d) shall not be subject to the conditions set forth in Section 4.02. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)            If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(d) by the time specified in Section 2.03(d)(ii), the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(vii)            In the event the Borrower or any Lender shall have entered into the arrangements contemplated pursuant to Section 2.03(a)(iii)(E) with respect to the applicable L/C Issuer’s risk with respect to another Lender’s Applicable Percentage of any Letter of Credit, the applicable L/C Issuer shall be entitled immediately to exercise its rights under any such arrangement and apply any funds received by it as a result thereof to such Lender’s Applicable Percentage of any Unreimbursed Amount with respect to such Letter of Credit.

(e)            Repayment of Participations.

(i)            At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(d), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)            If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)            Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuers for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)            the existence of any claim, counterclaim, setoff, defense or other right that the Borrower, any other Loan Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)            any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)            any payment by an L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by an L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(g)            Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct, each as determined in a final, non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the applicable L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(f); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower that the Borrower proves were caused by the applicable L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure, in each case as determined in a final, non-appealable judgment by a court of competent jurisdiction, to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.

(h)            Cash Collateral. Upon the request of the Administrative Agent, (i) if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.06 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03 and Section 2.06 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable L/C Issuer (which documents are hereby consented to by the Lenders). Such cash and deposit account balances are referred to herein, collectively, as the “Cash Collateral”. Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the applicable L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent.

(i)            Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(j)            Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for SOFR Rate Loans in effect on such day times the daily amount available to be drawn under such Letter of Credit; provided that, in the event the Borrower has entered into an arrangement with the applicable L/C Issuer with respect to the applicable L/C Issuer’s risk with respect to any Lender’s obligation to fund its Applicable Percentage of the Unreimbursed Amount with respect to such Letter of Credit as contemplated in Section 2.03(a)(iii)(E) hereof, no such Letter of Credit Fee shall accrue or be deemed to have accrued, or be owing or payable by the Borrower to the Administrative Agent for the account of such Lender with respect to such Lender’s Applicable Percentage of such Letter of Credit Fee until such time as the applicable L/C Issuer determines in its reasonable discretion that such Lender is no longer a Defaulting Lender. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (i) due and payable on the fifth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate for SOFR Rate Loans separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, (A) upon the request of the Majority Lenders, while any Event of Default exists and (B) automatically, upon any Event of Default under Section 8.01(f), all Letter of Credit Fees shall accrue at the Default Rate.

(k)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate of 0.125% per annum (but in no event less than $500.00 per annum or $125.00 per quarter) with respect to each Letter of Credit, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and due and payable on the fifth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(l)            Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Section 2.04      Increases of Aggregate Commitments.

(a)            Subject to the conditions set forth in Section 2.04(b), the Borrower may increase the Aggregate Commitments then in effect by increasing the Commitment of a Lender or by causing a Person that is acceptable to the Administrative Agent and each L/C Issuer (such consent not to be unreasonably withheld) that at such time is not a Lender to become a Lender (any such Person that is not at such time a Lender and becomes a Lender, an “Additional Lender”). Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Lender be the Public Parent, an Intermediate Parent, the Parent, an Affiliate of the Parent, any Permitted Holder or a natural person.

(b)            Any increase in the Aggregate Commitments shall be subject to the following additional conditions:

(i)            such increase shall not be less than $25,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the Aggregate Commitments exceed the lesser of (x) the Borrowing Base then in effect and (y) $1,000,000,000;

(ii)            following any Scheduled Determination, the Borrower may not increase the Aggregate Commitments more than once before the next Scheduled Determination (for the sake of clarity, all increases in the Aggregate Commitments effective on a single date shall be deemed a single increase in the Aggregate Commitments for purposes of this Section 2.04(b)(ii));

(iii)            no Default or Event of Default shall have occurred and be continuing on the effective date of such increase;

(iv)            on the effective date of such increase, either no ~~Eurodollar~~SOFR Rate Loans shall be outstanding or if any ~~Eurodollar~~SOFR Rate Loans are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such ~~Eurodollar~~SOFR Rate Loans unless the Borrower pays compensation required by Section 3.05;

(v)            no Lender’s Commitment may be increased without the consent of such Lender;

(vi)            if the Borrower elects to increase the Aggregate Commitments by increasing the Commitment of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent an agreement substantially in the form of Exhibit L (a “Commitment Increase Agreement”); and

(vii)            if the Borrower elects to increase the Aggregate Commitments by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit M (an “Additional Lender Agreement”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500, and the Borrower shall (1) if requested by the Additional Lender, deliver a Note payable to the order of such Additional Lender in a principal amount equal to its Commitment, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower, the Additional Lender and/or the Administrative Agent.

(c)            Subject to acceptance and recording thereof pursuant to Section 2.04(d), from and after the effective date specified in the Commitment Increase Agreement or the Additional Lender Agreement: (A) the amount of the Aggregate Commitments shall be increased as set forth therein, and (B) in the case of an Additional Lender Agreement, any Additional Lender party thereto shall be a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Committed Loans (and participation interests) after giving effect to the increase in the Aggregate Commitments (and the resulting modifications of each Lender’s Commitment pursuant to Section 2.04(e)).

(d)            Upon its receipt of a duly completed Commitment Increase Agreement or an Additional Lender Agreement, executed by the Borrower and the Lender or by the Borrower and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.04(b), the Administrative Questionnaire referred to in Section 2.04(b) and the break-funding payments from the Borrower, if any, required by Section 3.05, if applicable, the Administrative Agent shall accept such Commitment Increase Agreement or Additional Lender Agreement and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 10.06(c). No increase in the Aggregate Commitments shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.04(d).

(e)            Upon any increase in the Aggregate Commitments pursuant to this Section 2.04, (A) each Lender’s Commitment shall be automatically deemed amended to the extent necessary so that each such Lender’s Applicable Percentage equals the percentage of the Aggregate Commitments represented by such Lender’s Commitment, in each case after giving effect to such increase, and (B) Schedule 2.01 to this Agreement shall be deemed amended to reflect the Commitment of each Lender (including any Additional Lender) as thereby increased, any changes in the Lenders’ Commitments pursuant to the foregoing clause (A), and any resulting changes in the Lenders’ Applicable Percentages.

Section 2.05            Borrowing Base.

(a)            Initial Borrowing Base. During the period from the ~~Closing~~Seventh Amendment Effective Date until the next ~~Determination~~Borrowing Base Reduction Date the Borrowing Base shall be $~~425,000,000,~~215,000,000, and it shall thereafter be reduced each month on the applicable Borrowing Base Reduction Date in accordance with the terms and conditions of the Seventh Amendment or as it may otherwise be subject to adjustment or reduction, as applicable, as set forth in Sections 2.05(c) and 2.05(d) of this Agreement.

(b)            Subsequent Determinations of the Borrowing Base. Upon each designation of a new Borrowing Base on a Scheduled Determination or a Special Determination, the Administrative Agent shall notify the Borrower of the new Borrowing Base which designation shall take effect immediately on the date such notice is sent (each such date (including the Closing Date), a “Determination Date”) and shall remain in effect until, but not including, the next Determination Date. The Borrowing Base shall be determined in accordance with the following methodology:

(i)            By March 1 and September 1 of each year beginning March 1, 2019, the Borrower shall furnish to the Administrative Agent (with sufficient copies for each Lender of any information provided on paper, computer disks, or other tangible media) the Engineering Report then required under Section 6.01(e) or Section 6.01(f), together with all information, reports and data that the Administrative Agent requests concerning the businesses and properties of the Borrower and the other Loan Parties (including their Oil and Gas Properties and the reserves and production relating thereto). As promptly as reasonably practicable after receiving such Engineering Report, information, reports and data, the Administrative Agent shall propose a Borrowing Base following the procedures set forth in Section 2.05(b)(iii) below. Each such determination of the Borrowing Base is herein called a “Scheduled Determination”. If the Borrower does not furnish all such information, reports and data by the date specified in the first sentence of this clause (i), the Administrative Agent may nonetheless designate the Borrowing Base at any amount that Required Lenders determine (or, in the case of an increase, that all the Lenders determine) and the Borrowing Base may similarly be designated from time to time thereafter until each Lender receives all such information, reports and data, whereupon the Lenders shall designate a new Borrowing Base as described above.

(ii)            In addition to Scheduled Determinations, the Borrower may request the Lenders to make additional determinations of the Borrowing Base once between consecutive Scheduled Determinations, and the Administrative Agent also may (and at the request of the Required Lenders must) request the Lenders to make an additional determination of the Borrowing Base once between consecutive Scheduled Determinations. The Administrative Agent shall give notice to the Borrower of any such request made by the Administrative Agent to the Lenders. The Borrower shall submit any such request made by the Borrower to the Administrative Agent and each Lender and, at the time of such request, the Borrower shall (A) deliver to the Administrative Agent and each Lender an updated Engineering Report prepared either by the Borrower or any Approved Petroleum Engineer and (B) notify the Administrative Agent and each Lender of the Borrowing Base requested by the Borrower. Any determination of the Borrowing Base made pursuant to a request under this clause (ii) is herein called a “Special Determination”. Any Special Determination shall be made by Lenders in accordance with the procedures set forth in Section 2.05(b)(iii); provided, however, that the Borrower shall not be required to deliver an updated Engineering Report to the Administrative Agent and Lenders in connection with any Special Determination requested by the Administrative Agent. In addition to, and not including and/or limited by the foregoing provisions of this clause (ii), the Borrower may, by notifying the Administrative Agent thereof, at any time between Scheduled Determinations, request additional Special Determinations of the Borrowing Base in the event the Borrower or any other Loan Party acquires Oil and Gas Properties with Proved Reserves that are to be included in the Borrowing Base having a PV9 Value (calculated at the time of acquisition) in excess of 5% of the Borrowing Base in effect immediately prior to such acquisition.

(iii)            The Administrative Agent shall propose to the Lenders a specific Borrowing Base amount for the Lenders to approve or disapprove, (x) in the case of a Scheduled Determination, (A) if the Administrative Agent shall have received the Engineering Report and all information, reports and data requested by it in connection therewith in a timely manner, then on or before March 15th and September 15th of such year following the date of delivery or (B) if the Administrative Agent shall not have received the Engineering Report and all information, reports and data requested by it in connection therewith in a timely manner, then promptly after the Administrative Agent has received such Engineering Report and all information, reports and data requested by it in connection therewith and has had a reasonable opportunity to determine the Borrowing Base in accordance with Section 2.05(b)(i); and (y) in the case of a Special Determination, promptly, and in any event, within 15 days after the Administrative Agent shall have received the Engineering Report and all information, reports and data requested by it in connection therewith. Within 15 days after the date referred to in the foregoing clause (iii)(x) or (iii)(y), as applicable, each Lender shall respond to the Administrative Agent in writing, either approving such proposed amount or setting out a reasonable alternative amount (based on the criteria described in clause (iv) below), and any Lender’s failure to respond to such proposal within such time will be deemed (x) with respect to any proposed Borrowing Base amount that would constitute an increase in the Borrowing Base then in effect, a rejection of such proposed Borrowing Base amount, and (y) with respect to any proposed Borrowing Base amount that would constitute a decrease or reaffirmation of the Borrowing Base then in effect, an approval of the proposed amount. After receiving such responses or deemed responses from all Lenders, the Administrative Agent will designate the new Borrowing Base at the highest amount approved (I) by all Lenders, in the case of an increase to the then current Borrowing Base, or (II) at the highest amount approved by the Required Lenders, in the case of a reduction to or continuation of the then current Borrowing Base.

(iv)            Each redetermination of the Borrowing Base pursuant to this Section 2.05 shall be made in good faith by the Lenders and the Administrative Agent, in the exercise of their reasonable discretion and in accordance with their respective customary and prudent standards for oil and gas lending and credit transactions as they exist at such time and taking into account any Oil and Gas Hedge Transactions that are in place with respect to the production of Hydrocarbons from the Oil and Gas Properties owned by the Borrower and the other Loan Parties. Without limiting such discretion, Borrower acknowledges and agrees that the Administrative Agent and the Lenders (A) may make such assumptions regarding appropriate existing and projected pricing for Hydrocarbons as they deem appropriate in their discretion, (B) may make such assumptions regarding projected rates and quantities of future production of Hydrocarbons from the Oil and Gas Properties owned by the Borrower and the other Loan Parties as they deem appropriate in their discretion, (C) may consider the projected cash requirements of the Borrower and its Restricted Subsidiaries, (D) are not required to consider any asset other than Proved Reserves owned by the Borrower and the other Loan Parties and (E) may make such other assumptions, considerations and exclusions as they deem appropriate in the exercise of their discretion. It is further acknowledged and agreed that the Administrative Agent and the Lenders may consider such other credit factors as they deem appropriate in the exercise of their discretion (including, without limitation, the status of title information with respect to the Oil and Gas Properties described in the Engineering Reports, the existence of any other Indebtedness and the quality and sufficiency of the assets and other credit support securing anticipated decommissioning costs, expenses and other liabilities associated with the Beta Properties (including the aggregate cash balance in the Beta Decommissioning Trust accounts)).

(c)            Reduction of Borrowing Base Upon Incurrence of Junior Lien Debt and Unsecured Indebtedness. Upon the issuance or incurrence by the Borrower or any Restricted Subsidiary of any Junior Lien Debt and/or unsecured Indebtedness in accordance with Section 7.03(l) (other than to the extent constituting Refinanced Indebtedness incurred to refinance such Indebtedness, but only to the extent that the aggregate principal amount of Refinanced Indebtedness incurred to refinance such Indebtedness does not result in beyond any amounts permitted pursuant to clause (i) of the proviso to the definition of “Refinanced Indebtedness”), then, in each case, the Borrowing Base then in effect shall immediately and automatically be reduced by an amount equal to the product of 0.25 multiplied by the aggregate principal face amount of such Junior Lien Debt or unsecured Indebtedness, as applicable.

(d)            Reduction of Borrowing Base Upon Dispositions, Casualty Events and Hedge Terminations. Upon the completion of (i) any Disposition of, or Casualty Event with respect to, any assets included in the current Borrowing Base on the immediately preceding Determination Date or (ii) any early termination or unwinding of, or the creation of any off-setting position in respect of, any Hedge Transaction used in determining the current Borrowing Base on the immediately preceding Determination Date, the PV9 Value of which Disposition, Casualty Event or termination, unwinding or off-setting position, when combined with the aggregate PV9 Value of (x) each other Disposition and/or Casualty Event any assets included in the Borrowing Base that has occurred since the immediately preceding Determination Date and (y) each other such termination, unwinding and/or off-setting position that has occurred since the immediately preceding Determination Date, would equal or exceed 5.0% or more on a pro forma basis of the Borrowing Base then in effect (and giving effect to any concurrent acquisitions of assets or new Hedge Transactions for which the Borrower has previously delivered to the Administrative Agent reasonably acceptable reserve information and data), the Borrowing Base then in effect shall immediately and automatically be reduced by the Borrowing Base contribution of such assets or such Hedge Transactions contemporaneously with the consummation of such Disposition, Casualty Event or termination, unwinding or off-setting position transaction.

Section 2.06            Prepayments.

(a)            Optional. The Borrower may, upon written notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of ~~Eurodollar~~SOFR Rate Loans and (B) one Business Day prior to the date of any prepayment of Base Rate Loans; (ii) any prepayment of ~~Eurodollar~~SOFR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; provided, further, that any such notice may state that such notice is conditioned upon effectiveness of other financing or the occurrence of other events, in which case such notice may be revoked by the Borrower, by notice to the Administrative Agent on or prior to the date specified therein if such condition is not satisfied. Each such notice shall be substantially in the form of Exhibit B hereto and specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if ~~Eurodollar~~SOFR Rate Loans are to be prepaid, the Interest Period(s) of such Committed Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a ~~Eurodollar~~SOFR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)            Mandatory.

(i)            If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately (x) prepay Committed Loans in an aggregate principal amount equal to such excess and (y) if any excess remains after prepaying all Committed Loans as a result of outstanding L/C Obligations, pay to the Administrative Agent, on behalf of the L/C Issuers and the Lenders, an aggregate amount equal to such excess in order to Cash Collateralize such outstanding L/C Obligations.

(ii)            Upon any determination of or adjustment to the amount of the Borrowing Base pursuant to Section 2.05 (other than pursuant to Section 2.05(c) or 2.05(d)), if a Borrowing Base Deficiency exists, the Borrower shall, within ten (10) days after being notified of such Borrowing Base Deficiency, provide an irrevocable written notice (the “Election Notice”) to Lender stating the action that Borrower proposes to take to remedy such Borrowing Base Deficiency, and the Borrower shall thereafter do one or a combination of the following (as elected by the Borrower pursuant to the Election Notice) in an aggregate amount sufficient to eliminate such Borrowing Base Deficiency:

(A)            within thirty (30) days following the delivery (or required delivery) of such Election Notice, make a prepayment of the Committed Loans (and, if a Borrowing Base Deficiency remains after prepaying all of the Committed Loans as a result of outstanding L/C Obligations, pay to the Administrative Agent, on behalf of the L/C Issuers and the Lenders, an aggregate amount equal to such remaining deficiency in order to Cash Collateralize such outstanding L/C Obligations);

(B)            pay in six equal monthly installments of the Outstanding Amount of the Committed Loans (and, if a Borrowing Base Deficiency remains after prepaying all of the Committed Loans as a result of outstanding L/C Obligations, pay to the Administrative Agent, on behalf of the L/C Issuers and the Lenders, an aggregate amount equal to such remaining deficiency in order to Cash Collateralize such outstanding L/C Obligations) over a term and in an amount satisfactory to the Administrative Agent (but in any event, with the first such monthly installment to be due on the thirtieth day following delivery of the Election Notice and each subsequent installment being equal to 1/6 of the aggregate amount of such Borrowing Base Deficiency due and payable on the dame date in each applicable subsequent calendar month), by immediately dedicating a sufficient amount of monthly cash flow from the Oil and Gas Properties of the Borrower and the other Loan Parties; and/or

(C)            within thirty (30) days following the delivery of the Election Notice, grant the Administrative Agent, on behalf of the Secured Parties, a first-priority Lien, pursuant to Collateral in form and substance satisfactory to the Administrative Agent, on additional Oil and Gas Properties not evaluated in the most recently delivered Engineering Report to the Administrative Agent and with an aggregate PV9 Value attributable thereto sufficient to eliminate such deficiency.

Notwithstanding anything herein to the contrary, all payments required to be made pursuant to this Section 2.06(b)(ii) must, in any event, be made on or prior to the Maturity Date. In the event the Borrower fails to provide an Election Notice to the Administrative Agent within the ten (10) day period referred to above, the Borrower shall be deemed to have irrevocably elected the option set forth in clause (ii)(B). The failure of the Borrower to comply with any of the options elected (including any deemed election) pursuant to the provisions of this Section 2.06(b)(ii) and specified in such Election Notice (or relating to such deemed election) shall constitute an immediate Event of Default.

(iii)            Upon any adjustment to the amount of the Borrowing Base pursuant to Section 2.05(c) or 2.05(d), if a Borrowing Base Deficiency exists, then the Borrower shall, in each case, within two (2) Business Days after the consummation or occurrence of the event or events giving rise to such Borrowing Base adjustment, prepay Committed Loans in an aggregate principal amount equal to such deficiency and (y) if any deficiency remains after prepaying all Committed Loans as a result of outstanding L/C Obligations, pay to the Administrative Agent, on behalf of the L/C Issuers and the Lenders, an aggregate amount equal to such excess in order to Cash Collateralize such outstanding L/C Obligations; provided that, notwithstanding anything herein to the contrary, all payments required to be made pursuant to this Section 2.06(b)(iii) must, in any event, be made on or prior to the Maturity Date.

(iv)            If the Parent, the Borrower and their Restricted Subsidiaries have any Excess Cash outstanding for more than five (5) consecutive Business Days, the Borrower shall prepay the Committed Loans on the next succeeding Business Day, which prepayment shall be in a principal amount equal to or greater than the amount of such Excess Cash as of such fifth (5th) Business Day.

Section 2.07            Termination or Reduction of Commitments.

(a)            Voluntary. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess; provided, further, that any such notice may state that such notice is conditioned upon effectiveness of other financing or the occurrence of other events, in which case such notice may be revoked by the Borrower by notice to the Administrative Agent on or prior to the date specified therein if such condition is not satisfied. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

(b)            Mandatory. If any reduction in the Borrowing Base pursuant to Section 2.05 would result in the Borrowing Base being less than the Aggregate Commitments, the Aggregate Commitments shall be automatically and permanently reduced (subject to any increases in the Aggregate Commitments in accordance with Section 2.04), without premium or penalty, contemporaneously with such reduction in the Borrowing Base so that the Aggregate Commitments equal the Borrowing Base as reduced. Concurrently with, and effective on, the effective date of any such reduction in the Borrowing Base, (i) Schedule 2.01 and the Register shall each be amended to reflect the decrease in the Aggregate Commitments and the Commitment of each Lender and (ii) the Administrative Agent shall promptly distribute to the Borrower, the Administrative Agent, the L/C Issuers and each Lender the revised Schedule 2.01.

Section 2.08            Repayment of Loans. The Borrower hereby promises to repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date, together with all accrued but unpaid interest thereon.

Section 2.09            Interest.

(a)            Subject to the provisions of clause (b) below, (i) each ~~Eurodollar Rate~~Daily Simple SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the ~~Eurodollar Rate~~Adjusted Daily Simple SOFR for such Interest Period plus the Applicable Rate, ~~and~~ (ii) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Term SOFR for such Interest Period plus the Applicable Rate and (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)            (i)            If any amount of principal of any Committed Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)            If any amount (other than principal of any Committed Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Majority Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)            (A) Upon the request of the Majority Lenders, while any Event of Default exists or (B) automatically, while any Event of Default under Section 8.01(f) exists, the Borrower shall pay interest on the principal amount of all outstanding Committed Loans hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)            Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Interest on each Committed Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder (including, for the avoidance of doubt, at the Default Rate) shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.10            Fees. In addition to certain fees described in clauses (j) and (k) of Section 2.03:

(a)            Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Rate times the daily amount of the Available Commitment. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)            Other Fees. (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Administrative Agent Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)            The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.11            Computation of Interest and Fees. All computations of interest for Base Rate Loans (if the Base Rate is determined in reliance on clause (ii) of the definition thereof) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computation of SOFR Rate Loans and any other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Committed Loan for the day on which the Committed Loan is made, and shall not accrue on a Committed Loan, or any portion thereof, for the day on which the Committed Loan or such portion is paid; provided that any Committed Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.12            Evidence of Debt.

(a)            The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Committed Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Committed Loans and payments with respect thereto.

(b)            In addition to the accounts and records referred to in clause (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.13            Payments Generally; Administrative Agent’s Clawback.

(a)            General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)            (i)          Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of ~~Eurodollar~~SOFR Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)            Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Committed Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)            Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Committed Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Committed Loan in any particular place or manner.

Section 2.14            Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them; provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this Section 2.14 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.14 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.15            Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Committed Loans in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Committed Borrowings under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Committed Loan or L/C Advance in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Committed Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Committed Loans of, and L/C Advance owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Committed Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Committed Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments under the facility without giving effect to Section 2.15(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)            Certain Fees.

(i)            No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)            Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15(e).

(iii)            With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (c) below, (y) pay to each L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(c)            Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the Aggregate Exposure of any Non-Defaulting Lender to exceed the lesser of such Non-Defaulting Lender’s (i) Commitment and (ii) Applicable Percentage of the Facility Limit. Subject to Section 2.15(g) below, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d)            Cash Collateral. If the reallocation described in clause (c) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.03(h).

(e)            Defaulting Lender Cure. If the Borrower, the Administrative Agent and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Committed Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility (without giving effect to Section 2.15(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(f)            New Letters of Credit. So long as any Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(g)            Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii)            the effects of any Bail-In Action on any such liability, including, if applicable:

(A)            a reduction in full or in part or cancellation of any such liability;

(B)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01            Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)            Payment of Other Taxes by the Borrower. Without limiting the provisions of clause (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)            Indemnification by the Borrower. Without duplication of amounts paid under Section 3.01(a) or 3.01(b), the Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuers, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by the Administrative Agent, such Lender or L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, in each case, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(d)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e)            Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Forms W-8BEN, W-8BEN-E or applicable W-8 claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(ii)            duly completed copies of Internal Revenue Service Form W-8ECI;

(iii)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Forms W-8BEN, W-8BEN-E or applicable W-8; or

(iv)            any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Any Lender that is a United States person under Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) Internal Revenue Service Form W-9 certifying its exemption from U.S. federal backup withholding on or prior to the date on which such Lender becomes a Lender under this Agreement.

(g)            Treatment of Certain Refunds. If the Administrative Agent, any Lender or an L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This clause (g) shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary in this clause (g), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this clause (g), the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(h)            Status of Administrative Agent. On or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), if the Administrative Agent is not a United States person under Section 7701(a)(30), the Administrative Agent will deliver to the Borrower, with respect to any amounts received for or on account of any Lender, an executed copy of Internal Revenue Service Form W-8IMY certifying that the Administrative Agent is entitled to receive payments of such amounts without deduction or withholding for any U.S. federal withholding Taxes.

Section 3.02            Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund ~~Eurodollar~~SOFR Rate Loans, or to determine or charge interest rates based upon the ~~Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market~~SOFR Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue ~~Eurodollar~~SOFR Rate Loans or to convert Base Rate Loans to ~~Eurodollar~~SOFR Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all ~~Eurodollar~~SOFR Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such ~~Eurodollar~~SOFR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such ~~Eurodollar~~SOFR Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Notwithstanding the foregoing, the provisions of Section 3.03(b) of this Agreement shall apply with respect to a Benchmark Transition Event.

Section 3.03            Inability to Determine Rates; Benchmark Replacement Settings. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a)            Temporary Inability to Ascertain Rates. If (A) the ~~Majority~~Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Adjusted Daily Simple SOFR or Adjusted Term SOFR cannot be determined pursuant to the definition thereof or (B) the Required Lenders determine that for any reason in connection with any request for a ~~Eurodollar~~SOFR Rate Loan or a conversion ~~to or~~thereto or a continuation thereof that ~~(i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate~~Adjusted Daily Simple SOFR or Adjusted Term SOFR for any requested Interest Period with respect to a proposed ~~Eurodollar Rate Loan or (iii) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate~~SOFR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such ~~Committed~~ Loan, and ~~no Benchmark Transition Event shall have occurred at such time~~the Required Lenders have provided notice of such determination to the Administrative Agent, in each case of (A) and (B), on or prior to the first day of any Interest Period, the Administrative Agent will promptly so notify the Borrower and each Lender. ~~Thereafter, the~~Upon notice thereof by the Administrative Agent to the Borrower, (i) any obligation of the Lenders to make or ~~maintain Eurodollar~~continue the applicable SOFR Rate Loans or to convert Base Rate Loans to SOFR Rate Loans shall be suspended (to the extent of the affected Interest Periods) until the Administrative Agent ~~(upon the instruction of the Majority Lenders)~~revokes such notice and (ii) if such determination affects the calculation of the Base Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate without reference to clause (iii) of the definition of “Base Rate” until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a ~~Committed Borrowing~~borrowing of, conversion to or continuation of ~~Eurodollar~~any applicable SOFR Rate Loans (to the extent of the affected SOFR Rate Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Committed Borrowing of or conversion to Base Rate Loans in the amount specified therein~~.~~ and (ii) any outstanding affected SOFR Rate Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.05. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (iii) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(b)            Permanent Inability to Determine Rate; Benchmark Replacement

(i)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of the then-current Benchmark with a Benchmark Replacement pursuant to this Section 3.03(b) will occur prior to the applicable Benchmark Transition Start Date. Unless and until a Benchmark Replacement is effective in accordance with this clause (i), all Loans shall be converted into Base Rate Loans in accordance with the provisions of Section 3.03(a) above.

~~(b) Replacing LIBOR. On March 5, 2021, the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month LIBOR tenor settings. On the earliest of (i) July 1, 2023, (ii) the date that all Available Tenors of LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (iii) the Early Opt-in Effective Date, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action by or consent of any other party to, this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.~~

~~(c) Replacing Future Benchmarks. If any Benchmark Transition Event occurs after the date hereof (other than as described above with respect to LIBOR), the then-current Benchmark will be replaced with the Benchmark Replacement for all purposes hereunder and under any Loan Document in respect of any Benchmark setting on the later of (i) as of 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Borrower (together, if applicable, with an amendment to this Agreement implementing such Benchmark Replacement and any applicable Benchmark Replacement Conforming Changes) or (ii) such other date as may be determined by the Administrative Agent, in each case, without any further action or consent of any other party to this Agreement or any other Loan Document, so long as the Administrative Agent has not received, by such time (or, in the case of clause (ii) above, such time as may be specified by the Administrative Agent as a deadline to receive objections, but in any case, no less than five (5) Business Days after the date such notice is provided to the Lenders and the Borrower), written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders ;provided, however, that in the event that the then-current Benchmark is not a SOFR-based rate, then the Benchmark Replacement shall be determined in accordance with clause (1) of the definition of “Benchmark Replacement” unless the Administrative Agent has determined that neither of such alternative rates is available. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.~~

(ii)            ~~(d)~~ Benchmark Replacement Conforming Changes. In connection with the ~~implementation and~~use, administration, adoption or implementation of a Benchmark Replacement ~~(whether in connection with the replacement of LIBOR or any future Benchmark)~~, the Administrative Agent will have the right to make ~~Benchmark Replacement~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such ~~Benchmark Replacement~~ Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)            ~~(e)~~ Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) ~~the~~any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date and (ii) the implementation of any Benchmark Replacement and ~~(ii)~~ the effectiveness of any ~~Benchmark Replacement~~ Conforming Changes. The Administrative Agent will notify the Borrower and the removal or reinstatement of any tenor of a Benchmark. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.03(b), including~~, without limitation,~~  any determination with respect to a tenor, rate or adjustment~~, or implementation of any Benchmark Replacement Conforming Changes, the timing of implementation of any Benchmark Replacement~~  or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding ~~on all parties hereto~~ absent manifest error and may be made in its or their sole discretion and without consent from any other party ~~to this Agreement or any other Loan Document~~hereto, except, in each case, as expressly required pursuant to this Section 3.03~~, and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually by each party hereto~~(b).

(iv)            ~~(f)~~ Unavailability of Tenor of Benchmark. ~~At~~Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if ~~the~~any then-current Benchmark is a term rate (including the Term SOFR ~~or LIBOR or any alternate rate selected in an Early Opt-in Election), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for such Benchmark (including any Benchmark Replacement) settings and (ii) if such tenor becomes available or representative, the Administrative Agent may reinstate any~~Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or incompliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor ~~for such Benchmark (including any Benchmark Replacement) settings~~.

(v)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for the applicable SOFR Borrowing of, conversion to or continuation of SOFR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon Adjusted Term SOFR (or then-current Benchmark) will not be used in any determination of Base Rate.

Section 3.04            Increased Costs; Reserves on ~~Eurodollar~~SOFR Rate Loans.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)            subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves or other liabilities attributable thereto (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or L/C Issuer); or

(iii)            impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or ~~Eurodollar~~SOFR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any ~~Eurodollar~~SOFR Rate Loan (or of maintaining its obligation to make any such Committed Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital or Liquidity Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or liquidity, or on the capital or liquidity of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Committed Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)            Reserves on ~~Eurodollar~~SOFR Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each ~~Eurodollar~~SOFR Rate Loan equal to the actual costs of such reserves allocated to such Committed Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Committed Loan; provided that the Borrower shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 Business Days from receipt of such notice.

Section 3.05            Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any ~~Committed Loan other than a Base~~SOFR Rate Loan on a day other than the last day of the Interest Period for such Committed Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise) (including, for avoidance of doubt, any payments pursuant to Section 2.04 or clause (b) of Section 2.06);

(b)            any failure by the Borrower (for a reason other than the failure of such Lender to make a Committed Loan) to prepay, borrow, continue or convert any ~~Committed Loan other than a Base~~SOFR Rate Loan on the date or in the amount notified by the Borrower (including by reason of a revocation of notice of prepayment pursuant to the further proviso in the first sentence of Section 2.06(a)); ~~or~~

(c)            any assignment of a ~~Eurodollar~~SOFR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13; including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Committed Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing~~.~~; or

(d)            any other default by the Borrower to repay or prepay any SOFR Rate Loans when required by the terms of this Agreement.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each ~~Eurodollar~~SOFR Rate Loan made by it at the ~~Eurodollar~~applicable SOFR Rate for such Committed Loan by a matching deposit or other borrowing in the ~~London interbank eurodollar~~ market for a comparable amount and for a comparable period, whether or not such ~~Eurodollar~~SOFR Rate Loan was in fact so funded.

Section 3.06      Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Committed Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.07            Survival. All of the Borrower’s obligations, and any corresponding Lenders’ obligations, under this Article III shall survive termination of the Aggregate Commitments, the repayment of all other Obligations hereunder, the resignation or replacement of the Administrative Agent, and any assignment of rights by, or the replacement of, a Lender.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01            Conditions to Initial Credit Extension. The initial Credit Extension under this Agreement shall become available and this Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived by each Lender party hereto on the Closing Date):

(a)            Loan Documents. The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or, with respect to the Public Parent Pledge Agreement, the Public Parent, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders: (i) this Agreement, (ii) the Guaranty, (iii) the Security Agreement, (iv) the Public Parent Pledge Agreement and (v) a Note executed by the Borrower in favor of each Lender requesting a Note, in each case, executed by the relevant parties.

(b)            Collateral Matters; Title. The Administrative Agent shall have received:

(i)            all certificates, agreements or instruments representing or evidencing the Pledged Equity, if any, accompanied by instruments of transfer and undated stock powers endorsed in blank;

(ii)            UCC financing statements in appropriate form for filing under the UCC;

(iii)            certified copies of UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party or the Public Parent as debtor and that are filed in those states in which any Loan Party or the Public Parent is organized and such other searches that are required by the Security Agreement or that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Instruments (other than Liens permitted by Section 7.01);

(iv)            duly authorized and executed Mortgages, supplements or assignments of mortgages, in each case, in form and substance reasonably acceptable to the Administrative Agent sufficient to grant, evidence and perfect first-priority Liens with respect to at least 85% of the PV9 Value of the Proved Reserves and 85% of the PV9 Value of the Proved Developed Producing Reserves, in each case, attributable to the Engineered Oil and Gas Properties included in the Initial Engineering Report (without taking into account any adjustments for hedging, together with such other assignments, conveyances, amendments, agreements and other writings each duly authorized and executed) and all or substantially all of the midstream assets held by the Borrower’s and the Restricted Subsidiaries on the Closing Date, and such certificates and opinions of counsel with respect thereto, in each case as the Administrative Agent shall deem necessary or appropriate;

(v)            title information consistent with usual and customary standards for the geographic regions in which the Engineered Oil and Gas Properties are located, taking into account the size, scope and number of leases and wells of the Borrower and the other Loan Parties; provided that after giving effect to its receipt of the title information to be provided pursuant to this clause (b)(v), the Administrative Agent shall be reasonably satisfied with the title information covering Engineered Oil and Gas Properties comprising at least 50% of the total PV9 Value of the Proved Reserves and 50% of the PV9 Value of the Proved Developed Producing Reserves, in each case, attributable to the Engineered Oil and Gas Properties included in the Initial Engineering Report (without taking into account any adjustments for hedging, together with such other assignments, conveyances, amendments, agreements and other writings each duly authorized and executed); and

(vi)            duly authorized and executed counterparts of an Environmental Undertaking and Indemnity with respect to the Borrower’s and the other Loan Parties’ Oil and Gas Properties (including, for the avoidance of doubt, any midstream assets) located in or offshore adjacent to the State of California.

(c)            Corporate Documents; Certificates. The Administrative Agent’s receipt of the following, in each case, in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i)            a duly authorized and executed certificate of a Responsible Officer of each Loan Party and the Public Parent dated the Closing Date, certifying (x) that attached thereto is a true and complete copy of each Organization Document of such Loan Party or the Public Parent, as applicable, certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (y) that attached thereto is a true and complete copy of resolutions duly adopted by such Loan Party or the Public Parent, as applicable, authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party or the Public Parent is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (z) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party or the Public Parent (together with a certificate of another Responsible Officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate in this clause (c)(i));

(ii)            a certificate as to the good standing of each Loan Party and the Public Parent (in so-called “long-form” (if available)) as of a recent date, from the applicable Secretary of State (or other applicable Governmental Authority) for the jurisdiction of each such Loan Party’s or the Public Parent’s incorporation or organization;

(iii)            a certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions precedent set forth in Sections 4.01(h), (i), (j) and (k); and

(iv)            a solvency certificate in the form of Exhibit F, dated the Closing Date and signed by the chief financial officer of the Parent.

(d)            Financial Statements; Pro Forma Balance Sheet; Projections. The Administrative Agent and the Lenders shall have received and shall be satisfied with the form and substance of the Initial Financial Statements. The Administrative Agent shall have received a financial model and budget provided by the Parent and the Borrower, in form and substance satisfactory of the Administrative Agent, that sets forth a pro forma consolidated balance sheet, income statement and cash flow statement of the Parent and the Borrower as at the Closing Date, adjusted to give effect to this Agreement, consistent in all material respects with the sources and uses of cash as previously described to the Lenders and the forecasts previously provided to the Lenders.

(e)            Initial Engineering Report. The Administrative Agent and the Lenders shall have received the Initial Engineering Report accompanied by a certificate from an Responsible Officer of the Parent and the Borrower certifying on behalf of the Parent and the Borrower that in all material respects: (i) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments exceeding 2% of the annual production of natural gas of the Borrower and the Restricted Subsidiaries for the most recent calendar year of gas (on an mcf equivalent basis) in the aggregate with respect to its oil and gas properties evaluated in the Initial Engineering Report that would require the Borrower or any Restricted Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (ii) except as set forth on an exhibit to the certificate, there are no material agreements that are not cancelable on ninety (90) days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or the Restricted Subsidiaries’ Hydrocarbons (including calls on or other rights to purchase, production, whether or not the same are currently being, or are expected to be, exercised) that pertain to the sale of production at a fixed price and (iii) attached thereto is a schedule of the Oil and Gas Properties evaluated by the Initial Engineering Report that will be mortgaged properties as of the Closing Date and demonstrating the percentage of the PV9 Value of the Proved Reserves and Proved Developed Producing Reserves evaluated in the Initial Engineering Report that the value of such mortgaged properties represent in compliance with clause (b)(iv) above.

(f)            Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself and the Lenders, customary written opinions of (i) Kirkland & Ellis, LLP, counsel for the Loan Parties and (ii) local counsel for the Loan Parties in the States of California, Texas and Wyoming, in each case, (x) dated the Closing Date, (y) addressed to the Administrative Agent and the Lenders and (z) covering such matters relating to the Loan Parties, the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

(g)            Evidence of Insurance. The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or lender loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral.

(h)            Repayment of Existing Credit Facility; Other Indebtedness. The Administrative Agent shall have received duly executed mortgage releases and terminations, terminations of any financing statements and terminations of control agreements, with respect to any and all Liens, in each case, encumbering the properties or assets (including Oil and Gas Properties) of the Public Parent, the Parent, the Borrower or the Restricted Subsidiaries, including, without limitation, any mortgages, financing statements, control agreements and other security documents securing the Existing Credit Agreement, except to the extent any such Lien are permitted to remain in effect pursuant to Section 7.01. After giving effect to the Transactions and the other transactions contemplated hereby, the Parent, the Borrower and the Restricted Subsidiaries shall not have any outstanding Indebtedness other than (i) the Obligations pursuant to the Loan Documents and (ii) other Indebtedness permitted to be incurred and remain outstanding pursuant to Section 7.03.

(i)            Representations and Warranties. Each of the representations and warranties of the Borrower and each other Loan Party contained in Article V of this Agreement or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or if such representation or warranty is qualified by or subject to a “materiality”, “material adverse effect”, “material adverse change” or any similar term or qualification, such representation or warranty shall be true and correct in all respects) on and as of the date of the Closing Date (and immediately after giving effect to the Transactions), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct, in all material respects (or if such representation or warranty is qualified by or subject to a “materiality”, “material adverse effect”, “material adverse change” or any similar term or qualification, such representation or warranty shall be true and correct in all respects), as of such earlier date.

(j)            No Default. At the time of, and immediately after giving effect to the Transactions on the Closing Date and the application of the proceeds of any Credit Extension pursuant to this Agreement, no Default or Event of Default shall have occurred and be continuing on such date.

(k)            Minimum Committed Availability. On the Closing Date and after giving effect to the initial Borrowing and the other transactions to occur on or before the initial Borrowing, the Borrower and the Restricted Subsidiaries will have an Available Commitment under this Agreement of at least $100,000,000.

(l)            Payment of Fees. The Administrative Agent, the Arrangers and the Lenders shall have received payment of all commitment, arrangement, upfront and agency fees and all other fees and amounts due and payable on or prior to the Closing Date, including under any fee letters, and to the extent invoiced in reasonable detail at least three (3) business days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Parent or the Borrower under this Agreement or other Loan Documents (including, without limitation, the reasonable and documented fees and expenses of Mayer Brown LLP, counsel to the Administrative Agent), which amounts may be netted in whole or in part from or otherwise funded by any Loans made on the Closing Date.

(m)            Beneficial Ownership Certificate. To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Borrower at least three (3) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(n)            Know Your Customer; USA PATRIOT Act; Etc. The Administrative Agent and the Lenders shall have received at least three (3) Business Days prior to the Closing Date, the documentation and information required under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the information required under Section 10.17; provided that the Administrative Agent or any such Lender shall have requested such documentation and information at least seven days prior to the Closing Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02      Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of ~~Eurodollar Rate~~Term SOFR Loans) is subject to the following conditions precedent:

(a)            After giving effect to such Credit Extension and the application by the Administrative Agent of the proceeds thereof, (i) the Total Outstandings shall not exceed the Facility Limit, (ii) the Aggregate Exposure of any Lender shall not exceed the lesser of such Lender’s (x) Commitment and (y) Applicable Percentage of the Facility Limit and (iii) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.

(b)            The representations and warranties of the Parent, the Borrower, each other Loan Party, each Intermediate Parent and the Public Parent contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or if such representation or warranty is qualified by qualified by or subject to a “materiality”, “material adverse effect”, “material adverse change” or any similar term or qualification, such representation or warranty shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct, in all material respects(or if such representation or warranty is qualified by or subject to a “materiality”, “material adverse effect”, “material adverse change” or any similar term or qualification, such representation or warranty shall be true and correct in all respects), as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in clause (a) of Section 5.05 shall be deemed, from and after the first delivery of financial statements pursuant thereto, to refer to the most recent statements furnished pursuant to clause (a) of Section 6.01.

(c)            No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(d)            The Administrative Agent and, if applicable, the L/C Issuers shall have received a Request for Credit Extension in accordance with the requirements hereof.

(e)            The Parent, Borrower and their Restricted Subsidiaries shall not have any Excess Cash immediately before or after giving effect to such Committed Borrowing, in each case determined after giving effect to any intended use of proceeds on or before the date that is five consecutive (5) Business Days after the date the Borrower receives the funds from such Committed Borrowing, nor may such Committed Borrowing, after giving effect to any such intended use of proceeds, be in an amount that would trigger a mandatory prepayment under Section 2.06(b)(iv) and after giving effect to the time periods set forth therein, and such Loans shall be funded in accordance with Section 2.13 and thereafter maintained (until used in accordance with this Agreement) in (i) an account of the Borrower over which the Administrative Agent has “control” (within the meaning of Section 9-104 of the Uniform Commercial Code) or (ii) an Excluded Account to the extent permitted in accordance with the definition thereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of ~~Eurodollar Rate~~Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a), Section 4.02(b), Section 4.02(c), Section 4.02(d) and Section 4.02(e) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each of the Parent and the Borrower, on behalf of itself and each Restricted Subsidiary, represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01            Existence, Qualification and Power. Each Loan Party and each of its Restricted Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transactions, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02            Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation that is material to the Loan Parties to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

Section 5.03            Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Instruments, (c) the perfection or maintenance of the Liens created under the Security Instruments (including the first-priority nature thereof) or (d) the exercise by the Administrative Agent or the Lenders of their rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Instruments, except for (i) the authorizations, approvals, actions, notices and filings listed on Schedule 5.03, all of which have been duly obtained, taken, given or made and are in full force and effect, (ii) authorizations, approvals, actions, notices and filings in connection with the enforcement of pledges of, and the sale of, the Pledged Equity in connection therewith, (iii) authorizations, approvals, actions, notices and filings required in connection with the additional mortgage and security interests required to be granted under this Agreement; (iv) routine authorizations, approvals, actions, notices and filings in the ordinary course of business (e.g. tax filings, annual reports, environmental filings, etc.); (v) the periodic filing of continuation statements under the UCC, and (vi) authorizations, approvals, actions, notices and filings the failure of which to obtain, take or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04            Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

Section 5.05      Financial Statements; No Material Adverse Effect. (a) The Initial Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Parent, the Borrower and the Restricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show, in accordance with and as required by GAAP, all material indebtedness and other material liabilities, direct or contingent, of the Parent, the Borrower and the Restricted Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and material Indebtedness. As of the Closing Date, to the knowledge of the Parent and the Borrower, the Public Parent does not have any material Indebtedness (including Disqualified Stock) or any material contingent liabilities, except as referred to or reflected or provided for in the Initial Financial Statements

(b)            The unaudited pro forma financial statements delivered by the Parent and the Borrower pursuant to Section 4.01(d) have, in each case, been prepared in good faith by the Parent and the Borrower, based on the assumptions stated therein (which assumptions are believed by the Parent and the Borrower on the Closing Date to be reasonable in light of current conditions and facts then known to the Parent or the Borrower), are based on the information available to the Parent or the Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions, and present fairly in all material respects the pro forma consolidated financial position and results of operations of the Parent, the Borrower and the Restricted Subsidiaries as of such date and for such periods, assuming that the Transactions had occurred on such date or as of the beginning of such period, as the case may be.

(c)            The forecasts of financial performance of the Parent, the Borrower and the Restricted Subsidiaries delivered by the Borrower pursuant to Section 4.01(d) have, in each case, been prepared in good faith by the Parent and the Borrower and based on assumptions believed by the Parent and the Borrower to be reasonable at the time such forecasts were provided (and on the Closing Date in the case of forecasts provided prior to the Closing Date) (it being recognized, however, that projections as to future events are not to be viewed as facts and that actual results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Loan Parties make no representation that such projections will be realized).

(d)            Since December 31, 2017, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06      Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent or the Borrower after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Parent, the Borrower or any of the Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transactions or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there has been no change in the status, or financial effect on any Loan Party or any Restricted Subsidiary thereof, of the matters described in Schedule 5.06 that could reasonably be expected to have a Material Adverse Effect.

Section 5.07      No Default. Neither any Loan Party nor any Restricted Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08      Ownership of Property; Liens. (a) Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            The property of each Loan Party and each of its Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

Section 5.09      Environmental Compliance. (a) The Loan Parties and their respective Subsidiaries are in compliance with all existing Environmental Laws and have not received any claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, except as specifically disclosed in Schedule 5.09, such Environmental Laws and except for such non-compliance or claims that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            As of the Closing Date and except (i) as otherwise set forth in Schedule 5.09 or (ii) to the extent the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the National Priorities List under 42 USC § 9605(a)(8)(B) or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries in quantities or in a manner as to create Environmental Liability.

(c)            As of the Closing Date and except (i) as otherwise set forth in Schedule 5.09 or (ii) to the extent the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law that is reasonably expected to result in material Environmental Liability to any Loan Party or any of its Subsidiaries; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material Environmental Liability to any Loan Party or any of its Subsidiaries.

Section 5.10      Insurance. The properties of the Parent, the Borrower and the Restricted Subsidiaries are insured (a) with financially sound and reputable insurance companies in such amounts, with such limitations or deductibles, against such risks, and in such form as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and/or (b) through a system or systems of self-insurance that are in accord with sound practices of similarly situated corporations of established reputation maintaining such systems and with respect to which the Parent, the Borrower and the Restricted Subsidiaries maintain adequate insurance reserves in accordance with GAAP and in accordance with sound actuarial and insurance principles. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as lender loss payee with respect to Property loss insurance. No Loan Party owns any material Building (as defined in the applicable Flood Insurance Regulation) or material Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located on a Mortgaged Property for which such Loan Party has not delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that (a) such Loan Party maintains Flood Insurance for such Building or Manufactured (Mobile) Home, or (b) such Building or Manufactured (Mobile) Home is not located in a special flood hazard area, unless such Building or Manufactured (Mobile) Home has been excluded from the property that is subject to the mortgage on such Mortgaged Property.

Section 5.11      Taxes. Expect as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Parent, the Borrower and their respective Subsidiaries and, to the knowledge of the Parent and the Borrower, the Public Parent and each Intermediate Parent have filed all tax returns and reports required to be filed, and have paid all Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. None of the Parent, the Borrower, any Subsidiary or, to the knowledge of the Parent and the Borrower, the Public Parent and any Intermediate Parent have received written notice of any proposed tax assessment against it that could reasonably be expected to have a Material Adverse Effect.

Section 5.12      ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws except for such events of noncompliance that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)            There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)            Except to the extent the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Parent or the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(d)            Each Loan Party satisfies an exception set forth in 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA) so that its underlying assets do not constitute assets of a Benefit Plan and the Transactions are not in violation of any state statutes, applicable to a Loan Party that regulate investments of, and fiduciary obligations with respect to, governmental plans, that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

Section 5.13      Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Restricted Subsidiaries have been validly issued, are (in the case of corporate securities) fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Security Instruments or permitted by Section 7.01. As of the Closing Date, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties as of the Closing Date, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number. As of the Closing Date, the Parent has no foreign Subsidiaries.

Section 5.14      Margin Regulations; Investment Company Act. (a) Neither the making of any Credit Extension hereunder nor the use of the proceeds thereof will violate Regulation T, Regulation U or Regulation X. None of the Parent, the Borrower or any of the Restricted Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation T, Regulation U or Regulation X) or extending credit for the purpose of purchasing or carrying “margin stock.”

(b)            No Loan Party or Restricted Subsidiary of a Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940.

Section 5.15      Disclosure. No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), when taken together with all other information previously furnished or that is publicly available, contains as of the date so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, each of the Parent and the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time. There are no statements or conclusions in any Engineering Report that are based upon or include, as of the date of such Engineering Report, misleading information or fail to take into account, as of the date of such Engineering Report, material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Engineering Report are necessarily based upon professional opinions, estimates and projections and that neither the Parent nor the Borrower warrants that such opinions, estimates and projections will ultimately prove to have been accurate. As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct.

Section 5.16      Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.17      Solvency. The Loan Parties are, together with their Restricted Subsidiaries on a Consolidated basis, Solvent.

Section 5.18      Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Restricted Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.19      Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Parent, the Borrower or any Restricted Subsidiary as of the Closing Date and none of the Parent, the Borrower or any Restricted Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.20      Security Instruments. The provisions of the Security Instruments are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first-priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

Section 5.21      Engineered Oil and Gas Properties.

(a)            The Parent, the Borrower or another Loan Party has good and defensible title to all Engineered Oil and Gas Properties, free and clear of all Liens except as permitted pursuant to Section 7.01 and Immaterial Title Deficiencies. With the exception of Immaterial Title Deficiencies, all such Oil and Gas Properties are valid, subsisting, and in full force and effect, and all material rentals, royalties, and other amounts due and payable in respect thereof have been duly paid. Without regard to any consent or non-consent provisions of any joint operating agreement covering any of the Loan Parties’ Proved Reserves, and with the exception of Immaterial Title Deficiencies, the Loan Parties’ share of (a) the costs for each Engineered Oil and Gas Property is not greater than the decimal fraction set forth in the most recent Engineering Report, before and after payout, as the case may be, and described therein by the respective designations “working interests”, “WI”, “gross working interest”, “GWI” or similar terms and (b) production from, allocated to, or attributed to each Engineered Oil and Gas Property is not less than the decimal fraction set forth in the most recent Engineering Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest”, “NRI” or similar terms. Except to the extent constituting an Immaterial Title Deficiency, each well drilled in respect of each Engineered Oil and Gas Property described in the Engineering Report (y) is capable of, and is presently, producing Hydrocarbons in commercial quantities, and the applicable Loan Party is currently receiving payments for its share of production, with no material funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders and other usual and customary suspense accounts, and (z) has been drilled, bottomed, completed, and operated in compliance in all material respects with all applicable Laws and no such well that is currently producing hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production.

(b)            The Engineered Oil and Gas Properties (and all properties unitized therewith) are, in all material respects, being (and, to the extent the same could materially and adversely affect the ownership or operation of the Engineered Oil and Gas Properties after the date hereof, to the applicable Loan Party’s knowledge, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all applicable Laws and in conformity with all oil, gas or other mineral leases and other contracts and agreements forming a part of the Engineered Oil and Gas Property and in conformity with the Permitted Encumbrances. No Engineered Oil and Gas Property is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof and none of the wells located on the Engineered Oil and Gas Properties (or properties unitized therewith) are or will be deviated from the vertical more than the maximum permitted by applicable Laws, regulations, rules and orders, and such wells are bottomed under and producing from, with the well bores wholly within, the Engineered Oil and Gas Properties (or, in the case of wells located on properties unitized therewith, such unitized properties). There are no dry holes, or otherwise inactive wells, located on the Engineered Oil and Gas Properties or on lands pooled or unitized therewith, except for wells that have been properly plugged and abandoned or for which appropriate plugging and abandonment has been scheduled. Each Loan Party has all material governmental licenses and permits reasonably necessary or appropriate to own and operate its Engineered Oil and Gas Properties, and no Loan Party has received notice in writing of any material violations in respect of any such licenses or permits, except for the absence of such licenses and permits as could reasonably be expected to result in a Material Adverse Effect.

Section 5.22      Sale of Production. Except (x) as of the Closing Date, as set forth in Schedule 5.22, or (y) thereafter, as disclosed in writing to the Administrative Agent and the Lenders and reflected in the most recent determination of the Borrowing Base, or (z) for matters that constitute Immaterial Title Deficiencies:

(a)            No Engineered Oil and Gas Property is subject to any material contractual or other arrangement (i) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of ninety (90) days) or (ii) whereby payments are made to a Loan Party other than by checks, drafts, wire transfer advises or other similar writings, instruments or communications for the immediate payment of money;

(b)            No Engineered Oil and Gas Property is subject to any material contractual or other arrangement that are not cancelable on ninety (90) days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or the other Loan Parties’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of Hydrocarbons at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof;

(c)            On a net basis there are no gas imbalances that would require the Borrower’s or the other Loan Parties to deliver Hydrocarbons produced from their Engineered Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding one-half bcf of gas (on an mcf equivalent basis) in the aggregate;

(d)            No Loan Party, nor, to such Loan Party’s knowledge, any Loan Party’s predecessors in title, has received prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any oil, gas or other hydrocarbons produced or to be produced from any Engineered Oil and Gas Properties after the date hereof; and

(e)            No Engineered Oil and Gas Property is subject to any “take or pay” or other similar arrangement (i) that can be satisfied in whole or in part by the production or transportation of gas from other properties or (ii) as a result of which production from any Engineered Oil and Gas Property may be required to be delivered to one or more third parties without payment (or without full payment) therefor as a result of payments made, or other actions taken, with respect to other properties.

Section 5.23      OFAC; Sanctions.

(a)            None of the Parent, the Borrower or any Restricted Subsidiary, or to its knowledge, the Public Parent or any Intermediate Parent or any director, officer, employee, agent, affiliate or representative of any thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction.

(b)            The Borrower and its Subsidiaries are in compliance in all material respects with Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions or any Laws related thereto.

Section 5.24      Anti-Corruption Laws. The Borrower and its Subsidiaries are in compliance in all material respects with applicable Anti-Corruption Laws (including FCPA) and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Laws.

Section 5.25      PATRIOT Act. The Parent, the Borrower or each Restricted Subsidiary are in compliance in all material respects with all applicable anti-money laundering Laws and regulations, including without limitation the Bank Secrecy Act, as amended by Title III of the USA PATRIOT Act (the “PATRIOT Act”).

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Committed Loan or other Obligation owing to any Lender or to the Administrative Agent hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding and not fully Cash Collateralized, each of the Parent and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:

Section 6.01      Financial Statements. Deliver to the Administrative Agent and the Lenders as contemplated by the last paragraph of Section 6.02:

(a)            as soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of the Parent, the Parent’s (or, if the Public Parent is a Passive Holding Company, the Public Parent’s) audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than any exception or qualification resulting from an upcoming maturity date of any Indebtedness occurring within one year from the date of delivery of such report or any potential inability to satisfy a financial covenant on a future date or in a future period) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent (or, if the Public Parent is a Passive Holding Company, the Public Parent) and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that, if the Public Parent is a Passive Holding Company, the timely filing with the SEC of the Public Parent’s annual report on Form 10-K will satisfy the reporting requirements of this Section 6.01(a); provided, however, for any period in which such financial statements were prepared for both the Parent and the Public Parent, the Parent, at the request of the Administrative Agent, shall provide to the Administrative Agent and each Lender a written reconciliation between the financial statements of the Parent and the Public Parent in form and with detail reasonably satisfactory to the Administrative Agent,

(b)            For each of the first three fiscal quarters of the Parent’s fiscal year, as soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each such fiscal quarter of the Parent, the Parent’s (or, if the Public Parent is a Passive Holding Company, the Public Parent’s) consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent as presenting fairly in all material respects the financial condition and results of operations of the Parent (or, if the Public Parent is a Passive Holding Company, the Public Parent) and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that, if the Public Parent is a Passive Holding Company, the timely filing with the SEC of the Public Parent’s quarterly reports on Form 10-Q will satisfy the reporting requirements of this Section 6.01(b); provided, however, for any period in which such financial statements were prepared for both the Parent and the Public Parent, the Parent, at the request of the Administrative Agent, shall provide to the Administrative Agent and each Lender a written reconciliation between the financial statements of the Parent and the Public Parent in form and with detail reasonably satisfactory to the Administrative Agent;

(c)            if there shall be any Unrestricted Subsidiaries at the end of any fiscal period in respect of which any consolidated financial statements referred to in Sections 6.01(a) and (b) above is delivered, concurrently with such delivery, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of such Unrestricted Subsidiaries from such consolidated financial statements certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Parent, the Borrower and the Restricted Subsidiaries;

(d)            as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent, an annual business plan and budget of the Parent, the Borrower and the Restricted Subsidiaries on a Consolidated basis, including forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent and the Majority Lenders, of consolidated balance sheets, statements of income or operations, statements of cash flows and projected capital expenditures, in each case, of the Parent, the Borrower and the Restricted Subsidiaries on a monthly basis for the immediately following fiscal year;

(e)            by March 1 of each year, commencing March 1, 2019, an Engineering Report prepared as of the preceding January 1 (or December 31) by, at the option of the Parent and the Borrower, (x) petroleum engineers who are employees of the Parent or the Borrower and audited by Approved Petroleum Engineers or (y) Approved Petroleum Engineers, concerning all Oil and Gas Properties owned by any Loan Party that are located within the geographic boundaries of the United States and that have attributable to them Proved Reserves, which report shall (i) be reasonably satisfactory to the Administrative Agent, (ii) be prepared in a manner that presents the PV9 Value of the Proved Reserves, (iii) take into account any “overproduced” status under gas balancing arrangements, (iv) contain information and analysis consistent in form and scope in all material respects to that contained in the Initial Engineering Report, (v) distinguish (or shall be delivered together with a certificate from an appropriate officer of the Parent or the Borrower that distinguishes) (A) the Oil and Gas Properties owned by each Loan Party and (B) those properties treated in the report that are Collateral from those properties treated in the report that are not Collateral, (vi) sets forth in reasonable detail the Parent’s and the Borrower’s good faith estimate of the plugging, abandonment and other decommissioning costs attributable to the Beta Properties in accordance with GAAP, and (vii) sets forth the aggregate balance of cash and Cash Equivalents on deposit as of the date of such report in the Beta Decommissioning Trust accounts and information concerning any surety bonds securing the plugging, abandonment and other decommissioning costs attributable to the Beta Properties;

(f)            by September 1 of each year, commencing September 1, 2019, an Engineering Report prepared as of the preceding July 1 (or June 30) (or the last day of the preceding calendar month in the case of a Special Determination) by petroleum engineers who are employees of the Parent or the Borrower (or, at the option of the Parent and the Borrower, by the independent engineers named above or selected in accordance with clause (e) above), together with an accompanying report on property sales, property purchases and changes in categories that have occurred since the date of the prior Engineering Report, both in the same form and scope as the reports in clause (e) above; and

(g)            by 5:00 p.m. New York time on Monday of each week, commencing with November 8, 2021, a report showing in reasonable detail the actual cash receipts and cash expenditures of the Parent, the Borrower and their Subsidiaries for the immediately preceding seven day period, together with a projected budget detailing on a weekly basis for a period of not less than thirteen (13) weeks following such week, the reasonably anticipated cash receipts and cash expenditures of the Parent, the Borrower and their Subsidiaries.

Section 6.02      Certificates; Other Information. Deliver to the Administrative Agent and the Lenders as contemplated by the last paragraph of this Section 6.02:

(a)            concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed certificate signed by the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Parent in substantially the form of Exhibit D hereto (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.11, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 6.01(a) (or the Initial Financial Statements in the case of the first such certificate) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) certifying whether the Public Parent is or is not a Passive Holding Company. Each such certificate shall include reasonably detailed information regarding any Material Disposition or (at the Parent’s election) any Material Acquisition consummated during the period covered by such certificate and give effect to such Material Disposition or Material Acquisition in the calculation of Consolidated EBITDAX for the purpose of the financial covenants and other financial metrics required under this Agreement;

(b)            promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent or the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Restricted Subsidiary, or any audit of any of them;

(c)            promptly after the same are available, copies of all annual, regular, periodic and special reports, registration statements and proxy statements that the Public Parent, any Intermediate Parent or any Loan Party may file or be required to file with the SEC under Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that the timely filing with the SEC of any such materials or the posting of such documents (or providing a link thereto) on the Public Parent’s, any Intermediate Parent’s or such Loan Party’s website on the Internet at the Public Parent’s, any Intermediate Parent’s or such Loan Party’s website address will satisfy the reporting requirements of this clause (c);

(d)            promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Restricted Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement relating to Indebtedness with a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e)            promptly, and in any event within five Business Days after receipt thereof by the Public Parent, any Intermediate Parent or any Loan Party or any Restricted Subsidiary thereof, copies of each notice or other correspondence received from the SEC concerning any investigation or possible investigation by such agency regarding financial or other operational results of the Public Parent, any Intermediate Parent or any Loan Party or any Restricted Subsidiary thereof;

(f)            not later than five Business Days after receipt thereof by any Loan Party or any Restricted Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement relating to Indebtedness with a principal amount in excess of the Threshold Amount and regarding or related to any breach or default by any party thereto or any other event that could reasonably be expected to materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(g)            promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any materially adverse restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(h)            promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(i)            promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation; and

(j)            upon the reasonable request of the Administrative Agent, the Borrower shall provide to the Administrative Agent, no later than two (2) Business Days following such request, a summary of cash and Cash Equivalents of the Parent, the Borrower and their Restricted Subsidiaries in any Deposit Account, Securities Account, or Commodities Account maintained with a financial institution other than the Administrative Agent or its Affiliates as of such date.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Public Parent, any Intermediate Parent, the Parent or the Borrower posts such documents, or provides a link thereto on the Public Parent’s, any Intermediate Parent’s, the Parent’s or the Borrower’s website on the Internet at the website address listed on Schedule 10.02 or (ii) on which such documents are posted on the Public Parent’s, any Intermediate Parent’s, the Parent’s or the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Parent or the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Parent or the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Parent or the Borrower shall notify the Administrative Agent and each Lender (by telecopier, facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Parent or the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent or the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Parent and the Borrower hereby acknowledge that the Administrative Agent will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Parent or the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on SyndTrak, Intralinks or another similar electronic system (the “Platform”).

Section 6.03      Notices. Notify the Administrative Agent and each Lender:

(a)            Promptly of the occurrence of any Default or Event of Default known to any Responsible Officer, which notice shall specify the nature thereof, the period of existence thereof and what action the Parent and the Borrower proposed to take with respect thereto;

(b)            Promptly of any matter (other than matters of a general economic or industry-specific nature) that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Parent, the Borrower or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Parent, the Borrower or any Restricted Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Parent, the Borrower or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws;

(c)            Promptly of the occurrence of any ERISA Event that would result in a Material Adverse Effect;

(d)            Promptly of any material change in accounting policies or financial reporting practices by the Parent, the Borrower or any Restricted Subsidiary;

(e)            Promptly of the (i) incurrence or issuance of any Indebtedness that would require an adjustment to the Borrowing Base pursuant to Section 2.05(c) and (ii) occurrence of any Disposition of, or Casualty Event with respect to, property or assets or early termination or unwinding of, or the creation of any off-setting position in respect of, any Hedge Transaction, in each case, that would require, or could reasonably be expected to require, an adjustment to the Borrowing Base pursuant to Section 2.05(d); and

(f)            (i) Within three (3) Business Days after any amount of cash or Cash Equivalents is withdrawn or disbursed from the Beta Decommissioning Trust account, or the Borrower, the Parent, or any other Loan Party receives notice that an order or instruction directing the withdrawal or disbursement of cash or Cash Equivalents from such account has been issued, written notice of such withdrawal, disbursement, order or instruction, together with the Parent’s and the Borrower’s then-current good faith estimate of the plugging, abandonment and other decommissioning costs attributable to the Beta Properties in accordance with GAAP, the aggregate balance of cash and Cash Equivalents remaining on deposit in the Beta Decommissioning Trust accounts after giving effect to such withdrawal or disbursement, and information concerning any surety bonds securing the plugging, abandonment and other decommissioning costs attributable to the Beta Properties, and (ii) thereafter, promptly following any request from the Administrative Agent or any Lender, such other information as may be reasonably requested by the Administrative Agent or such Lender with respect to any of the foregoing.

Each notice pursuant to this Section 6.03 (other than Section 6.03(e) and (f)) shall be accompanied by a statement of a Responsible Officer of the Parent or the Borrower setting forth details of the occurrence referred to therein and stating what action the Parent and the Borrower have taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04      Payment of Obligations. Pay and discharge, and to the extent that any Loan Party would be liable therefor, procure the payment and discharge by the Public Parent and any Intermediate Parent of, as the same shall become due and payable, (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Parent, the Borrower or any Restricted Subsidiary, except for such amounts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (b) all lawful claims that, if unpaid, would by Law become a Lien (other than any Lien permitted exist in accordance with Section 7.01) upon its property.

Section 6.05      Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.06      Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 6.07      Maintenance of Insurance. (a) Maintain (at its own expense) insurance for its property with financially sound and reputable insurance companies in such amounts, with such limitations or deductibles, against such risks, and in such form as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations; provided, however, that in lieu of any such insurance, the Parent, the Borrower or any Restricted Subsidiary may maintain a system or systems of self-insurance that are in accord with sound practices of similarly situated corporations of established reputation maintaining such systems and with respect to which the Parent, the Borrower or any Restricted Subsidiary shall maintain adequate insurance reserves in accordance with GAAP and in accordance with sound actuarial and insurance principles. All insurance policies covering Collateral shall be endorsed (i) to name the Administrative Agent as “lender loss payee” as its interests may appear, (ii) to provide that such policies may not be canceled or reduced or affected in any material manner for any reason without ten (10) days prior notice to the Administrative Agent, and (iii) to provide for any other matters specified in any applicable Security Instrument. Each Loan Party shall at all times maintain insurance against its liability for injury to persons or property with financially sound and reputable insurers in such amounts, with such limitations or deductibles, against such risks, and in such form as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and such policies shall name the Administrative Agent and the Lenders as “additional insureds”.

(b)            Reimbursement under any liability insurance maintained by Loan Parties pursuant to this Section 6.07 may be paid directly to the Person who has incurred the liability covered by such insurance. With respect to any loss involving damage to Collateral, each Loan Party will make or cause to be made the necessary repairs to or replacements of such Collateral, and any proceeds of insurance maintained by each Loan Party pursuant to this Section 6.07 shall be paid to such Loan Party by the Administrative Agent as reimbursement for the costs of such repairs or replacements as such repairs or replacements are made or acquired; provided that the Administrative Agent shall be entitled (but not obligated) to retain and apply such proceeds as Collateral during the continuance of any Event of Default.

Section 6.08      Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09      Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent, the Borrower or such Restricted Subsidiary, as the case may be and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent, the Borrower or such Restricted Subsidiary, as the case may be.

Section 6.10      Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 6.11      Use of Proceeds. The Borrower shall apply the proceeds of the Credit Extensions for general corporate purposes, including to provide working capital for the Parent, the Borrower and the Restricted Subsidiaries, the issuance of letters of credit, capital expenditures and acquisitions by the Borrower and its Restricted Subsidiaries of Oil and Gas Properties and other assets related to the exploration, production and development of Oil and Gas Properties and related midstream activities.

Section 6.12      Covenant to Guarantee Obligations and Give Security. (a) Upon the formation or acquisition of any new direct or indirect wholly-owned Restricted Subsidiary (excluding (x) any Unrestricted Subsidiary and (y) any Immaterial Subsidiary) by any Loan Party, then the Parent and the Borrower shall, at the Borrower’s expense:

(i)            within thirty (30) days after such formation or acquisition (or such longer period as the Administrative Agent may in its discretion approve), cause such Restricted Subsidiary, and cause each direct and indirect parent of such Restricted Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents;

(ii)            subject in the case of Oil and Gas Properties and material midstream assets to Section 6.12(b), within thirty (30) days after such formation or acquisition (or such longer period as the Administrative Agent may in its discretion approve), cause such Restricted Subsidiary and each direct and indirect parent of such Restricted Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Equity in and of such Restricted Subsidiary, and other instruments required under the Security Agreement) securing payment of all the Obligations of such Restricted Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties; provided, however, that notwithstanding the foregoing, none of the Parent, the Borrower or any Restricted Subsidiary will be required to grant a security interest in the Equity Interest of any (i) Immaterial Subsidiary or (ii) Unrestricted Subsidiary;

(iii)            subject in the case of Oil and Gas Properties to Section 6.12(b), within thirty (30) days after such formation or acquisition (or such longer period as the Administrative Agent may in its discretion approve), cause such Restricted Subsidiary and each direct and indirect parent of such Restricted Subsidiary (if it has not already done so) to take whatever action (including the recording of mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms; and

(iv)            within sixty (60) days after such formation or acquisition (or such longer period as the Administrative Agent may in its discretion approve), deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i), (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request.

(b)            If the report or certificate delivered under Section 6.01(e) or Section 6.01(f) does not confirm that the Secured Obligations are secured by first-priority Liens covering and encumbering at least 90% of the PV9 Value of the Proved Reserves and at least 90% of the PV9 Value of the Proved Developed Producing Reserves, in each case, attributable to the Engineered Oil and Gas Properties (without taking into account any adjustments for hedging), together with all or substantially all material midstream assets necessary to operate the Oil and Gas Properties comprising Proved Developed Producing Reserves in the manner contemplated in the preparation of the most recently delivered Engineering Report, then (i) within thirty (30) days of the delivery of such report or certificate (or such longer period as may be appropriate in the sole discretion of the Administrative Agent), the Loan Parties that own Engineered Oil and Gas Properties shall execute and deliver mortgages and deeds of trust (or supplements with respect thereto) in form and substance reasonably acceptable to the Administrative Agent, together with such other assignments, conveyances, amendments, agreements and other writings (each duly authorized and executed) and together with such certificates and opinions of counsel with respect thereto, in each case as the Administrative Agent shall deem necessary to grant, evidence and perfect the first-priority Liens on such additional properties comprising Proved Reserves and Proved Developed Producing Reserves such that, after giving effect thereto, the Loan Parties shall have mortgaged at least 90% of the PV9 Value of the Proved Reserves and at least 90% of the PV9 Value of the Proved Developed Producing Reserves, in each case, attributable to the Engineered Oil and Gas Properties (without taking into account any adjustments for hedging), together with all or substantially all material midstream assets necessary to operate the Oil and Gas Properties comprising Proved Developed Producing Reserves in the manner contemplated in the preparation of the most recently delivered Engineering Report; and (ii) upon the request of the Administrative Agent, which request shall not be made more than once per calendar year so long as no Default, Event of Default or Borrowing Base Deficiency is then continuing, evidence of title reasonably satisfactory to the Administrative Agent with respect to such additional properties, but only to the extent necessary such that the Parent and the Borrower shall have delivered evidence of title covering Engineered Oil and Gas Properties subject to the Mortgages comprising at least 85% of the total PV9 Value of the Proved Reserves and at least 85% of the PV9 Value of the Proved Developed Producing Reserves, in each case, attributable to the Engineered Oil and Gas Properties of the Borrower and the other Loan Parties required by this Section 6.12(b); provided, however, that the requirements of this Section 6.12(b) shall not apply to any Oil and Gas Properties as to which the Administrative Agent shall determine in its reasonable discretion, after consultation with the Parent or the Borrower, that the costs and burden of obtaining such evidence of title are excessive in relation to the value of the benefits afforded thereby.

(c)            Notwithstanding anything to the contrary in this Section 6.12, the “Collateral” shall not include any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home shall be encumbered by any Mortgage, other than the Borrower’s CO2 Gas Processing Plant located in Carbon County, Wyoming, unless (i) the Borrower, the Administrative Agent and the Required Lenders otherwise agree in writing, (ii) the Lenders have been afforded not less than 45 days to conduct any necessary diligence with respect to flood hazard area determinations and other compliance analysis and (iii) if the applicable property is determined to be located in a special flood hazard area, each Lender is reasonably satisfied that the Borrower has complied, or has caused the applicable Restricted Subsidiary to comply, with the applicable Flood Insurance Regulations (including, if applicable, obtaining flood insurance from such providers, on such terms and in such amounts as required by the Flood Insurance Regulations).

(d)            Notwithstanding anything to the contrary contained herein, the Public Parent shall only be required to pledge its Equity Interests in any Intermediate Parent owned directly by the Public Parent (or Parent, if Public Parent directly owns any Equity Interest in Parent), and each Intermediate Parent shall only be required to pledge its Equity Interests in the Parent (if such Intermediate Parent directly owns any Equity Interest in Parent) or any other Person owned by such Intermediate Parent that indirectly owns an Equity Interest in the Parent.

Section 6.13      Compliance with Environmental Laws. Except as could not reasonably be expected to result in a Material Adverse Effect, (a) comply, and cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its current operations and properties; and (c) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws; provided, however, that none of the Parent, the Borrower or any Restricted Subsidiary shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is (x) not required by applicable Environmental Laws or (y) is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 6.14      Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any Restricted Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Instruments, (ii) perfect and maintain the validity, effectiveness and priority of any of the Security Instruments and any of the Liens intended to be created thereunder and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any Restricted Subsidiaries is or is to be a party, and cause each Restricted Subsidiary to do so.

Section 6.15      Production Proceeds. Notwithstanding that, by the terms of the various Mortgages, certain Guarantors and Borrower are and will be assigning to the Administrative Agent all of the “Production Proceeds” (as defined therein) accruing to the property covered thereby, so long as no Event of Default has occurred and is continuing such Loan Parties may continue to receive from the purchasers of production all such Production Proceeds, provided that such Production Proceeds shall continue to be subject to the Liens created under the Mortgages and the other Security Instruments. Upon the occurrence of an Event of Default, the Administrative Agent may exercise all rights and remedies granted under the Mortgages, including the right to obtain possession of all Production Proceeds then held by Loan Parties or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether purposed or inadvertent, by the Administrative Agent to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Mortgages, nor shall any release of any Production Proceeds by the Administrative Agent to Loan Parties constitute a waiver, remission, or release of any other Production Proceeds or of any rights of the Administrative Agent to collect other Production Proceeds thereafter.

Section 6.16      Anti-Corruption, Anti-Terrorism; Anti-Money Laundering Laws; and Sanctions. Comply in all material respects with all applicable Anti-Corruption Laws, applicable anti-terrorism Laws, applicable anti-money laundering Laws and Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such Laws.

Section 6.17      Post-Closing Changes. The Parent or the Borrower shall notify the Administrative Agent within 30 days of any change made to a Loan Party’s name, type of organization, jurisdiction of organization, organizational identification number or location from those set forth in the schedules to the Security Agreement.

Section 6.18      Deposit Accounts, Securities Accounts and Commodities Accounts.

(a)            Within 60 days after the Closing Date (or such later date as the Administrative Agent shall reasonably agree), the Loan Parties shall execute and deliver to the Administrative Agent one or more Control Agreements with respect to each Deposit Account, Securities Account and Commodity Account (other than to the extent constituting an Excluded Account) held or maintained by or for the benefit of a Loan Party on the Closing Date, executed and delivered by a duly authorized Responsible Officer of such Loan Party in form and substance reasonably satisfactory to the Administrative Agent.

(b)            The Parent and the Borrower will, and will cause each other Loan Party to, in connection with any Deposit Account, Securities Account and Commodity Account (other than Excluded Accounts, but only for so long as it is an Excluded Account) established, held, acquired, assumed, or otherwise maintained after the Closing Date, promptly, but in any event within 45 days of the establishment, acquisition, or assumption of such account (or, in the case of a Deposit Account or Securities Account that ceases to be an Excluded Account, within 45 days after cessation of its status as an Excluded Account) or by such later date as the Administrative Agent shall reasonably agree, deliver a Control Agreement executed by a duly authorized Responsible Officer of such Loan Party in form and substance reasonably satisfactory to the Administrative Agent; provided that, notwithstanding the foregoing, no Loan Party or Restricted Subsidiary shall be permitted to deposit into or maintain any assets in any Deposit Account, Securities Account or Commodity Account (other than Excluded Accounts, but only for so long as it is an Excluded Account) unless such Deposit Account, Securities Account or Commodity Account is subject to such a Control Agreement or other satisfactory control arrangement; provided further that, the foregoing proviso shall not apply to any Deposit Account, Securities Account or Commodity Account that is acquired or assumed in connection with the transactions contemplated pursuant to the Merger Agreement (or upon the contribution of the Equity Interests of any of the Public Parent’s Subsidiaries to the Parent or the Borrower following the consummation of such transactions), and the Borrower shall not be required to deliver Control Agreements with respect to such accounts until 120 days after the consummation of such transactions.

Section 6.19      Minimum Hedging Requirements. From and after June 20, 2022, the Borrower shall (i) enter into from time to time (and thereafter, the Borrower shall maintain in effect) Hedge Transactions with Approved Counterparties in respect of commodity prices for crude oil and natural gas such that, as of any date of determination, the aggregate notional monthly volumes of crude oil and natural gas hedged by the Borrower equal or exceed (but subject at all times to the limitations in Section 7.12) (x) (1) as of any such date of determination prior to January 31, 2023, sixty percent (60%) and (2) as of any such date of determination from and after January 31, 2023, seventy-five percent (75%), of the reasonably projected aggregate monthly production of natural gas and crude oil (calculated on an equivalent basis) from Oil and Gas Properties comprising Proved Developed Producing Reserves of the Loan Parties evaluated in the then most recently delivered Engineering Report for each full calendar month during the period of twelve (12) consecutive full calendar months immediately following any such date of determination (or, if the Maturity Date occurs within any such period, then for each full calendar month during the period through (and including) the full calendar month in which the Maturity Date occurs), and (y) if the Maturity Date is more than twelve full calendar months after any such date of determination, fifty percent (50%) of the reasonably projected aggregate production of natural gas and crude oil (calculated on an equivalent basis) from Oil and Gas Properties comprising Proved Developed Producing Reserves of the Loan Parties evaluated in the then most recently delivered Engineering Report for each full calendar month during the period of ~~six~~twelve (~~6~~12) consecutive full calendar months immediately following the twelve (12) consecutive full calendar month period described in the foregoing clause (~~i~~x) of this Section 6.19(i) (or, if the Maturity Date occurs within any such ~~six (6) consecutive full calendar month~~ period, then for each full calendar month during the period through (and including) the full calendar month in which the Maturity Date occurs), and (ii) no later than five (5) Business Days after the end of each calendar month, provide to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent demonstrating the Borrower’s compliance with the foregoing; provided that, in the event that the Borrower determines in good faith after using commercially reasonable efforts that the Borrower has been unable to enter into all or a portion of the Hedge Transactions required pursuant to the foregoing clauses (i)(x) and (i)(y), then the Borrower may deliver to the Administrative Agent on or before the due date for compliance with the applicable clause, a certificate of a Responsible Officer to that effect in satisfaction of the requirement of the applicable clause with respect to any volumes for which the Borrower has been unable to enter into Hedging Transactions; provided, further, that from and after the delivery of any such certificate until the Borrower has delivered reasonably satisfactory evidence demonstrating that the Borrower has entered into Hedge Transactions in satisfaction of such clauses, the Borrower shall (1) continue to use commercially reasonable efforts to satisfy the requirements of such clauses and (2) include in each certificate delivered pursuant to Section 6.02(a) an additional similar certification to the extent applicable.

Section 6.20      Post-Closing Covenants - Supplemental Title Information. To the extent not delivered at or prior to the Closing Date, the Parent and the Borrower shall deliver to the Administrative Agent not later than ninety (90) days following the Closing Date (or such later date as the Administrative Agent shall agree in its reasonable discretion) additional title information consistent with usual and customary standards for the geographic regions in which the Engineered Oil and Gas Properties are located, taking into account the size, scope and number of leases and wells of the Borrower and the other Loan Parties; provided that after giving effect to its receipt of the additional title information to be provided pursuant to this clause (b)(v), the Administrative Agent shall be reasonably satisfied with the title information covering Engineered Oil and Gas Properties comprising at least 85% of the total PV9 Value of the Proved Reserves and 85% of the PV9 Value of the Proved Developed Producing Reserves, in each case, attributable to the Engineered Oil and Gas Properties included in the Initial Engineering Report (without taking into account any adjustments for hedging, together with such other assignments, conveyances, amendments, agreements and other writings each duly authorized and executed).

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Committed Loan or other Obligation owing to any Lender or to the Administrative Agent hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding and not fully Cash Collateralized, the Parent and the Borrower shall not, nor shall they permit any Restricted Subsidiary to, directly or indirectly:

Section 7.01      Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)            Liens pursuant to any Loan Document;

(b)            Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(c), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(c);

(c)            Liens for taxes and other governmental charges not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)            operators’, carriers’, landlords’, suppliers’, workers’, construction, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 90 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)            pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or other liabilities of a like nature, other than any Lien imposed by ERISA;

(f)            Liens to secure the performance of bids, trade contracts and leases (other than Indebtedness), licenses, statutory obligations, surety and appeal bonds, performance bonds, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(g)            (i) easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and (ii) Immaterial Title Deficiencies;

(h)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)            Liens on pipelines and pipeline facilities that arise by operation of law or other like Liens arising by operation of law in the ordinary course of business and incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that do not constitute Indebtedness and that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(j)            customary contractual Liens under operating lease agreements or that arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual and customary in the Oil and Gas Business and are for obligations that do not constitute Indebtedness and that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause (j) does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such property subject thereto;

(k)            [reserved];

(l)            Liens existing on assets at the time of acquisition thereof, or Liens existing on assets of any Person at the time such Person became a Subsidiary, which in each case (i) were not created in contemplation thereof and (ii) do not encumber Oil and Gas Properties to be included in the Borrowing Base;

(m)            UCC financing statements filed in connection with an operating lease under which the Borrower or a Restricted Subsidiary is the lessee;

(n)            [reserved];

(o)            [reserved];

(p)            [reserved];

(q)            Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, lease, repair, replacement, construction or improvement (as applicable) being financed with such Indebtedness, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness or the assets subject to such Capital Lease, as applicable, and (iii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(r)            Liens in favor of banking and other financial institutions arising by operation of law or otherwise encumbering deposits held by such banking institution or securities and other financial assets held by such financial institution (in each case including the right of set-off) and that are within the general parameters customary in the banking industry or the securities brokerage industry, as applicable;

(s)            Liens not otherwise permitted by this Section 7.01; provided that the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Parent, the Borrower and the Restricted Subsidiaries) $5,000,000 at any one time; and

(t)            Liens to secure Junior Lien Debt incurred pursuant to Section 7.03(l); provided that any such Lien granted on any property is only permitted to the extent that it is junior to a valid and enforceable first-priority Lien granted on such property to secure the Secured Obligations (subject to the applicable Junior Lien Intercreditor Agreement).

Section 7.02      Investments. Make any Investments, except:

(a)            Investments held by the Parent, the Borrower or any Restricted Subsidiary in the form of Cash Equivalents;

(b)            advances to officers, directors and employees of the Parent, the Borrower and Restricted Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)            Investments of the Parent or the Borrower in any now existing or hereafter acquired wholly-owned Restricted Subsidiary and Investments of any Restricted Subsidiary in the Parent, the Borrower or in another now existing or hereafter acquired wholly-owned Restricted Subsidiary; provided, however, that (i) in the case of any Investment made by a Loan Party in any Restricted Subsidiary that is not a Loan Party, the Parent and the Borrower shall be in compliance with the Minimum Required Conditions at the time of such Investment and (ii) in the case of an Investment constituting the acquisition from a third party of a Person that thereby becomes a wholly-owned Restricted Subsidiary, such Investment is permitted pursuant to another clause of this Section 7.02;

(d)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)            Investments comprising asset acquisitions of additional Oil and Gas Properties;

(f)            Guarantees permitted by Section 7.03;

(g)            Investments received in connection with bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h)            other Investments (including, without limitation, capital contributions) in Unrestricted Subsidiaries or other Persons made by the Parent, the Borrower or a Restricted Subsidiary; provided that (i) any such Unrestricted Subsidiary or other Person is engaged primarily in oil and gas exploration, development, production, processing, services transportation and related activities, (ii) the Investment is made on fair and reasonable terms, (iii) the Parent and the Borrower shall be in compliance with the Minimum Required Conditions at the time of such Investment and (iv) the aggregate amount of all such Investments made in reliance on this clause (h) from and after the Closing Date shall not exceed $10,000,000;

(i)            Investments for consideration consisting of common stock of the Public Parent and any Intermediate Parent;

(j)            capital stock, promissory notes, and other similar non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with any transaction permitted by Section 7.05;

(k)            Investments expressly permitted by Section 7.06 (other than Section 7.06(f)); and

(l)            Investments in existence on the Closing Date listed on Schedule 7.02, and extensions, renewals, modifications, or restatements or replacements thereof; provided that no such extension, renewal, modification, restatement or replacement shall (i) increase the amount of the original Investment or (ii) adversely affect the interest of the Lenders with respect to such original Investment or the interests of the Lenders under this Agreement and the other Loan Documents in any material respect.

(m)            other Investments in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding $2,000,000.

Section 7.03      Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)            Indebtedness under the Loan Documents;

(b)            accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business that are not greater than 90 days past the date of invoice or delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c)            Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any Permitted Refinancing thereof;

(d)            Guarantees by the Parent, the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Parent, the Borrower or any Guarantor;

(e)            obligations (contingent or otherwise) of the Parent, the Borrower or any Restricted Subsidiary existing or arising under any Hedge Transaction; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (ii) such Hedge Transaction does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party (other than customary netting arrangements);

(f)            Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(q); provided, however, that the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (f) at any one time outstanding shall not exceed $25,000,000;

(g)            Unsecured Indebtedness of the Borrower or any Restricted Subsidiary owing to the Parent, the Borrower or any (other) Restricted Subsidiary; provided that (x) such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than a Loan Party (other than pursuant to the Junior Lien Financing Documentation); (y) any such Indebtedness owed by Loan Party shall be subordinated to the Secured Obligations on terms set forth in the Guaranty Agreement and (z) any such Indebtedness in an aggregate principal amount equal to or exceeding $5,000,000 owed by Restricted Subsidiaries that are not Loan Parties shall be evidenced an intercompany promissory note pledged to the Administrative Agent under the Security Agreement;

(h)            [reserved];

(i)            [reserved];

(j)            other unsecured Indebtedness in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

(k)            Indebtedness in respect of surety bonds obtained by the Borrower or a Restricted Subsidiary in the ordinary course of business and supporting other obligations undertaken by the Parent, the Borrower or a Restricted Subsidiary in the ordinary course of business that do not constitute Indebtedness;

(l)            Indebtedness that constitutes (x) Junior Lien Debt in an aggregate principal amount for all Junior Lien Debt not to exceed $300,000,000 at any time outstanding and (y) senior unsecured, senior subordinated unsecured or subordinated unsecured Indebtedness not otherwise permitted by this Section 7.03; provided that (i) no Default or Event of Default or Borrowing Base Deficiency has occurred and is then continuing or would result therefrom (except, in the case of a Borrowing Base Deficiency, the Parent or the Borrower has confirmed in writing that the proceeds of such Indebtedness will be used to repay in full the amount such Borrowing Base Deficiency), (ii) the Parent’s (or, if the financial statements delivered pursuant to Section 6.01(a) or Section 6.01(b) for such fiscal quarter is in respect of the Public Parent, the Public Parent’s) ratio of Consolidated Net Debt on the day of such transaction to Consolidated EBITDAX for the four fiscal quarter period ended most recently ended on or prior to such date for which financial statements have been, or were required to be, delivered pursuant to Section 6.01(a) or (b), as applicable, as adjusted to give pro forma effect to the incurrence of such Indebtedness and the application of the proceeds thereof, shall not exceed 2.50 to 1.00, (iii) the Borrowing Base shall be adjusted as set forth in Section 2.05(c), (iv) such Indebtedness does not mature and requires no scheduled amortization prior to the 91st day following the Maturity Date, (v) the terms of such Indebtedness are not materially more onerous, taken as a whole, than the terms of this Agreement and the other Loan Documents, (vi) if any Person Guarantees such Indebtedness, such Person shall also Guarantee the Secured Obligations by providing a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent and (vii) such Indebtedness and any guarantees and Liens in respect thereof are otherwise on terms and conditions reasonably acceptable to the Administrative Agent;

(m)            Indebtedness of any Person at the time such Person becomes a Restricted Subsidiary of the Parent or the Borrower, or is merged or consolidated with or into the Parent, the Borrower or any Restricted Subsidiary, in a transaction permitted by this Agreement, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than any increase not exceeding the amount of any fees, premium, if any, and financing costs relating to such refinancing); provided that (i) such Indebtedness (other than any such extension, renewal, refinancing, refunding or replacement) exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of such event, (ii) other than Guarantee obligations permitted by clause (d) of this Section 7.03, none of the Parent, the Borrower or any Restricted Subsidiary shall be liable for such Indebtedness, (iii) no Default or Event of Default or Borrowing Base Deficiency has occurred and is then continuing or would result therefrom, and (iv) the Parent’s (or, if the financial statements delivered pursuant to Section 6.01(a) or Section 6.01(b) for such fiscal quarter is in respect of the Public Parent, the Public Parent’s) ratio of Consolidated Net Debt on the day of such transaction to Consolidated EBITDAX for the four fiscal quarter period ended most recently ended on or prior to such date for which financial statements have been, or were required to be, delivered pursuant to Section 6.01(a) or (b), as applicable, as adjusted to give pro forma effect to the incurrence of such Indebtedness, shall not exceed 3.50 to 1.00;

(n)            Indebtedness of the Parent, the Borrower or any Restricted Subsidiary to the seller representing all or part of the purchase price of an Investment or acquisition permitted hereunder, or assumed by the Parent, the Borrower or any Restricted Subsidiary in connection therewith, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than any increase not exceeding the amount of any fees, premium, if any, and financing costs relating to such refinancing); provided that (i) as to any such assumed Indebtedness, such Indebtedness (other than any extension, renewal, refinancing, refunding or replacement thereof) exists at the time of such acquisition and is not created in contemplation of such event (ii) no Default or Event of Default or Borrowing Base Deficiency has occurred and is then continuing or would result therefrom, and (iii) the Parent’s (or, if the financial statements delivered pursuant to Section 6.01(a) or Section 6.01(b) for such fiscal quarter is in respect of the Public Parent, the Public Parent’s) ratio of Consolidated Net Debt on the day of such transaction to Consolidated EBITDAX for the four fiscal quarter period ended most recently ended on or prior to such date for which financial statements have been, or were required to be, delivered pursuant to Section 6.01(a) or (b), as applicable, as adjusted to give pro forma effect to the incurrence of such Indebtedness, shall not exceed 3.50 to 1.00;

(o)            Indebtedness arising from judgments or orders in circumstances not constituting an Event of Default under Section 8.01(h);

(p)            [reserved];

(q)            Indebtedness arising from or representing deferred compensation to employees of the Parent, the Borrower or the Restricted Subsidiaries that constitute or are deemed to be Indebtedness under GAAP and that are incurred in the ordinary course of business;

(r)            Indebtedness arising pursuant to clause (e) of the definition thereof as a result of Liens permitted under Sections 7.01(c), (d), (e), (f) and (j); and

(s)            obligations of the Parent, the Borrower or any Restricted Subsidiary existing or arising under any Treasury Management Services Agreement.

Section 7.04      Fundamental Changes. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or divide into two or more Persons pursuant to a plan of division, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)            any Restricted Subsidiary may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (ii) the Parent or any one or more other Restricted Subsidiaries; provided that when any wholly-owned Restricted Subsidiary is merging with the Parent or another Restricted Subsidiary, the continuing or surviving Person shall be the Parent or a wholly-owned Restricted Subsidiary; provided, further, that when any Loan Party is merging with a Restricted Subsidiary that is not a Loan Party, the continuing or surviving Person shall be a Loan Party;

(b)            any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary (and thereafter dissolve, liquidate or wind-up its affairs); provided that if the transferor in such a transaction is a wholly-owned Restricted Subsidiary, then the transferee must either be the Borrower or a wholly-owned Restricted Subsidiary; provided, further, that if the transferor in such a transaction is a Loan Party, then the transferee must either be the Borrower or another Loan Party;

(c)            any Disposition of a Restricted Subsidiary expressly permitted by Section 7.05 may be structured as a merger, consolidation or amalgamation to which such Restricted Subsidiary is a party and as a result of which such Restricted Subsidiary ceases to be a Restricted Subsidiary;

(d)            any Investment expressly permitted by Section 7.02 may be structured as a merger, consolidation or amalgamation; provided that if the Parent or the Borrower is a party thereto, the Parent or the Borrower (as applicable) shall be the continuing or surviving Person; provided, further, that the continuing or surviving Person shall be the Borrower or a Guarantor to the extent required by Section 6.12;

(e)            any existing wholly-owned Restricted Subsidiary may divide into two or more new wholly-owned Restricted Subsidiaries; provided that if such existing Restricted Subsidiary is a Loan Party, each new Restricted Subsidiary shall also be an Loan Party immediately following such division; and

(f)            the Parent may merge with a wholly-owned Subsidiary of the Public Parent or any Intermediate Parent, change its name, or convert its type of organization in connection with tax planning activities; provided that the continuing or surviving Person of such merger is a direct wholly-owned Subsidiary of the Public Parent or any Intermediate Parent.

Section 7.05      Dispositions. Make any Disposition except:

(a)            Dispositions of (i) obsolete or worn out property or assets, whether now owned or hereafter acquired, in the ordinary course of business or (ii) equipment that is no longer useful in the conduct of the business of the Parent, the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(b)            Dispositions of inventory (including Hydrocarbons sold after severance) in the ordinary course of business;

(c)            Dispositions of equipment or real property or other assets (other than (x) Oil and Gas Properties or (y) Investments in Restricted Subsidiaries) to the extent that (i) such equipment, property or other asset is exchanged for credit against the purchase price of similar replacement equipment, property or other asset or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment, property, or other assets;

(d)            Dispositions of property or assets by any Restricted Subsidiary to the Borrower or to a wholly-owned Restricted Subsidiary or by the Parent or the Borrower to any wholly-owned Restricted Subsidiary; provided that if the transferor of such property or assets is a Loan Party, the transferee thereof must be a Loan Party;

(e)            Dispositions permitted by Section 7.04(a) or Section 7.04(b);

(f)            so long as no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing, Dispositions of Equity Interests in Unrestricted Subsidiaries;

(g)            (1) Dispositions of Oil and Gas Properties that are sold or otherwise transferred for fair market value to Persons who are not Affiliates of the Parent or the Borrower and (2) farm-outs of undeveloped acreage and assignments in connection with such farm-outs or the abandonment, farm-out, exchange or Disposition of Oil and Gas Properties not containing Proved Reserves; provided that (i) no Default or Event of Default exists at the time of and after giving effect to any such sale or transfer (other than Defaults that will be cured upon the application of the proceeds of such sale or other transfer), (ii) the Borrower must first give at least five Business Days’ notice to the Administrative Agent of any such sale, (iii) no Borrowing Base Deficiency shall exist and be continuing immediately prior to the consummation of such sale or other transfer, (iv) concurrently with such sale or other transfer the Borrower must pay in full any Borrowing Base Deficiency that results from the adjustment to the Borrowing Base in connection with such Disposition pursuant to Section 2.05(d), (v) at least 75% of the consideration received in respect of such Disposition shall be cash or Cash Equivalents and (vi) for the avoidance of doubt, any Disposition of Oil and Gas Properties pursuant to this Section 7.05(g) may be structured as a Disposition of Equity Interests in a Person, substantially all of whose assets consist of Oil and Gas Properties;

(h)            Dispositions of Oil and Gas Properties to which no Proved Reserves are attributable or to which no lending value has been assigned by the Administrative Agent in the then current Borrowing Base;

(i)            Dispositions of interests in Oil and Gas Properties in respect of Immaterial Title Deficiencies in order to discharge such Immaterial Title Deficiencies or an obligation giving rise thereto;

(j)            Dispositions of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(k)            Dispositions of Investments made pursuant to Sections 7.02(a), (d) and (g);

(l)            Dispositions in the form of contributions of Oil and Gas Properties not included in the most recently delivered Engineering Report or to which no value was attributed in the most recent determination of the Borrowing Base to Unrestricted Subsidiaries or other Person pursuant to Section 7.02(h); and

(m)            other Dispositions not exceeding $10,000,000 in the aggregate in any fiscal year of the Parent provided that such Dispositions shall not include any Proved Reserves included in the Borrowing Base.

Section 7.06      Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)            each Restricted Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)            the Parent and the Borrower shall be permitted to make Restricted Payments to the Public Parent and any Intermediate Parent for the purpose of permitting the Public Parent, any Intermediate Parent, the Parent and the Restricted Subsidiaries that are required to include in income any income or gain from the operations, business or assets of the Parent and any of its Restricted Subsidiaries for U.S. federal income Tax purposes, to pay federal, state and local income Taxes, franchise Taxes, and similar Taxes to the extent attributable to such operations, business or assets; provided that the amount of payments pursuant to this clause (b) at any time shall not exceed the Tax liabilities that would have been imposed on the Parent, the Borrower or the applicable Restricted Subsidiaries had such entity(ies) filed on a stand-alone group basis at such time for the respective period and the Parent had been classified as a corporation for federal income Tax purposes;

(c)            the Parent or the Borrower may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issuance of new shares of its Qualified Stock (provided that any such issuance shall not constitute a Change of Control);

(d)            the Parent and the Borrower may make Restricted Payments in respect of, and in the amount of, any withholding tax obligation related to the issuance, vesting, repurchase, forfeiture, transfer, liquidation, or distributions with respect to any equity compensation held by or for the benefit of the employees, officers or directors of the Public Parent, any Intermediate Parent, the Parent, the Borrower or any Restricted Subsidiary; provided that the aggregate amount of payments under this clause (d) in any fiscal year of the Parent shall not exceed $2,500,000;

(e)            in the ordinary course of its business, the Parent and the Borrower may make Restricted Payments to fund amounts payable pursuant to and in connection with stock option plans or other benefit plans or arrangements for directors, management, employees or consultants of the Public Parent, any Intermediate Parent, the Parent, the Borrower or any Restricted Subsidiary;

(f)            the Parent and the Borrower may make Restricted Payments to the Public Parent and any Intermediate Parent in an amount actually received directly or indirectly from any Unrestricted Subsidiary in cash or Cash Equivalents (or, if received in kind, in the same form received);

(g)            ~~subject to satisfaction of the Minimum Required Conditions, the Parent, the Borrower and each Restricted Subsidiary may make Restricted Payments not otherwise permitted by this Section 7.06~~[reserved];

(h)            so long as no Borrowing Base Deficiency has occurred and is continuing or would result therefrom, the Parent and the Borrower may make payments of cash in lieu of the issuance by the Public Parent and any Intermediate Parent of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Equity Interests or debt securities that are convertible into, or exchangeable for, Equity Interests of the Public Parent and such Intermediate Parent in accordance with their terms; or

(i)            Restricted Payments substantially concurrent with the consummation of the transactions contemplated in the Merger Agreement in an amount equal to the aggregate amount necessary to repay in full and terminate the reserve based credit facility of the Public Parent or its Subsidiaries as in effect on May 5, 2019.

Section 7.07      Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Parent, the Borrower and the Restricted Subsidiaries on the date hereof or any business substantially related or incidental thereto.

Section 7.08      Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Parent or the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Parent, the Borrower or the Restricted Subsidiary as would be obtainable by the Parent, the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (i) transactions between or among (x) the Parent, the Borrower and any other Loan Party, (y) a Restricted Subsidiary that is a Loan Party and any other Restricted Subsidiary that is a Loan Party or (z) a Restricted Subsidiary that is not a Loan Party and any other Restricted Subsidiary that is not a Loan Party, (ii) transactions between or among the Public Parent, any Intermediate Parent and the Parent in connection with the activities contemplated by Section 7.04(f), (iii) transactions between or among the Public Parent, any Intermediate Parent, the Parent, the Borrower and their Subsidiaries related to the disposition or transferring of assets in connection with the Merger Agreement or (iv) payment of customary cash and non-cash compensation, including stock option and similar employee benefit plans, to directors and officers on an arm’s length basis.

Section 7.09      Burdensome Agreements. After the date of this Agreement, enter into any Contractual Obligation (other than (x) this Agreement or any other Loan Document and (y) Permitted Debt Restrictions) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Parent, the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure any of the Loan Documents or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, or amend any Contractual Obligation existing on the date of this Agreement so as to impose or make more restrictive such a limitation, in each case other than the following: (A) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(b) and Section 7.03(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or property subject to a Lien permitted hereunder that secures such Indebtedness; (B) [reserved]; (C) any encumbrances or restrictions imposed by reason of customary provisions contained in leases, licenses, joint ventures agreements and similar agreements entered into in the ordinary course of business; (D) any encumbrances or restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or capital stock not otherwise prohibited by this Agreement; (E) any restrictions regarding licenses or sublicenses by the Borrower and its Restricted Subsidiaries of intellectual property in the ordinary course of business; (F) any restrictions in a Contractual Obligation incurred in the ordinary course of business and on customary terms that prohibit transfer of assets subject of the applicable Contractual Obligation; (G) restrictions on cash or other deposits or net worth imposed by customers, suppliers or, in the ordinary course of business, other third parties; and (H) any restrictions contained in agreements related to Indebtedness permitted by Section 7.03(e), (m) or (n).

Section 7.10      Use of Proceeds. Use the proceeds of any Credit Extension, in violation of Regulation T, Regulation U or Regulation X.

Section 7.11      Financial Covenants.

(a)       Maximum Consolidated Net Leverage Ratio. Commencing with the first full fiscal quarter ending after the Closing Date, permit the Parent’s (or, if the financial statements delivered pursuant to Section 6.01(a) or Section 6.01(b) for such fiscal quarter is in respect of the Public Parent, the Public Parent’s) ratio of Consolidated Net Debt as of such day to Consolidated EBITDAX for the four fiscal quarter period ending on such day to exceed ~~4.00~~3.00 to 1.00.

(b)      Minimum Current Ratio. Commencing with the first full fiscal quarter ending after the Closing Date, permit the Parent’s (or, if the financial statements delivered pursuant to Section 6.01(a) or Section 6.01(b) for such fiscal quarter is in respect of the Public Parent, the Public Parent’s) ratio of (i) consolidated current assets (including the unused amount of the total Commitments (but only to the extent that the Borrower is permitted to borrow such amount under the terms of this Agreement including, without limitation, Section 4.02 and Section 7.11(a) hereof), and excluding non-cash assets under ASC 815) to (ii) consolidated current liabilities (excluding non-cash obligations under ASC 815 and current maturities under this Agreement) of the Parent (or, if the financial statements delivered pursuant to Section 6.01(a) or Section 6.01(b) for such fiscal quarter is in respect of the Public Parent, the Public Parent) to be less than 1.00 to 1.00; provided that compliance with the financial ratio set forth in this Section 7.11(b) shall not be required for the fiscal quarter ending June 30, 2020.

Section 7.12      Hedge Transactions.

(a)       Enter into any Hedge Transaction other than Hedge Transactions entered into on any date with an Approved Counterparty related to bona fide (and not speculative) hedging activities of the Borrower or other Loan Parties with respect to which the aggregate notional volumes covered thereby do not exceed, when aggregated and netted with all other Hedge Transactions (other than “put” options) of the Borrower and the other Loan Parties then in effect, (i) for any calendar month during the period from the then-current date until thirty-six full calendar months after the then-current date, 85% of the Borrower’s and the other Loan Parties’ reasonably anticipated projected production of crude oil (for crude oil related Hedge Transactions), and 85% of the Borrower’s and the other Loan Parties’ reasonably anticipated projected production of natural gas (for natural gas related Hedge Transactions), and (ii) for any calendar month during the period from the date that is thirty-seven full calendar months after the then-current date to the date that is sixty (60) full calendar months after the then-current date, 75% of the Borrower’s and the other Loan Parties’ reasonably anticipated projected production of crude oil (for crude oil related Hedge Transactions), and 75% of the Borrower’s and the other Loan Parties’ reasonably anticipated projected production of natural gas (for natural gas related Hedge Transactions), in each case, for such calendar month, from the Borrower’s and the other Loan Parties’ Oil and Gas Properties constituting Proved Developed Producing Reserves. It is understood that commodity Hedge Transaction that may, from time to time, “hedge” the same volumes, but different elements of commodity risk thereof (e.g., commodity price risk versus basis risk), shall not be aggregated together when calculating the foregoing limitations on notional volumes. Notwithstanding anything to the contrary in this Section 7.12, there shall be no prohibition under this Agreement or any other Loan Document against the Borrower or any other Loan Party entering into “put” options not otherwise prohibited hereunder, in each case, so long as such agreements are entered into with an Approved Counterparty in the ordinary course of business for the purpose of hedging against fluctuations of commodity prices. In no event shall any Hedge Transaction contain any requirement, agreement or covenant for a Loan Party to post collateral or margin to secure their obligations under such Hedge Transaction or to cover market exposures except to the extent provided pursuant to the Loan Documents.

(b)       If, after the end of any calendar month, the Borrower determines that the aggregate volume of all commodity Hedge Transactions for which settlement payments were calculated in such calendar month exceeded 100% of actual production of crude oil and natural gas, calculated separately, in such calendar month, then the Borrower shall, or shall cause one or more other Loan Parties to, within thirty (30) days of such determinations, and following the written request of the Administrative Agent, terminate, create off-setting positions, allocate volumes to other production for which the Borrower and the other Loan Parties are marketing, or otherwise unwind existing Hedge Transactions such that, at such time, future hedging volumes do not exceed 100% of reasonably anticipated projected production for the then-current and any succeeding calendar months.

(c)       For purposes of clauses (a), and (b) of this Section 7.12, forecasts of projected production shall equal the projections for Proved Developed Producing Reserves of each crude oil and natural gas set out in the most recent Engineering Report delivered to the Administrative Agent, as revised in good faith to account for any increase or reductions therein anticipated based on information obtained by the Borrower subsequent to the publication of the such Engineering Report, including the Parent’s or the Borrower’s internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and acquisitions coming on stream or failing to come on stream and Dispositions of Oil and Gas Properties, each as reflected in a separate or supplemental Engineering Report delivered to the Administrative Agent and otherwise satisfactory to the Administrative Agent.

(d)       Hedge Transactions in respect of interest rates with an Approved Counterparty, as follows: (i) Hedge Transactions effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Hedge Transactions of the Parent, the Borrower and the other Loan Parties then in effect effectively converting interest rates from fixed to floating) do not exceed 100% of the then outstanding principal amount of the Loan Parties’ Indebtedness for borrowed money that bears interest at a fixed rate and (ii) Hedge Transactions effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Hedge Transactions of the Parent, the Borrower and the other Loan Parties then in effect effectively converting interest rates from floating to fixed) do not exceed 100% of the then outstanding principal amount of the Loan Parties’ Indebtedness for borrowed money that bears interest at a floating rate.

Section 7.13      Sanctions. Request a Committed Loan or Letter of Credit or directly or, to the Parent’s and the Borrower’s knowledge, indirectly use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity that, at the time of such funding, is the subject of Sanctions, or with or in any country that, at the time of such funding, is a Designated Jurisdiction, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuers, or otherwise) of Sanctions.

Section 7.14      Anti-Corruption Laws. Request a Committed Loan or Letter of Credit or directly or, to the Parent’s or the Borrower’s knowledge, indirectly use the proceeds of any Credit Extension for any purpose that would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other jurisdictions.

Section 7.15      Prepayment of Restricted Debt.

(a)       Optionally prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that mandatory payments shall be permitted to the extent permitted by the applicable provisions of the intercreditor agreement applicable thereto; provided that no such mandatory payments shall be made using any funds or proceeds that may otherwise be reinvested by the Borrower), any Principal Debt Obligations or any other Indebtedness permitted under Section 7.03(l) (collectively, “Restricted Debt”) or make any payment in violation of any terms of any Restricted Debt Documentation, except (i) with the proceeds of, or in exchange for, any Refinancing Indebtedness in respect thereof, (ii) the conversion of any Restricted Debt to Equity Interests (other than Disqualified Stock) of the Public Parent or any Intermediate Parent, (iii) the redemption of any Restricted Debt with the net cash proceeds of any offering of Equity Interests (other than Disqualified Stock) of the Public Parent or any Intermediate Parent, (iv) subject to the satisfaction of the Minimum Required Conditions, other prepayments, redemptions, purchases, defeasances and other payments in respect of Restricted Debt.

(b)       Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Restricted Debt Documentation in any manner materially adverse to the interests of the Lenders without the consent of the Majority Lenders.

Section 7.16      Limitation on Leases. Create, incur, assume or suffer to exist any obligation for the payment of rent or hire of property of any kind whatsoever (real or personal but excluding Capital Leases to the extent such Capital Leases do not go beyond the value and terms of the leased property and leases of Oil and Gas Properties), under leases or lease agreements that would cause the aggregate amount of all payments made by the Borrower and the Restricted Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $15,000,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 7.17      Take-or-Pay or Other Prepayments. Allow arrangements with respect to the Oil and Gas Properties of the Parent, the Borrower or any Restricted Subsidiary that would require the Parent, the Borrower or such Restricted Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed three (3) bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 7.18      Marketing Activities. Engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and the other Loan Party that the Borrower or one of the other Loan Party has the right to market pursuant to joint operating agreements, joint development agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken, and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 7.19      No Foreign Subsidiaries or Foreign Operations. Create or acquire, directly or indirectly, on or after the Closing Date any Subsidiary that is not organized under the laws of the United States or a state thereof, or the District of Columbia, or engage in operations or acquire or own assets or make any expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States of America.

Section 7.20      Amendments to Organization Documents. Amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organization Documents in any manner that would be materially adverse to the Lenders.

Section 7.21      Holding Company. Solely with respect to the Parent, own any Oil and Gas Properties, real property, immovable property or material assets, incur Indebtedness, Liens or liabilities, make Restricted Payments or engage in any operations or business (other than (a) its direct or indirect ownership of the Borrower or the Parent’s Subsidiaries, (b) providing employees and related services to the Borrower or the Parent’s Subsidiaries, (c) making or holding Investments permitted under Section 7.02 (other than Section 7.02(d), (e) and (h)), (d) incurring Junior Lien Debt or other unsecured Indebtedness under Section 7.03(l), and providing guarantees of the Indebtedness permitted under Section 7.03(a), (e) making Restricted Payments permitted under Section 7.06, (f) transactions between or among the Public Parent, any Intermediate Parent and the Parent in connection with the activities contemplated by Section 7.04(f), (g) the transactions related to the Merger Agreement, and (h) Liens permitted under Section 7.01(a), (c) and (t)).

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

Section 8.01      Events of Default. Any of the following shall constitute an “Event of Default”:

(a)       Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Committed Loan or any L/C Obligation; (ii) within five (5) Business Days after the same becomes due, any interest on any Committed Loan or on any L/C Obligation, or any fee due hereunder; or (iii) within five Business Days that the same has come due, any other amount payable hereunder or under any other Loan Document; or

(b)       Specific Covenants. The Parent or the Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.05(a) (with respect to the Borrower only), Section 6.11, Section 6.12, Section 6.18 or Article VII; or

(c)       Other Defaults. Any Loan Party, any Intermediate Parent or the Public Parent fails to perform or observe any other covenant or agreement (not specified in clause (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after receipt of written notice from the Administrative Agent of the occurrence of such failure; or

(d)      Representations and Warranties. Any representation, warranty, or certification made or deemed made by or on behalf of the Borrower, any other Loan Party, any Intermediate Parent, or the Public Parent herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or, to the extent that any such representation, warranty or certification is qualified by materiality, such representation, warranty or certification shall be incorrect in any respect) when made or deemed made; or

(e)       Cross-Default. (i) The Parent, the Borrower or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Hedge Transactions) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Hedge Transaction an Early Termination Date (as defined in such Hedge Transaction) resulting from any event of default under such Hedge Transaction as to which the Parent, the Borrower or any Restricted Subsidiary (excluding Immaterial Subsidiaries) is the Defaulting Party (as defined in such Hedge Transaction) and the Hedge Termination Value owed by the Parent, the Borrower or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)        Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary (excluding Immaterial Subsidiaries), any Intermediate Parent or the Public Parent institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)      Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary (excluding Immaterial Subsidiaries), any Intermediate Parent or the Public Parent becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)       Judgments. There is entered against the Parent, the Borrower or any Restricted Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)        ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect, (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect or (iii) a Loan Party’s assets constitute assets of a Benefit Plan or the Transactions would violate any state statutes, applicable to a Loan Party that regulate investments of, and fiduciary obligations with respect to, governmental plans, that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code; or

(j)        Invalidity of Loan Documents. Any material provision of the Loan Documents, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party, any Intermediate Parent, the Public Parent or any other Person contests in any manner the validity or enforceability of any material provision of the Loan Documents; or any Loan Party, any Intermediate Parent or the Public Parent denies that it has any material or further liability or obligation under any material provision of the Loan Documents, or purports to revoke, terminate or rescind any material provision of the Loan Documents; or

(k)       Change of Control. There occurs any Change of Control;

(l)       Security Instruments. Any Security Instrument after delivery thereof pursuant to the Security Agreement or Section 4.01, Section 6.12 or Section 6.14 hereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first-priority Lien (subject to Liens permitted by Section 7.01) on any material portion of the Collateral purported to be covered by the Security Instruments; or

(m)       Junior Lien Financing Documentation. Any of the Obligations of the Loan Parties under the Loan Documents or any other Secured Obligation for any reason shall cease to be “First Lien Obligations” (or any comparable term) under, and as defined in, the Junior Lien Intercreditor Agreement under, and as defined in any Junior Lien Financing Documentation or the lien subordination provisions set forth in any Junior Lien Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Lien Debt, if applicable.

Section 8.02      Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of Majority Lenders, take any or all of the following actions:

(a)       declare the commitment of each Lender to make Committed Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)       declare the unpaid principal amount of all outstanding Committed Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)       require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)       exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the obligation of each Lender to make Committed Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Committed Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of, and without the need for notice from, the Administrative Agent or any Lender.

Section 8.03      Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Committed Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

(a)       First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b)      Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or any L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(c)       Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Committed Loans, L/C Borrowings and other Secured Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

(d)      Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Committed Loans and L/C Borrowings, amounts payable under Hedge Transactions, amounts payable under Treasury Management Services Agreements, and to the Administrative Agent for the account of each L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders, the L/C Issuers and the Lender Counterparties, in proportion to the respective amounts described in this clause Fourth held by them; and

(e)       Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(d), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

ARTICLE IX
ADMINISTRATIVE AGENT

Section 9.01      Appointment and Authority.

(a)       Each of the Lenders and each L/C Issuer hereby irrevocably appoints Bank of Montreal to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except to the extent Sections 9.01(b) and 9.06 expressly contemplate rights of others, the provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b)      The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender and potential Lender Counterparty) and each L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Instruments, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02      Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03      Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)       shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)       shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)       shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct, in each case as determined in a final, non-appealable judgment by a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, or any other Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf., or any other electronic means that reproduces an image of an actual executed signature page) or the creation, perfection or priority of any Lien purported to be created by the Security Instruments, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04      Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Committed Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Committed Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05      Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Section 9.06      Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (in consultation with the Borrower) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of Montreal as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as an L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.07      Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08      No Other Duties, Etc.. Anything herein to the contrary notwithstanding, the Arranger shall not have any powers, duties or responsibilities under this Agreement, except in its capacity (and solely in such capacity), as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

Section 9.09      Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Committed Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)       to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Committed Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(j) and (k), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

Section 9.10      Collateral and Guaranty Matters. The Lenders and the L/C Issuers irrevocably authorize:

(a)       and instruct the Administrative Agent to release (and the following shall automatically be released without any further action on the part of any Person): any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations and, for the avoidance of doubt, without regard to whether any obligations with respect to Hedge Transactions and obligations with respect to Treasury Management Services Agreements have been paid or remain outstanding) and the expiration, termination or Cash Collateralization in full of all Letters of Credit, (ii) which property is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, (iii) which property is owned by a Subsidiary at the time it is designated an Unrestricted Subsidiary, or (iv) subject to Section 10.01, if approved, authorized or ratified in writing by the Majority Lenders;

(b)       and instruct the Administrative Agent to release (and the following Guarantors shall automatically be released without any further action on the part of any Person): (i) any Guarantor from its obligations under the Guaranty or any Security Instruments if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder and (ii) any Restricted Subsidiary from its obligations under any Security Instrument upon its designation as an Unrestricted Subsidiary; and

(c)       the Administrative Agent to subordinate or release any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i) or Section 7.01(j).

Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Instruments or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The benefit of the Security Documents and the provisions of this Agreement and the other Loan Documents relating to the Collateral shall also extend to, secure and be available on a pro rata basis (as set forth in Section 8.03 of this Agreement) to each Lender Counterparty to a Hedge Transaction with respect to any obligations of the Borrower or any Loan Party arising under such Hedge Transaction, but only with respect to any Hedge Transaction, and the transactions thereunder, that were entered into while such Person or its Affiliate was a Lender or prior to such time, until either (x) such obligations arising under such Hedge Transaction are paid in full or otherwise expire or are terminated or (y) the Security Instruments are otherwise released in accordance with Section 9.10(a) or terminate; provided that with respect to any Hedge Transaction that remains secured after the counterparty thereto is no longer a Lender Counterparty or the outstanding Obligations have been repaid in full and the Aggregate Commitments have terminated, the provisions of this Article IX shall also continue to apply to such counterparty in consideration of its benefits hereunder and each such counterparty shall, if requested by the Administrative Agent, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to evidence the continued applicability of the provisions of this Article IX.

Section 9.11      Flood Insurance. The Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Insurance Regulations. The Administrative Agent will post on the Platform (or otherwise distribute to each lender in the syndicate) documents that it receives, if any, in connection with the Flood Insurance Regulations, provided that each Lender and Participant in the facility acknowledges and agrees that each federally regulated lender (whether acting as a Lender or a Participant in the facility) is responsible for assuring its own compliance with the Flood Insurance Regulations.

Section 9.12      Intercreditor Agreements. Each Lender (and each Person that becomes a Lender hereunder pursuant Section 10.06) hereby irrevocably authorizes and directors the Administrative Agent to enter into any other Junior Lien Intercreditor Agreement on behalf of such Lender, in each case, as needed to effectuate the transactions permitted by this Agreement and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of such applicable intercreditor agreement. Without limiting the provisions of Sections 9.03 and 10.04, each Lender hereby consents to the Administrative Agent and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against the Administrative Agent, or any such successor, arising from the role of the Administrative Agent or such successor under the Loan Documents or any such intercreditor agreement so long as it is either acting in accordance with the terms of such documents and otherwise has not engaged in gross negligence or willful misconduct (as determined in a final and non-appealable judgment by a court of competent jurisdiction). In addition, the Administrative Agent to, without any further consent of any Lender (other than the consent as to the form of Junior Lien Intercreditor Agreement contemplated by the definition of “Junior Lien Intercreditor Agreement”), enter into a Junior Lien Intercreditor Agreement with the collateral agent or other representatives of the holders of Indebtedness permitted under Section 7.03 that is intended to be secured on a junior basis to the Liens securing the Secured Obligations, in each case, where such Indebtedness is secured by Liens permitted under Section 7.01. The Administrative Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted. Any Junior Lien Intercreditor Agreement entered into by the Administrative Agent in accordance with the terms of this Agreement shall be binding on the Secured Parties.

Section 9.13      Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against any Loan Party shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.01 for the benefit of all the Lenders and any L/C Issuer; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from enforcing its right to payment when due of the principal of and interest on its Loans, fees and other amounts owing to such Lender under the Loan Documents, (d) any Lender from exercising setoff rights AFTER CONSULTATION WITH THE ADMINISTRATIVE AGENT in accordance with Section 10.08 (subject to the terms of Section 2.13) or (e) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law.

Section 9.14      Credit Bidding. During the continuance of an Event of Default, the Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Secured Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 10.01 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason, such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party that will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid. For the avoidance of doubt, Secured Obligations under a Hedge Transaction shall not be subject to a credit bid without the prior written consent of the relevant Lender Counterparty thereto.

Section 9.15      Certain ERISA Matters.

(a)       Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Committed Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Committed Loans, the Letters of Credit, the Commitments and this Agreement, or;

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Committed Loans, the Letters of Credit, the Commitments and this Agreement, and (C) the entrance into, participation in, administration of and performance of the Committed Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (a) through (g) of Part I of PTE 84-14.

(b)       In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Parent, the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Committed Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.16      Payments in Error.

(a)       If the Administrative Agent notifies a Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party such Lender or L/C Issuer (any such Lender, L/C Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)       Without limiting immediately preceding clause (a), each Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party such Lender or L/C Issuer, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, L/C Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)            (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender, L/C Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.16(b).

(c)       Each Lender, L/C Issuer or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, L/C Issuer or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)       In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or L/C Issuer shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or L/C Issuer shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning L/C Issuer shall cease to be a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning L/C Issuer and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or L/C Issuer shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or L/C Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or L/C Issuer and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, L/C Issuer or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment).

(e)       The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment; provided that this Section 9.16 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent.

(f)        To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)       Each party’s obligations, agreements and waivers under this Section 9.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X
MISCELLANEOUS

Section 10.01      Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Majority Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)       extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b)       postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)      reduce the principal of, or the rate of interest specified herein on, any Committed Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(d)       change Section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby;

(e)       change any provision of this Section 10.01 or the definition of “Majority Lenders”, “Required Lenders”, “Applicable Percentage” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(f)        amend, modify or waive this Agreement (including, without limitation, Section 8.03 hereof) or the Security Agreement so as to alter the ratable treatment of Secured Obligations arising under the Loan Documents and Secured Obligations arising under Hedge Transactions or the definition of “Lender Counterparty”, “Hedge Transactions”, “Obligations” or “Secured Obligations” in a manner adverse to any Lender Counterparty except with the written consent of each affected Lender Counterparty;

(g)       release all or substantially all of the value of the Guaranty (except as permitted in the Security Instruments or this Agreement) without the written consent of each Lender;

(h)       amend any provision of Section 2.05(c) or Section 2.05(d) relating to the automatic reduction of the Borrowing Base set forth therein, in each case without the written consent of the Required Lenders; provided that a Scheduled Determination and the delivery of an Engineering Report may be postponed by the Majority Lenders; or

(i)        release all or substantially all of the Collateral in any transaction or series of related transactions (except as permitted in the Security Instruments or this Agreement), without the written consent of each Lender;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Committed Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as provided in clauses (a), (b), (c) and (to the extent such Defaulting Lender’s rights are directly and adversely affected thereby) (e) above.

Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to the any Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding any holders of Junior Lien Debt, as expressly contemplated by the terms of such Junior Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Section 10.02      Notices; Effectiveness; Electronic Communication.

(a)       Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, the Administrative Agent or an L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)            if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b)       Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)      The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Parent, the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent’s, the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Parent, the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)       Change of Address, Etc. Each of the Parent, the Borrower, the Administrative Agent and the L/C Issuers may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and each L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)       Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Parent or the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Parent or the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03      No Waiver; Cumulative Remedies. No failure by any Person to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04      Expenses; Indemnity; Damage Waiver.

(a)      Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the documented reasonable fees, charges and disbursements of Mayer Brown LLP, in its capacity as counsel for the Administrative Agent and one counsel in each appropriate local jurisdiction (which may include a special counsel acting in multiple jurisdictions)), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer and one counsel in each appropriate local jurisdiction (which may include a special counsel acting in multiple jurisdictions)), and shall pay all fees and time charges for one counsel of the Administrative Agent, any Lender or any L/C Issuer and one counsel in each appropriate local jurisdiction (which may include a special counsel acting in multiple jurisdictions), in connection with the enforcement of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Committed Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Committed Loans or Letters of Credit.

(b)       Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel for all such Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case, each such Person may, with the consent of the Borrower (not to be unreasonably withheld or delayed) retain its own counsel), and shall indemnify and hold harmless each Indemnitee from all documented and reasonable out of pocket fees and time charges and disbursements for one counsel for all such Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case, each such Person may, with the consent of the Borrower (not to be unreasonably withheld or delayed) retain its own counsel), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower, any other Loan Party, any Intermediate Parent or the Public Parent arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Committed Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, any other Loan Party or any Restricted Subsidiary, or any Environmental Liability related in any way to the Borrower, any other Loan Party or any Restricted Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, any other Loan Party, any Intermediate Parent or the Public Parent, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower, any other Loan Party, any Intermediate Parent or the Public Parent against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower, such Loan Party, any Intermediate Parent or the Public Parent has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. No Loan Party will, without the prior written consent of the relevant Indemnitee (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) against an Indemnitee in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Public Parent, any Intermediate Parent the Parent, the Borrower, any other Loan Party, any of their respective directors, employees, stockholders or creditors, or an Indemnitee or any other Person.

(c)       Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the applicable L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the applicable L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the applicable L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or applicable L/C Issuer in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.13(d).

(d)       Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, neither the Parent nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Committed Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)       Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f)        Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05      Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the applicable L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06      Successors and Assigns.

(a)       Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Parent nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of clause (d) of this Section 10.06, (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section 10.06, or (iv) to an SPC in accordance with the provisions of clause (g) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Committed Loans (including for purposes of this clause (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Committed Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in clause (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Committed Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Committed Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)          Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Committed Loans or the Commitment assigned;

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 10.06 and, in addition:

(A)            the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)            Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee per assignment payable by the assignor (subject to Section 10.13(a)) directly to the Administrative Agent in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)          No Assignment to Parent, Borrower or Affiliates. No such assignment shall be made to the Public Parent, any Intermediate Parent, the Parent, the Borrower, any Permitted Holder, or any of the Parent’s or the Borrower’s Affiliates or Subsidiaries.

(vi)            No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)            No Assignment to Defaulting Lenders. No such assignment shall be made to a Defaulting Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 10.06.

(c)       Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Committed Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)       Participations. Any Lender may at any time, without the consent of, or notice to, the Parent, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower, the Parent or any of the Borrower’s or the Parent’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Committed Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Parent, the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to clause (e) of this Section 10.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04, and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.06. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Committed Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)       Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(f) as though it were a Lender.

(f)        Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)            Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee to the Administrative Agent in the amount of $3,500, assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h)            Resignation as an L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time an L/C Issuer assigns all of its Commitment and Committed Loans pursuant to clause (b) above, such L/C Issuer may, upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder (and any such appointment shall be subject to the acceptance of such appointed Lender); provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the exiting L/C Issuer as L/C Issuer. If such L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(d)). Upon the appointment of a successor L/C Issuer, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (ii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the exiting L/C Issuer to effectively assume the obligations of exiting L/C Issuer with respect to such Letters of Credit.

Section 10.07      Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and each L/C Issuer agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, the Parent, any Intermediate Parent or the Public Parent and the respective obligations or any of them, (g) to credit rating agencies, the CUSIP Service Bureau and credit insurers, (h) with the consent of the Parent or the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.

For purposes of this Section 10.07, “Information” means all information received from the Parent, the Borrower or any Subsidiary relating to the Parent, the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a non-confidential basis prior to disclosure by the Parent, the Borrower or any Subsidiary; provided that, in the case of information received from the Parent, the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as nonpublic and confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to confidential information of a similar nature.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Public Parent, any Intermediate Parent, the Parent, the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

In addition, the Arranger, the Administrative Agent and the Lenders may disclose the existence of this Agreement and the substantive terms of this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Arranger, the Administrative Agent or a Lender, as applicable, in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

Section 10.08      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Parent or the Borrower against any and all of the obligations of the Parent or the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Parent or the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. EACH LENDER AND EACH L/C ISSUER AGREES TO CONSULT WITH THE ADMINISTRATIVE AGENT PRIOR TO EXERCISING ANY SUCH SETOFF AND APPLICATION. Each Lender and each L/C Issuer agrees to notify the Parent or the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Committed Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10      Counterparts; Integration; Effectiveness.

(a)            This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by Electronic Signature transmitted by telecopy, emailed pdf., or any other electronic means that reproduces an image of an actual executed signature page), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b)            Delivery of an executed counterpart of a signature page of (i) this Agreement, (ii) any other Loan Document and/or (iii) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the other parties shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender or the reasonable request of the Borrower, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Parent, the Borrower and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to have the same legal effect, validity and enforceability as any paper original, (ii) acknowledges that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall be deemed to have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Parent, the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

(c)            THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. Except as otherwise provided above or provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. To the extent any inconsistency exists between this Agreement and any other Loan Document, the terms of this Agreement shall be deemed controlling.

Section 10.11      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Committed Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.12      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13      Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Defaulting Lender, or (iv) any Lender is unwilling to approve an increase in the Borrowing Base or any amendment to this Agreement requiring all Lenders approval or consent that, in each case, has been approved by the Required Lenders, but requires approval of such Lender to be effective, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)            such Lender shall have received payment of an amount equal to the outstanding principal of its Committed Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)            in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)            in the case of an assignment resulting from clause (iv) above, such assignment will result in effectiveness of such increase or amendment; and

(e)            such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 10.13.

Section 10.14      Governing Law; Jurisdiction; Etc.

(a)            GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)            SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT A PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANOTHER PARTY HERETO OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15      Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

Section 10.16      No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, each of the Parent and the Borrower acknowledges and agrees that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Parent, the Borrower and their Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, and the Parent and the Borrower are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Parent, the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, the Arranger nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Arranger or any Lender has advised or is currently advising the Parent, the Borrower or any of their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger or any Lender has any obligation to the Parent, the Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Arranger, each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Parent, the Borrower and their respective Affiliates, and neither the Administrative Agent nor the Arranger or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Arranger and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Parent and the Borrower have consulted their respective own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Parent and the Borrower hereby waives and releases, to the fullest extent permitted by Law, any claims that it may have against the Administrative Agent, the Arranger and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with the Transactions.

Section 10.17      USA PATRIOT Act Notice. Each Lender and each L/C Issuer that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Parent and the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and other information that will allow such Lender, L/C Issuer or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall promptly provide such additional information and documentation reasonably requested by any Lender, L/C Issuer or the Administrative Agent as may be necessary for such Lender, L/C Issuer or the Administrative Agent to comply with its obligations under the PATRIOT Act.

Section 10.18      Electronic Execution of Assignments and Certain Other Documents. The words “execute”, “execution”, “signed”, “signature” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.19      Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Guaranty in respect of any Hedge Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.19, or otherwise under this Agreement, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.19 shall remain in full force and effect until the payment in full of the Obligations and the termination of this Agreement and the Guaranty. Each Qualified ECP Guarantor intends that this Section 10.19 constitute, and this Section 10.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 10.20      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Transactions or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan t Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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